Exhibit 10.32

LOAN AGREEMENT

Dated as of November 14, 2012

Between

HENRY HUDSON HOLDINGS LLC,

58th STREET BAR COMPANY LLC,

and HUDSON LEASECO LLC,

collectively, as Borrower

and

UBS REAL ESTATE SECURITIES INC.,

as Lender

i

(continued)

(continued)

(continued)

(continued)

v

(continued)

Page
Section 6.4 Capital Expenditure Funds	92

6.4.1 Deposits of Capital Expenditure Funds	92

6.4.2 Release of Capital Expenditure Funds	93

6.4.3 Failure to Perform Capital Expenditure Works	95

Section 6.5 Debt Service Reserve Account	95

6.5.1 Deposit of Debt Service Reserve Funds	95

6.5.2 Release of Debt Service Reserve Funds	95

Section 6.6 Ground Rent Funds	95

6.6.1 Deposits of Ground Rent Funds	95

6.6.2 Release of Ground Rent Funds	96

Section 6.7 SRO Conversion Reserve Funds	96

6.7.1 On the Closing Date, Borrower shall deposit with Lender One Million Five Hundred Thirty-Nine Thousand Four Hundred Thirty-One and 00/100 Dollars ($1,539,431.00)	96

6.7.2 Release of SRO Conversion Reserve Funds	96

Section 6.8 Restaurant Renovation Reserve Funds	97

6.8.1 On the Closing Date, Borrower shall deposit with Lender One Million Four Hundred Forty-Four Thousand Nine Hundred Fifty-Nine and 00/100 Dollars ($1,444,959.00)	97

6.8.2 Release of Restaurant Renovation Reserve Funds	97

Section 6.9 Intentionally Omitted	98

Section 6.10 Excess Cash Flow Funds	98

6.10.1 Deposits of Excess Cash Flow Funds	98

6.10.2 Release of Excess Cash Flow Funds	98

Section 6.11 Reserve Funds	98

6.11.1 Security Interest	98

6.11.2 Investments; Income Taxes	99

6.11.3 Indemnity	99

Section 6.12 Provisions Regarding Letters of Credit	99

6.12.1 Event of Default	99

6.12.2 Security for Debt	99

6.12.3 Limitations on Letters of Credit	100

6.12.4 Additional Rights of Lender	100

(continued)

(continued)

SCHEDULES

Schedule I	–	Rent Roll

Schedule II	–	Organizational Chart

Schedule III	–	Restaurant Renovation Budget

Schedule IV	–	SRO Conversion Budget

Schedule V	–	Updated Information

Schedule 3.1.4	–	Litigation

Schedule 3.1.9	–	Compliance

Schedule 3.1.18	–	Licenses

Schedule 3.1.47	–	Material Agreements

Schedule 3.1.50	–	SRO Units

Schedule 4.1.6	–	Smith Travel Research Report

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of November 14, 2012 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between UBS REAL ESTATE SECURITIES INC., a Delaware corporation, having an address at 1285 Avenue of the Americas, New York, New York 10019 (together with its successors and assigns, collectively, “Lender”), and HENRY HUDSON HOLDINGS LLC, a Delaware limited liability company (“Owner”), 58th STREET BAR COMPANY LLC, a Delaware limited liability company (“Bar Lessee”), and HUDSON LEASECO LLC, a New York limited liability company (“Operating Lessee”; Operating Lessee, Bar Lessee and Owner, together with their respective permitted successors and assigns, collectively “Borrower”), each having an address at c/o Morgans Hotel Group, 475 Tenth Avenue, New York, New York 10018.

All capitalized terms used herein shall have the respective meanings set forth in Article I hereof.

W I T N E S S E T H:

WHEREAS, Borrower desires to obtain the Loan from Lender; and

WHEREAS, subject to and in accordance with the terms and conditions of this Agreement and the other Loan Documents and based upon the representations, warranties, covenants and undertakings of Borrower herein and therein contained, Lender is willing to make the Loan to Borrower.

NOW, THEREFORE, in consideration of the covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, represent and warrant as follows:

I. DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1 Definitions.

For all purposes of this Agreement, except as otherwise expressly provided:

“Act” shall have the meaning set forth in Section 3.1.24(r) hereof.

“Affiliate” shall mean, as to any Person, any other Person that (i) directly or indirectly, owns fifty percent (50%) or more of legal, beneficial or economic interests in such Person, (ii) is in control of, is controlled by or is under common ownership or control with such Person, (iii) is a director or officer of such Person or of an Affiliate of such Person and/or (iv) is the spouse, issue or parent of such Person or of an Affiliate of such Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise and the terms “controlled” and “controlling” shall have correlative meanings.

“Affiliated Manager” shall mean any Manager that is an Affiliate of Borrower, any SPC Party, Sole Member or Guarantor.

“Agreement” shall have the meaning set forth in the introductory paragraph hereto.

“ALTA” shall mean American Land Title Association or any successor thereto.

“Alteration Threshold” shall mean $5,000,000.00.

“Annual Budget” shall mean the operating and capital budget for the Property prepared by Borrower in accordance with Section 4.1.6(h) hereof for the applicable period or Fiscal Year.

“Applicable Interest Rate” shall mean 8.90% per annum for the initial Interest Period in accordance with Section 2.3.1 hereof and thereafter either (i) the LIBOR Interest Rate plus the Spread with respect to any period when the Loan is a LIBOR Loan or (ii) the Prime Rate plus the Prime Rate Spread with respect to any period when the Loan is a Prime Rate Loan.

“Appraisal” shall mean an appraisal of the Property in its then “as is” condition, prepared not more than ninety (90) days prior to the Closing Date (or other relevant date with respect to an updated Appraisal or an Appraisal) by a member of the American Institute of Real Estate Appraisers selected by Lender, which appraisal (i) shall meet the minimum appraisal standards for national banks promulgated by the Comptroller of the Currency pursuant to Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended (FIRREA), and (ii) otherwise shall be in form and substance satisfactory to Lender in its sole and absolute discretion.

“Approved Annual Budget” shall have the meaning set forth in Section 4.1.6(h) hereof.

“Assignment of Leases” shall mean that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Management Agreement” shall mean that certain Assignment of Management Agreement and Subordination of Management Fees, dated as of the date hereof, among Lender, Borrower and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Protection Agreement” shall mean that certain Assignment of Interest Rate Protection Agreement of even date herewith between Borrower and Lender and acknowledged by Commonwealth Bank of Australia and any other Assignment of Interest Rate Protection Agreement hereafter delivered.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation.

“Bankruptcy Action” shall mean, with respect to any Person, (i) such Person filing a voluntary petition under the Bankruptcy Law; (ii) the filing of an involuntary petition against such Person under the Bankruptcy Law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person; (iii) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Law; (iv) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of the Property; or (v) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.

“Bankruptcy Law” shall mean the U.S. Bankruptcy Code, any other federal, state or foreign bankruptcy or insolvency law and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.

“Basic Carrying Costs” shall mean the sum of the following costs associated with the Property for the applicable period or Fiscal Year: (i) Taxes, (ii) Other Charges and (iii) Insurance Premiums.

“Borrower” shall have the meaning set forth in the introductory paragraph hereto.

“Borrower’s Knowledge” shall mean the actual knowledge of Michael Walsh, Regional Vice President of Operations, Hudson Leaseco LLC, Brian McCarley, Regional Controller of the Northeast, Hudson Leaseco LLC, or Michael French, Vice President of Development, Morgan’s Hotel Group Management LLC.

“Borrower’s Recourse Liabilities” shall have the meaning set forth in Section 11.22 hereof.

“Breakage Costs” shall have the meaning set forth in Section 2.2.3(g).

“Broker” shall have the meaning set forth in Section 11.21 hereof.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday on which national banks are not open for general business in (i) the State of New York, (ii) the state where the corporate trust office of the Trustee is located, or (iii) the state where the servicing offices of the Servicer are located.

“Capital Expenditure Account” shall have the meaning set forth in Section 6.4.1 hereof.

“Capital Expenditure Funds” shall have the meaning set forth in Section 6.4.1 hereof.

“Capital Expenditure Work” shall mean any labor performed or materials provided or installed in connection with any Capital Expenditures.

“Capital Expenditures” shall mean, for any period, the amounts expended for items required to be capitalized under GAAP and the Uniform System of Accounts (including expenditures for replacements, building improvements, major repairs, alterations, furniture, fixtures and equipment, tenant improvements and leasing commissions).

“Capped LIBOR Rate” shall mean two and 50/100 percent (2.50%).

“Cash Management Account” shall have the meaning set forth in Section 2.7.2 hereof.

“Cash Management Agreement” shall mean that certain Cash Management Agreement, dated as of the date hereof, among Lender, Borrower, Manager and Cash Management Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Cash Management Bank” shall mean Wells Fargo, N.A. or any successor Eligible Institution acting as Cash Management Bank under the Cash Management Agreement.

“Cash Sweep Event” shall mean the occurrence of:

(i)	an Event of Default;

(ii)	any Bankruptcy Action of Borrower;

(iii)	any Bankruptcy Action of Guarantor;

(iv)	any Bankruptcy Action of Manager; or

(v)	a Debt Yield Cash Sweep Trigger Event.

“Cash Sweep Event Cure” shall mean:

(i)	if the Cash Sweep Event is caused solely by the occurrence of clause (i) in the definition of “Cash Sweep Event,” a cure of the Event of Default which is accepted or waived in writing by Lender which gave rise to such Cash Sweep Event; provided that Lender shall not have exercised any of its rights under Section 10.2 hereof to accelerate the Loan, move to appoint a receiver or commence a foreclosure action;

(ii)	if the Cash Sweep Event is caused solely by the occurrence of clause (ii) in the definition of “Cash Sweep Event,” if such Cash Sweep Event is as a result of the filing of an involuntary petition against Borrower with respect to which neither Borrower, Guarantor nor any Affiliate of Borrower or Guarantor solicited or caused to be solicited petitioning creditors or consented to or otherwise acquiesced in or joined in such involuntary petition, upon the same being discharged, stayed or dismissed within sixty (60) days of such filing;

(iii)	if the Cash Sweep Event is caused solely by the occurrence of clause (iii) in the definition of “Cash Sweep Event,” if such Cash Sweep Event is as a result of the filing of an involuntary petition against Guarantor with respect to which neither Guarantor nor any Affiliate of Guarantor solicited or caused to be solicited petitioning creditors or consented to or otherwise acquiesced in or joined in such involuntary petition, upon the same being discharged, stayed or dismissed within sixty (60) days of such filing;

(iv)	if the Cash Sweep Event is caused solely by the occurrence of clause (iv) in the definition of “Cash Sweep Event,” (A) if Borrower replaces Manager with a Qualified Manager pursuant to a Replacement Management Agreement, or (B) if such Cash Sweep Event is as a result of the filing of an involuntary petition against Manager to which Manager did not consent, upon the same being discharged, stayed or dismissed within one hundred twenty (120) days of such filing; provided that, in Lender’s reasonable opinion, such filing (after dismissal or discharge) does not (1) materially increase Manager’s monetary obligations or (2) materially and adversely affect Manager’s ability to perform its obligations under the Management Agreement; and

(v)	if the Cash Sweep Event is caused solely by the occurrence of clause (v) in the definition of “Cash Sweep Event,” once the Debt Yield based upon the trailing twelve (12) month period immediately preceding the date of such determination is not less than nine percent (9.0%) for three (3) consecutive months, provided that each Cash Sweep Event Cure set forth above shall be subject to the following conditions: (1) after giving effect to such Cash Sweep Event Cure, no Cash Sweep Event shall have occurred and remain outstanding, (2) Borrower shall have notified Lender in writing of its election to cure the applicable Cash Sweep Event, (3) a Cash Sweep Event Cure may occur no more than four (4) times during the term of the Loan, and (4) Borrower shall have paid all of Lender’s reasonable costs and expenses incurred in connection with such Cash Sweep Event Cure (including reasonable attorneys’ fees and expenses).

“Cash Sweep Event Period” shall mean any period commencing on the occurrence of a Cash Sweep Event and continuing until the earlier of (i) the Monthly Payment Date following the occurrence of the applicable Cash Sweep Event Cure or (ii) the payment in full of all principal and interest on the Loan and all other amounts payable under the Loan Documents in accordance with the terms and provisions of the Loan Documents.

“Casualty” shall mean any casualty, damage or injury, by fire or otherwise, to the Property or any part thereof.

“Casualty Consultant” shall have the meaning set forth in Section 5.3.2(c) hereof.

“Cause” shall mean, with respect to an Independent Director, (i) any acts or omissions by such Independent Director that constitute systematic, persistent or willful disregard of such Independent Director’s duties, or (ii) such Independent Director has been indicted or convicted for any crime or crimes of moral turpitude or dishonesty.

“Clearing Account” shall have the meaning set forth in Section 2.7.1 hereof.

“Clearing Account Agreement” shall mean that certain Clearing Account Agreement, dated as of the date hereof, among Lender, Borrower, Manager and Clearing Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Clearing Bank” shall mean Wells Fargo Bank, N.A., or any successor Eligible Institution acting as Clearing Account Bank under the Clearing Account Agreement.

“Closing Date” shall mean the date hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Common Elements” shall have the meaning set forth in the Declaration.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Condominium” shall mean that certain condominium regime created pursuant to the Condominium Documents.

“Condominium Act” shall mean Article 9-B of the Real Property Law of the State of New York, as amended and as it may be further amended from time to time.

“Condominium Common Charges” shall mean all common charges, maintenance fees and other assessments imposed pursuant to the Condominium Documents, including, without limitation, water rates and sewer rates.

“Condominium Documents” shall mean the Declaration, articles of incorporation and by-laws and rules and regulations of a condominium association and any and all other documentation related to the proper formation and operation of the condominium regime established at the Property under the laws of the State.

“Counterparty” shall mean (a) the counterparty under the Interest Rate Protection Agreement and (b) a Person that guarantees such counterparty’s obligations under the Interest Rate Protection Agreement or otherwise provides to such counterparty credit support acceptable to Lender or, after a Securitization, the Rating Agencies (as evidenced by a Rating Agency Confirmation), provided, however, that such guarantor shall be deemed the “Counterparty” for so long as the long-term credit rating and short-term credit rating issued by the Rating Agencies to such guarantor is better than the long-term credit rating and short-term credit rating of the actual counterparty under the Interest Rate Protection Agreement.

“Debt” shall mean the Outstanding Principal Balance, together with all interest accrued and unpaid thereon, and all other sums due to Lender in respect of the Loan under the Note, this Agreement or any other Loan Document.

“Debt Service” shall mean, with respect to any particular period of time, the aggregate amount of scheduled principal and interest payments due and payable under the Note.

“Debt Service Reserve Account” shall have the meaning set forth in Section 6.5.1 hereof.

“Debt Service Reserve Funds” shall have the meaning set forth in Section 6.5.1 hereof.

“Debt Service Shortfall” shall have the meaning set forth in Section 6.5.2 hereof.

“Debt Yield” shall mean a ratio, as determined by Lender for the applicable period, in which:

(i)	the numerator is the Net Operating Income (excluding interest on credit accounts and using annualized operating expenses for any recurring expenses not paid monthly) for such period as set forth in financial statements required hereunder, without deduction for (a) actual management fees incurred in connection with the operation of the Property, (b) actual franchise fees incurred in connection with the operation of the Property, or (c) actual amounts paid to the Reserve Funds, less (1) management fees equal to the greater of (A) assumed management fees of three percent (3%) of Gross Income from Operations and (B) the actual management fees incurred, (2) franchise fees equal to the greater of (A) assumed franchise fees of zero percent (0%) of Gross Income from Operations and (B) the actual franchise fees incurred, and (3) Capital Expenditure Fund contributions for such period based on an assumed annual amount equal to four percent (4%) of Gross Income from Operations; and

(ii)	the denominator is the Outstanding Principal Balance.

“Debt Yield Cash Sweep Trigger Event” shall mean that, as of any date on which Lender determines the Debt Yield, the Debt Yield based upon the trailing twelve (12) month period immediately preceding the date of such determination is less than nine percent (9.0%).

“Declaration” shall mean that certain Amended and Restated Declaration of Condominium, recorded in Reel 2913, Page 1753, in the Office of the City Register of New York County, New York, as amended pursuant to that certain Amendment to Amended and Restated Declaration, recorded in Reel 2979, Page 2159, in the Office of the City Register of New York County, New York.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (i) the Maximum Legal Rate or (ii) four percent (4%) above the Interest Rate.

“Determination Date” shall mean, with respect to any Interest Period, the date that is two (2) London Business Days prior to the fifteenth (15th) day of the month in which such Interest Period commences; provided, however, that Lender shall have the right to change the Determination Date to any other day upon written notice to Borrower (in which event such change shall then be deemed effective) and, if requested by Lender, Borrower shall promptly execute an amendment to this Agreement to evidence such change.

“DHCR” shall mean the New York State Division of Housing and Community Renewal.

“Disclosure Documents” shall mean, collectively, any written materials used or provided to any prospective investors and/or NRSROs in connection with any public offering or private placement in connection with a Securitization (including, without limitation, a prospectus, prospectus supplement, private placement memorandum, offering memorandum, offering circular, term sheet, road show presentation materials or other offering documents, marketing materials or information provided to prospective investors), in each case in preliminary or final form and including any amendments, supplements, exhibits, annexes and other attachments thereto.

“EBC Unit” shall have the meaning set forth in the Declaration.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (i) an account or accounts (or subaccounts thereof) maintained with a federal or state-chartered depository institution or trust company which is an Eligible Institution or (ii) a segregated trust account or accounts (or subaccounts thereof) maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity that has a Moody’s rating of at least “Baa3” and that, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority. An Eligible Account shall not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean a depository institution or trust company insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least “A-1” by S&P, “P-1” by Moody’s, and “F-1” by Fitch in the case of accounts in which funds are held for thirty (30) days or less or, in the case of Letters of Credit or accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “A+” by S&P, “A2” by Moody’s and “AA-” by Fitch.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Environmental Law” shall have the meaning set forth in the Environmental Indemnity.

“Equipment” shall have the meaning set forth in the granting clause of the Security Instrument.

“ERISA” shall have the meaning set forth in Section 4.2.10 hereof.

“ESA” shall have the meaning set forth in Section 3.1.50(d) hereof.

“Event of Default” shall have the meaning set forth in Section 10.1 hereof.

“Excess Cash Flow” shall have the meaning set forth in Section 2.7.2 hereof.

“Excess Cash Flow Account” shall have the meaning set forth in Section 6.10.1 hereof.

“Excess Cash Flow Funds” shall have the meaning set forth in Section 6.10.1 hereof.

“Exchange Act” shall have the meaning set forth in Section 9.2(a) hereof.

“Exchange Act Filing” shall mean a filing pursuant to the Exchange Act in connection with or relating to a Securitization.

“Executive Order” shall mean an Executive Order of the President of the United States of America.

“Exit Fee” shall mean an amount equal to one and 25/100 percent (1.25%) of the Loan or portion thereof to be repaid or prepaid.

“Extended Maturity Date” shall have the meaning set forth in Section 2.8 hereof.

“Extension Option” shall have the meaning set forth in Section 2.8 hereof.

“Extension Term” shall have the meaning set forth in Section 2.8 hereof.

“Extension Term Debt Service Reserve Deposit” shall mean an amount equal to the amount of any projected Debt Service Shortfalls that will occur during the Extension Term, as reasonably determined by Lender taking into account the business plan and approved Annual Budget delivered to Lender pursuant to Section 2.8(e) hereof in connection with the Extension Term.

“Extraordinary Expense” shall have the meaning set forth in Section 4.1.6(h) hereof.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the Term.

“Fitch” shall mean Fitch, Inc.

“Foreign Taxes” shall have the meaning set forth in Section 2.2.3(d).

“Franchise Agreement” shall mean a document or instrument pursuant to which a Borrower or Manager is granted the right to operate the Property as a franchise.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession.

“Government Lists” shall mean, collectively, (i) the Specially Designated Nationals and Blocked Persons Lists maintained by OFAC, (ii) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC, and (iii) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other Governmental Authority or pursuant to any Executive Order.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any court, agency, board, bureau, commission, department, office or other authority of any nature whatsoever of any governmental unit (foreign, federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Grantor Trust” shall mean a grantor trust under Subpart E of Part 1 of Subchapter J of the Code.

“Gross Income from Operations” shall mean all sustainable income and proceeds (whether in cash or on credit and computed on an accrual basis) received by Borrower or Manager for the use, occupancy or enjoyment of the Property, or any part thereof, or received by Borrower or Manager for the sale of any goods, services or other items sold on or provided from the Property in the ordinary course of the Property operation, including without limitation: (i) all income and proceeds received from Leases and rental of rooms, commercial space and meeting, conference and/or banquet space within the Property (including net parking revenue); (ii) all income and proceeds received from food and beverage operations and from catering services conducted from the Property even though rendered outside of the Property; (iii) all income and proceeds from business or rental interruption or other loss of income insurance and use and occupancy insurance with respect to the operation of the Property (after deducting therefrom all costs and expenses incurred in the adjustment or collection thereof); (iv) all Awards for temporary use (after deducting therefrom all costs and expenses incurred in the adjustment or collection thereof and in Restoration of the Property); (v) all income and proceeds from judgments, settlements and other resolutions of disputes with respect to matters which would be includable in this definition of “Gross Income from Operations” if received in the ordinary course of the Property operation (after deducting therefrom all costs and expenses incurred in the adjustment or collection thereof); and (vi) interest on credit accounts, rent concessions or credits, and other required pass-throughs and interest on Reserve Funds; but excluding, (a) gross receipts received by lessees, licensees or concessionaires of the Property; (b) consideration received at the Property for hotel accommodations, goods and services to be provided at other hotels, although arranged by, for or on behalf of Borrower or Manager; (c) income and proceeds from the sale or other disposition of goods, capital assets and other items not in the ordinary course of the Property operation; (d) federal, state and municipal excise, sales, use or other taxes collected directly from patrons or guests of the Property as a part of or based on the sales price of any goods, services or other items, such as gross receipts, room, admission, cabaret or equivalent taxes; (e) Awards (except to the extent provided in clause (iv) above); (f) refunds of amounts not included in Operating Expenses at any time and uncollectible accounts; (g) gratuities collected by the Property employees; (h) the proceeds of any financing; (i) other income or proceeds resulting other than from the use or occupancy of the Property, or any part thereof, or other than from the sale of goods, services or other items sold on or provided from the Property in the ordinary course of business; (j) any credits or refunds made to customers, guests or patrons in the form of allowances or adjustments to previously recorded revenues, and (k) any payments received under the Operating Lease.

“Ground Lease” shall have the meaning set forth in the Security Instrument.

“Ground Lessor” shall have the meaning set forth in the Security Instrument.

“Ground Rent” shall mean any rent, additional rent or other charge payable by the tenant under the Ground Lease.

“Ground Rent Account” shall have the meaning set forth in Section 6.6.1 hereof.

“Ground Rent Funds” shall have the meaning set forth in Section 6.6.1 hereof.

“Guarantor” shall mean Morgans Group LLC, a Delaware limited liability company.

“Guaranty” shall mean that certain Guaranty of Recourse Obligations, dated as of the date hereof, executed by Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Hazardous Substances” shall have the meaning set forth in the Environmental Indemnity.

“Hotel Restaurant and Bar” shall have the meaning set forth in Section 3.1.24(a).

“Improvements” shall have the meaning set forth in the granting clause of the Security Instrument.

“Indebtedness” shall mean, for any Person, without duplication: (i) all indebtedness or liability of such Person (including, without limitation, for borrowed money, for amounts drawn under a letter of credit, or for deferred purchase price of property or services (including trade obligations) for which such Person or its assets is liable), (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person pursuant to any agreement to purchase any Person, to provide funds for payment for any Person, to supply funds to any Person, or to invest in any Person, (iv) all indebtedness or liabilities guaranteed by such Person, directly or indirectly, (v) all obligations under leases that constitute capital leases for which such Person is liable, and (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures any other Person against loss.

“Indemnified Liabilities” shall have the meaning set forth in Section 11.13(b) hereof.

“Independent Director” shall have the meaning set forth in Section 3.1.24(p) hereof.

“Initial Maturity Date” shall mean the Payment Date occurring in February, 2014.

“Insolvency Opinion” shall mean, as the context may require, (i) that certain bankruptcy non-consolidation opinion letter, dated the date hereof, rendered by Hogan Lovells US LLP in connection with the Loan or (ii) any other bankruptcy non-consolidation opinion delivered to Lender in connection with the Loan (including any bankruptcy non-consolidation opinion delivered to Lender subsequent to the closing of the Loan in accordance with the Loan Documents).

“Insurance Account” shall have the meaning set forth in Section 6.3.1 hereof.

“Insurance Funds” shall have the meaning set forth in Section 6.3.1 hereof.

“Insurance Premiums” shall have the meaning set forth in Section 5.1.1(b) hereof.

“Insurance Proceeds” shall mean the amount of all insurance proceeds paid under the Policies with respect to the Property.

“Interest Period” shall mean, with respect to any Monthly Payment Date, the period commencing on the fifteenth (15th) day of the preceding calendar month and terminating on the fourteenth (14th) day of the calendar month in which such Monthly Payment Date occurs; provided, however, that the initial Interest Period shall begin on the Closing Date and shall end on the immediately following fourteenth (14th) day of the calendar month.

“Interest Rate Protection Agreement” shall mean one or more interest rate caps (together with the schedules relating thereto) in form and substance satisfactory to Lender, together with the confirmation thereto, between Borrower and a Counterparty reasonably acceptable to Lender with a Minimum Counterparty Rating, and all amendments, restatements, replacements, supplements and modifications thereto.

“Land” shall have the meaning set forth in the granting clause of the Security Instrument.

“Lease” shall mean any lease, sublease, subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property, and every modification, amendment or other agreement relating to such lease, sublease, subsublease, letting, license, concession or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto. Notwithstanding the foregoing, none of the Ground Lease, the Operating Lease nor any occupancy agreement with respect to any SRO Unit shall constitute a Lease.

“LeaseCo Intercompany Loan” shall mean that certain indebtedness of Owner to Operating Lessee in the principal amount of $6,500,000.00 evidenced by a promissory note dated August 28, 2000.

“Leasehold Units” shall mean the Tenth Floor Unit and the Store Unit leased by Borrower pursuant to the Ground Lease.

“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees, demands and injunctions of Governmental Authorities affecting the Loan, any Secondary Market Transactions with respect to the Loan (if Securitization shall have occurred), Borrower, Guarantor or the Property or any part thereof or the ownership, construction, alteration, use, management or operation of the Property or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Securities Act, the Exchange Act, Regulation AB, the rules and regulations promulgated pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (in each case, if applicable), zoning and land use laws and the Americans with Disabilities Act of 1990, and all permits, licenses and authorizations and regulations relating thereto, and all landmark preservation requirements, covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower’s Knowledge, at any time in force affecting Borrower, Guarantor or the Property or any part thereof, including, without limitation, any which may (i) require repairs, modifications or alterations in or to the Property or any part thereof or (ii) in any way materially limit the use and enjoyment thereof.

“Lender” shall have the meaning set forth in the introductory paragraph hereto.

“Lender Indemnitees” shall mean (i) Lender, (ii) any Affiliate of Lender that has filed any registration statement relating to a Securitization or has acted as the sponsor or depositor in connection with such Securitization, (iii) any Affiliate of Lender that acts as an underwriter, placement agent or initial purchaser in connection with a Securitization, (iv) any other co-underwriters, co-placement agents or co-initial purchasers in connection with a Securitization, (v) each Person who controls (within the meaning of Section 15 of the Exchange Act) any Person described in any of the foregoing clauses, (vi) any Person who is or will have been involved in the origination of the Loan, (vii) any Person who is or will have been involved in the servicing of the Loan, (viii) any Person in whose name the Lien created by the Security Instrument and the other Loan Documents are or will be recorded or filed, (ix) any Person who holds or acquires or will have held a full or partial interest in the Loan (including, but not limited to, investors in the Securities, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan evidenced for the benefit of third parties), (x) any Person who holds or acquires or will have held a participation or other full or partial interest in the Loan, whether during the term of the Loan or in connection with a foreclosure of the Loan, (xi) any successors by merger, consolidation or acquisition of all or a substantial portion of Lender’s assets and business and (xii) the respective officers, directors, shareholders, partners, members, employees, agents, representatives, Affiliates, participants, successors and assigns of any Person described in any of the foregoing clauses.

“Letter of Credit” shall mean an irrevocable, unconditional, transferable (without payment of any transfer fee), clean sight draft letter of credit acceptable to Lender and the Rating Agencies (either an evergreen letter of credit or one which does not expire until at least thirty (30) days after (i) the Initial Maturity Date or the Extended Maturity Date, as applicable, or (ii) such earlier date as such Letter of Credit is no longer required pursuant to the terms of this Agreement and the other Loan Documents) in favor of Lender and entitling Lender to draw thereon in New York, New York based solely on a statement purportedly executed by an officer of Lender stating that it has the right to draw thereon, issued by a domestic Eligible Institution or the U.S. agency or branch of a foreign Eligible Institution. If at any time the bank issuing any such Letter of Credit shall cease to be an Eligible Institution, Lender shall have the right immediately to draw down the same in full and hold the proceeds of such draw in accordance with the applicable provisions of this Agreement.

“LIBOR” shall mean, for each Interest Period, the rate (expressed as a percentage per annum and rounded upward, if necessary, to the next nearest 1/8 of 1%) for deposits in U.S. dollars, for a one-month period, that appears on Reuters Screen LIBOR01 Page (or the successor thereto) as of 11:00 a.m., London time, on the related Determination Date. If such rate does not appear on Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on such Determination Date, LIBOR shall be the arithmetic mean of the offered rates (expressed as a percentage per annum) for deposits in U.S. dollars for a one-month period that appear on the Reuters Screen Libor Page as of 11:00 a.m., London time, on such Determination Date, if at least two such offered rates so appear. If fewer than two such offered rates appear on the Reuters Screen Libor Page as of 11:00 a.m., London time, on such Determination Date, Lender shall request the principal London office of any four major reference banks in the London interbank market selected by Lender to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one-month period as of 11:00 a.m., London time, on such Determination Date for the amounts of not less than U.S. $1,000,000. If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, Lender shall request any three major banks in New York City selected by Lender to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one-month period as of approximately 11:00 a.m., New York City time on the applicable Determination Date for amounts of not less than U.S. $1,000,000. If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates.

“LIBOR Interest Rate” shall mean with respect to each Interest Period, the greater of (i) one-half percent (0.5%), and (ii) the quotient of (A) LIBOR applicable to the Interest Period divided by (B) a percentage equal to one hundred percent (100%) minus the Reserve Requirement applicable to the Interest Period.

“LIBOR Loan” shall mean the Loan at any time in which the Applicable Interest Rate is calculated at LIBOR Interest Rate plus the Spread in accordance with the provisions of Article II hereof.

“Lien” shall mean any mortgage, deed of trust, deed to secure debt, indemnity deed of trust, lien (statutory or otherwise), pledge, hypothecation, assignment, security interest, easement, restrictive covenant, preference, or any other encumbrance, charge or transfer of, or any agreement to enter into or create any of the foregoing affecting (i) all or any portion of the Property or any interest therein or (ii) any direct or indirect interest in Borrower or any SPC Party, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialman’s and other similar liens and encumbrances.

“Loan” shall mean the loan in the original principal amount of One Hundred Eighty and No/100 Dollars ($180,000,000.00) made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Security Instrument, the Assignment of Leases, the Guaranty, the Environmental Indemnity, the O&M Agreement, the Assignment of Management Agreement, the Cash Management Agreement, the Clearing Account Agreement, the Post-Closing Obligations Agreement, and all other documents, agreements and instruments now or hereafter executed and/or delivered by Borrower or Guarantor in connection with the Loan.

“Loan-to-Value Ratio” shall mean a ratio, as determined by Lender as of a particular date, in which: (i) the numerator is equal to the Outstanding Principal Balance and (ii) the denominator is equal to the appraised value of the Property based on an Appraisal.

“London Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in London, England or New York, New York are not open for business.

“Management Agreement” shall mean that certain First Amended and Restated Hotel Management Agreement, dated as of August 12, 2011, between Borrower and Manager, pursuant to which Manager is to provide management and other services with respect to the Property, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms and provisions of this Agreement, or, if the context requires, the Replacement Management Agreement executed in accordance with the terms and provisions of this Agreement.

“Manager” shall mean Morgans Hotel Group Management LLC or, if the context requires, a Qualified Manager that manages the Property in accordance with the terms and provisions of this Agreement and the other Loan Documents pursuant to a Replacement Management Agreement.

“Material Adverse Effect” shall mean any material adverse effect upon (i) the business operations, economic performance, assets, condition (financial or otherwise), equity, contingent liabilities, material agreements or results of operations of Borrower or the Property, (ii) the ability of Borrower or Guarantor to perform its obligations under any Loan Document to which it is a party, (iii) the enforceability or validity of any Loan Document, the perfection or priority of any Lien created under any Loan Document or the rights, interests and remedies of Lender under any Loan Document or (iv) the value, use or operation of the Property or the cash flows from the Property.

“Material Agreements” shall mean (i) each management, franchise, brokerage or leasing agreement (other than the Management Agreement), and (ii) any cleaning, maintenance, service or other contract or agreement of any kind (other than the Leases) of a material nature (materiality for purposes of this definition shall include, without limitation, any contract with a term longer than one year or any contract that is not cancelable on thirty (30) days’ or less notice without the payment of any termination fee or payments of any kind), in either case relating to the ownership, development, leasing, management, use, operation, maintenance, repair, improvement or restoration of the Property, whether written or oral.

“Maturity Date” shall mean the Initial Maturity Date or, following an exercise by Borrower of the Extension Option described in Section 2.8 hereof, the Extended Maturity Date, or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or in the other Loan Documents, under the laws of such Governmental Authorities whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“MHGC” shall mean Morgans Hotel Group Co., a Delaware corporation.

“Minimum Counterparty Rating” shall mean (i) a long-term unsecured debt rating of not less than “A” by S&P and Fitch and “A2” by Moody’s, and (ii) short-term unsecured debt obligations or commercial paper which are rated at least “A-1” by S&P and Fitch and the equivalent thereof by Moody’s, which ratings shall not include a “t” or otherwise reflect a termination risk, or (b) if such counterparty does not have a short-term rating from S&P, Fitch or Moody’s, a long-term unsecured debt rating of not less than “A+” by S&P and Fitch (if such counterparty does not have a short-term unsecured debt rating from S&P or Fitch, as applicable) and/or “A1” by Moody’s (if such counterparty does not have a short-term unsecured debt rating from Moody’s), which ratings shall not include a “t” or otherwise reflect a termination. If S&P, Moody’s or Fitch withdraws or downgrades the credit rating of the Counterparty below the ratings required by this definition, Borrower shall replace the Interest Rate Protection Agreement not later than fifteen (15) Business Days following such downgrade or withdrawal with an Interest Rate Protection Agreement in form and substance satisfactory to Lender (and meeting the requirements set forth in this Section 2.5) from a Counterparty reasonably acceptable to Lender having a Minimum Counterparty Rating.

“Minimum Disbursement Amount” shall mean Twenty-Five Thousand and No/100 Dollars ($25,000).

“Modified Hotel Unit” shall have the meaning set forth in the Declaration.

“Monthly Capital Expenditure Deposit” shall have the meaning set forth in Section 6.4.1 hereof.

“Monthly Ground Rent Deposit” shall have the meaning set forth in Section 6.6.1 hereof.

“Monthly Payment Date” shall mean the ninth (9th) day of every calendar month occurring during the term of the Loan commencing with December 9, 2012; provided, however, that Lender shall have the right to change the Monthly Payment Date to any other day of a calendar month selected by Lender, in its sole and absolute discretion (including in connection with a Securitization) upon notice to Borrower (in which event such change shall then be deemed effective) and, if requested by Lender, Borrower shall promptly execute an amendment to this Agreement to evidence such change; provided that if Lender shall have elected to change the Monthly Payment Date as aforesaid, Lender shall have the option, but not the obligation, to adjust the Interest Period accordingly.

“Monthly Tax Deposit” shall have the meaning set forth in Section 6.2.1 hereof.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Net Cash Flow” shall mean, for any period, the amount obtained by subtracting Operating Expenses and Capital Expenditures for such period from Gross Income from Operations for such period.

“Net Operating Income” shall mean, for any period, the amount obtained by subtracting Operating Expenses for such period from Gross Income from Operations for such period.

“Net Proceeds” shall mean: (i) the net amount of all Insurance Proceeds, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such Insurance Proceeds; provided that, for purposes of Section 5.3 hereof, “Net Proceeds” shall mean such net amount of Insurance Proceeds to the extent received by Lender pursuant to the Policies required under Sections 5.1.1(a)(i), (iv), (vi), (xi) and (xii) as a result of the applicable Casualty, or (ii) the net amount of the Award, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such Award.

“Northstar Guarantor” shall mean Northstar Partnerhip, LP, a Delaware limited partnership.

“Northstar Guaranty” shall mean that certain Guaranty, dated as of the date hereof, by Northstar Guarantor in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Note” shall mean, collectively, Note A-1, Note A-2 and Note A-3.

“Note A-1” shall mean that certain Consolidated, Amended and Restated Promissory Note (Note A-1), dated the date hereof, in the stated principal amount of Ninety Million and 00/100 Dollars ($90,000,000.00), made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Note A-2” shall mean that certain Consolidated, Amended and Restated Promissory Note (Note A-2), dated the date hereof, in the stated principal amount of Seventy Million and 00/100 Dollars ($70,000,000.00), made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Note A-3” shall mean that certain Consolidated, Amended and Restated Promissory Note (Note A-3), dated the date hereof, in the stated principal amount of Twenty Million and 00/100 Dollars ($20,000,000.00), made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Notice” shall have the meaning set forth in Section 11.6 hereof.

“NRSRO” shall mean any credit rating agency that has elected to be treated as a nationally recognized statistical rating organization for purposes of Section 15E of the Exchange Act, without regard to whether or not such credit rating agency has been engaged by Lender or other Securitization Indemnified Parties in connection with, or in anticipation of, a Securitization.

“O&M Agreement” shall mean that certain Operations and Maintenance Agreement, between Borrower and Lender, to be delivered pursuant to the Post-Closing Obligations Agreement, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Obligations” shall mean, collectively, Borrower’s obligations for the payment of the Debt and the performance of the Other Obligations.

“OFAC” shall mean the Office of Foreign Assets Control or, if the context requires, any successor Governmental Authority.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized signatory of Borrower.

“Operating Agreements” shall mean, collectively, any covenants, restrictions or agreements of record relating to the construction, operation or use of the Property.

“Operating Expenses” shall mean, for any period, the sum of all costs and expenses of operating, maintaining, directing, managing and supervising the Property (excluding (i) depreciation and amortization, (ii) any Debt Service, (iii) any Capital Expenditures, (iv) the costs of any other things specified in this Agreement to be done or provided at Borrower’s or Manager’s sole cost and expense, and (v) any amounts payable under the Operating Lease), incurred by Borrower or Manager pursuant to the Management Agreement, or as otherwise specifically provided therein, which are properly attributable to such period under Borrower’s system of accounting, including, without limitation: (a) the cost of all food and beverages sold or consumed and of all necessary chinaware, glassware, linens, flatware, uniforms, utensils and other items of a similar nature, including such items bearing the name or identifying characteristics of the hotel as Borrower and/or Manager shall reasonably consider appropriate (collectively, the “Operating Equipment”) and paper supplies, cleaning materials and similar consumable items (collectively, the “Operating Supplies”) placed in use (other than reserve stocks thereof in storerooms) (Operating Equipment and Operating Supplies shall be considered to have been placed in use when they are transferred from the storerooms of the Property to the appropriate operating departments); (b) salaries and wages of personnel of the Property, including costs of payroll taxes and employee benefits (which benefits may include, without limitation, a pension plan, medical insurance, life insurance, travel accident insurance and an executive bonus program) and the costs of moving (1) employees of the Property whose primary duties consist of the management of the Property or of a recognized department or division thereof; or (2) personnel (A) who customarily and regularly direct the work of five (5) or more other employees of the Property, (B) who have authority with reference to the hiring, firing and advancement of other employees of the Property, (C) who customarily and regularly exercise discretionary powers, (D) who devote at least ninety-five percent (95%) of their work time to activities which are directly and closely related to the performance of the work described in clauses (A) through (C) of clause (2) of this sentence, and (E) who are not compensated on an hourly basis (the “Executive Hotel Personnel”), their families and their belongings to the area in which the Property is located at the commencement of their employment at the Property and all other expenses not otherwise specifically referred to in this definition which are referred to as “Administrative and General Expenses” in the Uniform System of Accounts. If the Executive Hotel Personnel are on the payroll of Guarantor or any Affiliate of Guarantor, the cost of their salaries, payroll taxes and employee benefits (which benefits, in the case of employees who are not United States citizens or in the case of employees of hotels located outside the continental United States may include, without limitation, in addition to the foregoing benefits, reasonable home leave transportation expenses approved by Lender) shall be billed by said Affiliate to and be reimbursed by Borrower and/or Manager monthly, and such reimbursement shall be an Operating Expense. Except as otherwise expressly provided under the Management Agreement with respect to employees regularly employed at the Property, the salaries or wages of other employees or executives of Manager, Guarantor or any of their respective Affiliates shall in no event be Operating Expenses, but they shall be entitled to free room and board and the free use of all facilities at such times as they visit the Property exclusively in connection with the management of the Property. Notwithstanding the foregoing, if it becomes necessary for an employee or executive of Guarantor or an employee or executive of any Affiliate of Guarantor to temporarily perform services at the Property of a nature normally performed by personnel of the Property, his or her salary (including payroll taxes and employee benefits) as well as his or her traveling expenses will be Operating Expenses and he or she will be entitled to free room, board and use of the facilities as aforesaid, while performing such services; (c) the cost of all other goods and services obtained by Borrower or Manager in connection with its operation of the Property, including, without limitation, heat and utilities, office supplies and all services performed by third parties, including leasing expenses in connection with telephone and data processing equipment, and all existing and any future installations necessary for the operation of the Improvements for hotel purposes (including, without limitation, heating, lighting, sanitary equipment, air conditioning, laundry, refrigerating, built-in kitchen equipment, telephone equipment, communications systems, computer equipment and elevators), Operating Equipment and existing and any future furniture, furnishings, wall coverings, fixtures and hotel equipment necessary for the operation of the Property for hotel purposes which shall include all equipment required for the operation of kitchens, bars, laundries (if any), and dry cleaning facilities (if any), office equipment, cleaning and engineering equipment and vehicles; (d) the cost of repairs to and maintenance of the Property other than of a capital nature; (e) Insurance Premiums allocable to the Property for general liability insurance, workers’ compensation insurance or insurance required by similar employee benefits acts and such business or rental interruption or other loss of income insurance as may be provided for protection against claims, liabilities and losses arising from the operation of the Property (as distinguished from any property damage insurance on the Property or its contents) and losses incurred on any self-insured risks of the foregoing types, provided that (1) Lender has specifically approved in advance such self-insurance or (2) insurance is unavailable to cover such risks. Premiums on policies will be pro rated over the period of insurance and premiums under blanket policies will be allocated among properties covered; (f) all Taxes and Other Charges (other than federal, state or local income taxes and franchise taxes or the equivalent) payable by or assessed against Borrower or Manager with respect to the operation of the Property; (g) legal fees and fees of any firm of independent certified public accounts designated from time to time by Borrower (the “Independent CPA”) for services directly related to the operation of the Property; (h) the costs and expenses of technical consultants and specialized operational experts for specialized services in connection with non-recurring work on operational, legal, functional, decorating, design or construction problems and activities, including the reasonable fees of Guarantor, any Affiliate of Guarantor or any subsidiary or division of Guarantor or any Affiliate of Guarantor in connection therewith, provided that such employment of Guarantor, any Affiliate of Guarantor or of any such subsidiary or division of Guarantor or any Affiliate of Guarantor is approved in advance by Lender; provided, however, that if such costs and expenses have not been included in a budget approved by Lender, then, if such costs exceed $10,000.00 in any one instance, the same shall be subject to approval by Lender; (i) all expenses for advertising the Property and all expenses of sales promotion and public relations activities; (j) all out-of-pocket expenses and disbursements reasonably, properly and specifically incurred by Borrower, Manager, Guarantor or any of their respective Affiliates pursuant to, in the course of and directly related to, the management and operation of the Property under the Management Agreement. Without limiting the generality of the foregoing, such charges may include all reasonable travel, telephone, telegram, radiogram, cablegram, air express and other incidental expenses, but excluding costs relating to the offices maintained by Borrower, Manager, Guarantor, or any of their respective Affiliates other than the offices maintained at the Property for the management of the Property and excluding transportation costs of Borrower or Manager related to meetings between Borrower and Manager with respect to administration of the Management Agreement, as applicable, or of the Property involving travel away from such party’s principal offices; (k) the cost of any reservations system, any accounting services or other group benefits, programs or services from time to time made available to properties in the Borrower’s system; (l) the cost associated with any Leases; (m) any management fees, basic and incentive fees or other fees and reimbursables paid or payable to Manager under the Management Agreement; (n) any franchise fees or other fees and reimbursables paid or payable under any Franchise Agreement; and (o) all costs and expenses of owning, maintaining, conducting, directing, managing and supervising the operation of the Property to the extent such costs and expenses are not included above.

“Operating Lease” shall mean, collectively, (i) that certain Lease, dated as of August 28, 2000, between Owner, as landlord, and Operating Lessee, as tenant, with respect to the Property, and (ii) that certain Lease, dated as of August 12, 2011, between Owner, as landlord, and Bar Lessee, as tenant, with respect to the Hotel Restaurant and Bar.

“Organizational Documents” shall mean, as to any Person, the organizational or governing documents of such Person, including the certificate of incorporation and by-laws with respect to a corporation; the certificate of formation or organization and operating agreement with respect to a limited liability company; and the certificate of limited partnership and partnership agreement with respect to a limited partnership.

“Other Charges” shall mean all ground rents, maintenance charges, impositions (other than Taxes), and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Other Obligations” shall mean: (i) all obligations of Borrower contained in this Agreement, the Note or any other Loan Document, and (ii) all obligations of Borrower contained in any renewal, extension, amendment, restatement, modification, consolidation, change of, or substitution or replacement for all or any part of this Agreement, the Note or any other Loan Document, excluding, in each case, Borrower’s obligation for the payment of the Debt.

“Outstanding Principal Balance” shall mean, as of any date, the outstanding principal balance of the Loan.

“Owned Units” shall mean the EBC Unit and the Modified Hotel Unit.

“Patriot Act” shall mean, collectively, all laws relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56), as the same may be amended, replaced, supplemented or otherwise modified from time to time.

“Patriot Act Offense” shall mean (i) any violation of the laws of the United States of America or of any of the several states, or any act or omission that would constitute a violation of such laws if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or money laundering, including any offense under (a) the laws against terrorism; (b) the laws against money laundering, (c) the Bank Secrecy Act, as amended, (d) the Money Laundering Control Act of 1986, as amended, or (e) the Patriot Act, or (ii) the conspiracy to commit, or aiding and abetting another to commit, any violation of any such laws.

“Permitted Encumbrances” shall mean, collectively, (i) the Liens and security interests created by the Loan Documents, (ii) all Liens, encumbrances and other matters expressly set forth on Schedule A or Schedule B of the Title Insurance Policy and otherwise acceptable to Lender in its sole discretion, (iii) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent, (iv) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion, (v) Liens and security interests on personal property items that are the subject of clause (c) of the definition of Permitted Indebtedness, (vi) non exclusive licenses of intellectual property issued in the ordinary course of business, (vii) any Leases existing or entered into in accordance with the terms hereof and rights to use the Property granted to hotel guests in the ordinary course of business, including (x) short term occupancy rights of hotel guests, and (y) occupancy agreements or other occupancy rights of groups of hotel guests for transitory periods of time, (viii) easements, restrictions, covenants, reservations and rights of way granted in the ordinary course of business for access, water and sewer lines, telephone lines, electric lines or other utilities or similar purposes, provided that no such encumbrance or conveyance shall materially impair the value, use or operation of the Property, and (ix) Liens that are being contested by Borrower to the extent, and for such time as, such Liens are being contested in accordance with the requirements of Section 4.2.1 hereof.

“Permitted Indebtedness” shall mean, collectively, (a) the Debt and the other obligations, indebtedness and liabilities specifically provided for in any Loan Document and secured by this Agreement, the Security Instrument and the other Loan Documents, (b) unsecured trade payables and operational debt not evidenced by a note and in an aggregate amount not exceeding $3,600,000.00 at any one time; provided that any Indebtedness incurred pursuant to this clause (b) shall be (i) outstanding not more than sixty (60) days and (ii) incurred in the ordinary course of business, (c) purchase money indebtedness and capital lease obligations incurred in the ordinary course of business, having scheduled annual debt service not to exceed $500,000.00, (d) contingent obligations to repay customer and tenant security deposits held in the ordinary course of business, (e) the LeaseCo Intercompany Loan, and (f) obligations incurred in the ordinary course of business for the financing of any applicable portfolio insurance premiums. Notwithstanding anything set forth herein, in no event shall Borrower be permitted under this provision to enter into a note (other than the Notes and the other Loan Documents) or other instrument for borrowed money other than permitted purchase money indebtedness as described in this definition. Nothing contained herein shall be deemed to require Borrower to pay any amount, so long as Borrower is in good faith diligently contesting (including, without limitation, by instituting appropriate legal proceedings, when necessary) the validity, amount or application thereof in accordance with the requirements of Section 4.2.1 hereof.

“Permitted Investments” shall have the meaning set forth in the Cash Management Agreement.

“Permitted Prepayment Date” shall mean the Monthly Payment Date occurring in November, 2013.

“Permitted Transfer” shall mean any of the following: (i) any transfer, directly as a result of the death of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by the decedent in question to the Person or Persons lawfully entitled thereto, (ii) any transfer, directly as a result of the legal incapacity of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by such natural person to the Person or Persons lawfully entitled thereto, (iii) any Lease of space in the Improvements to Tenants in accordance with the terms and provisions of Section 4.1.9 hereof, and (iv) any Transfer permitted without Lender’s prior consent in accordance with the terms and provisions of Article VIII hereof.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any Governmental Authority and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Policies” or “Policy” shall have the meaning set forth in Section 5.1.1(b) hereof.

“Post-Closing Obligations Agreement” shall mean that certain Post-Closing Obligations Agreement, dated as of the date hereof, between Borrower and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Prepayment Date” shall mean the date on which the Loan is prepaid in accordance with the terms hereof.

“Prime Rate” shall mean the rate of interest published in The Wall Street Journal from time to time as the “Prime Rate.” If The Wall Street Journal ceases to publish the “Prime Rate,” the Lender shall select an equivalent publication that publishes such “Prime Rate,” and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasi-governmental body, then Lender shall select a comparable interest rate index.

“Prime Rate Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon the Prime Rate plus the Prime Rate Spread.

“Prime Rate Spread” shall mean the difference (expressed as the number of basis points) between (a) the LIBOR Interest Rate plus the applicable Spread on the last date the Loan was a LIBOR Loan and (b) the Prime Rate on the last date the Loan was a LIBOR Loan; provided, however, in no event shall such difference be a negative number.

“Prohibited Person” shall mean any Person:

(i)	listed in the Annex to, or is otherwise subject to the prohibitions of, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism or any other similar prohibitions contained in the rules and regulations of OFAC or in any enabling legislation or other Executive Orders;

(ii)	that is owned or controlled by, or acting for or on behalf of, any Person that is listed in the Annex to, or is otherwise subject to the prohibitions of, Executive Order No. 13224;

(iii)	with whom Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including Executive Order No. 13224;

(iv)	who commits, threatens, conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;

(v)	that is named as a “specially designated national and blocked person” on the most current list published by OFAC at its official website or at any replacement website or other replacement official publication of such list;

(vi)	that is subject to trade restrictions under United States law, including, without limitation, the Patriot Act, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder;

(vii)	that is listed on any Government List;

(viii)	that has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense;

(ix)	that is currently under investigation by any Governmental Authority for alleged criminal activity; or

(x)	who is an Affiliate of any Person that is described by or that satisfies any of clauses (i) through (ix) above.

“Property” shall mean the parcel of real property (including the leasehold estate demised under the Ground Lease), the Improvements now or hereafter erected, situated or installed thereon and all personal property owned by Borrower and encumbered by the Security Instrument, together with all rights pertaining to such property (real and personal) and the Improvements, all as more particularly described in the granting clauses of the Security Instrument.

“Qualified Manager” shall mean (i) Manager or (ii) a reputable and experienced manager (which may be an Affiliate of Borrower) which, in the reasonable judgment of Lender, possesses experience in managing properties similar in location, size, class, use, operation and value as the Property; provided, that Borrower shall have obtained (a) a Rating Agency Confirmation from the Rating Agencies and (b) if such Person is an Affiliate of Borrower, a new bankruptcy non-consolidation opinion reasonably acceptable to Lender and acceptable the Rating Agencies in their sole discretion.

“Rating Agencies” shall mean, prior to the final Securitization of the Loan, each of S&P, Moody’s, Fitch, Morningstar Credit Ratings, LLC and DBRS, Inc. or any other nationally-recognized statistical rating agency which has been designated by Lender and, after the final Securitization of the Loan, shall mean any of the foregoing that has been designated by Lender or any issuer or underwriter of any Securities to rate any of such Securities.

“Rating Agency Confirmation” shall mean, collectively, a written affirmation from each of the Rating Agencies that the rating of the Securities (or any class thereof) by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion. In the event that any Rating Agency declines to consider whether to grant or withhold such an affirmation, such Rating Agency shall be deemed to have granted such an affirmation, provided, however that if no Rating Agency has elected to consider whether to grant or withhold such an affirmation, then the term “Rating Agency Confirmation” shall be deemed instead to require the written approval of Lender based on its good faith determination of whether the Rating Agencies would issue a Rating Agency Confirmation; provided, further, that the foregoing shall be inapplicable in any case in which Lender has an independent approval right in respect of the matter at issue pursuant to the terms of this Agreement.

“Regulation AB” shall mean Regulation AB under the Securities Act and the Exchange Act, as such regulation may be amended from time to time.

“Regulation S-K” means Regulation S-K of the Securities Act, as such regulation may be amended from time to time.

“Regulation S-X” means Regulation S-X of the Securities Act, as such regulation may be amended from time to time.

“Regulatory Change” means any change effective after the date of this Agreement in any statute, treaty, rule, regulation, ordinance, executive order or administrative or judicial precedents or authorities (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System of the United States (or any successor)) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including any Lender, of or under any statute, treaty, rule, regulation, ordinance, executive order or administrative or judicial precedents or authorities (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by Lender with any request or directive regarding capital adequacy. Notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.

“Related Loan” shall mean (i) a loan made to an Affiliate of Borrower or Guarantor or secured by a Related Property that is included in a Securitization with the Loan or any portion thereof or interest therein or (ii) any loan that is cross-collateralized or cross-defaulted with the Loan.

“Related Property” shall mean a parcel of real property, together with improvements thereon and personal property related thereto, that is “related” within the meaning of the definition of “Significant Obligor” to the Property.

“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note or any interest therein.

“Rents” shall mean all rents, rent equivalents, moneys payable as damages (including payments by reason of the rejection of a Lease in a Bankruptcy Action) or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower, Manager, or any of their respective agents or employees from any and all sources arising from or attributable to the Property, including, without limitation, all hotel receipts, revenues and credit card receipts collected from guest rooms, restaurants, bars, meeting rooms, banquet rooms and recreational facilities, all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by Borrower or any operator or manager of the hotel or the commercial space located in the Improvements or acquired from others (including, without limitation, from the rental of any office space, retail space, guest rooms or other space, halls, stores, and offices, and deposits securing reservations of such space), license, lease, sublease and concession fees and rentals, health club membership fees, food and beverage wholesale and retail sales, service charges, vending machine sales and the Insurance Proceeds, if any, from business or rental interruption or other loss of income insurance, but only to the extent Lender elects to treat such Insurance Proceeds as business or rental interruption Insurance Proceeds in accordance with Section 5.2.3 hereof. Notwithstanding the foregoing, in no event shall any amounts payable under the Operating Lease constitute Rent.

“Replacement Management Agreement” shall mean, collectively, (i)(a) a management agreement with a Qualified Manager substantially in the same form and substance as the Management Agreement, or (b) a management agreement with a Qualified Manager, which management agreement shall be in form and substance reasonably acceptable to Lender; provided, that Lender, at its option, may require that Borrower shall have obtained a Rating Agency Confirmation from the Rating Agencies, and (ii) an assignment of management agreement and subordination of management fees substantially in the form then used by Lender (or in such other form and substance reasonably acceptable to Lender), executed and delivered to Lender by Borrower and such Qualified Manager.

“Required Repairs” shall have the meaning set forth in Section 4.1.16 hereof.

“Reserve Funds” shall mean, collectively, the Required Repair Funds, the Tax Funds, the Insurance Funds, the Capital Expenditure Funds, the Ground Rent Funds, the Debt Service Reserve Funds, the SRO Conversion Reserve Funds, the Restaurant Renovation Reserve Funds, the Excess Cash Flow Funds and any other escrow or reserve fund established by the Loan Documents.

“Reserve Requirements” means with respect to any Interest Period, the maximum rate of all reserve requirements (including, without limitation, all basic, marginal, emergency, supplemental, special or other reserves and taking into account any transitional adjustments or other schedule changes in reserve requirements during the Interest Period) which are imposed under Regulation D on eurocurrency liabilities (or against any other category of liabilities which includes deposits by reference to which LIBOR is determined or against any category of extensions of credit or other assets which includes loans by a non-United States office of a depository institution to United States residents or loans which charge interest at a rate determined by reference to such deposits) during the Interest Period and which are applicable to member banks of the Federal Reserve System with deposits exceeding one billion dollars, but without benefit or credit of proration, exemptions or offsets that might otherwise be available from time to time under Regulation D. The determination of the Reserve Requirements shall be based on the assumption that Lender funded 100% of the Loan in the interbank eurodollar market. In the event of any change in the rate of such Reserve Requirements under Regulation D during the Interest Period, or any variation in such requirements based upon amounts or kinds of assets or liabilities, or other factors, including, without limitation, the imposition of Reserve Requirements, or differing Reserve Requirements, on one or more but not all of the holders of the Loan or any participation therein, Lender may use any reasonable averaging and/or attribution methods which it deems appropriate and practical for determining the rate of such Reserve Requirements which shall be used in the computation of the Reserve Requirements. Lender’s computation of same shall be final absent manifest error.

“Restaurant Renovation Project” shall mean the work ongoing at the Property in connection with the establishment of a new food and beverage establishment at the Property to be known as “Hudson Commons” in accordance with the budget attached hereto as Schedule III.

“Restaurant Renovation Reserve Account” shall have the meaning set forth in Section 6.8.1 hereof.

“Restaurant Renovation Reserve Funds” shall have the meaning set forth in Section 6.8.1 hereof.

“Restoration” shall mean the repair and restoration of the Property after a Casualty or Condemnation as nearly as possible to the condition the Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.

“Restoration Threshold” shall mean $5,000,000.00.

“Restricted Party” shall mean, collectively, (i) Borrower, any SPC Party, Guarantor, any Affiliated Manager, (ii) any shareholder, partner, member, non-member manager or any other holder of a direct legal or beneficial interest in Borrower, any SPC Party, Guarantor, or any Affiliated Manager, and (iii) any entity directly or indirectly owned in whole or in part by MHGC which owns a direct or indirect interest in Borrower, any SPC Party, Guarantor or any Affiliated Manager.

“S&P” shall mean Standard & Poor’s Ratings Services.

“Secondary Market Transaction” shall have the meaning set forth in Section 9.1(a) hereof.

“Securities” shall have the meaning set forth in Section 9.1(a) hereof.

“Securities Act” shall have the meaning set forth in Section 9.2(a) hereof.

“Securitization” shall have the meaning set forth in Section 9.1(a) hereof.

“Securitization Indemnification Liabilities” shall have the meaning set forth in Section 9.2(b) hereof.

“Securitization Indemnified Parties” shall have the meaning set forth in Section 9.2(b) hereof.

“Securitization Vehicle” means each REMIC Trust or Grantor Trust into which all or a portion of the Loan or an interest therein has been transferred.

“Security Instrument” shall mean that certain first priority Consolidated, Amended and Restated Fee and Leasehold Mortgage and Security Agreement, dated as of the date hereof, executed and delivered by Borrower as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Servicer” shall have the meaning set forth in Section 11.24(a) hereof.

“Servicing Agreement” shall have the meaning set forth in Section 11.24(a) hereof.

“Severed Loan Documents” shall have the meaning set forth in Section 10.2(c) hereof.

“Significant Obligor” shall have the meaning set forth in Item 1101(k) of Regulation AB under the Securities Act.

“SPC Party” shall mean each of Hudson Pledgor LLC, a Delaware limited liability company, Hudson Residual Interests, Inc., a Delaware corporation, Hudson Managing Member LLC, a Delaware limited liability company, and Henry Hudson Senior Mezz LLC, a Delaware limited liability company.

“Spread” shall mean eight hundred forty (840) basis points.

“Spread Maintenance Premium” shall mean, in connection with a prepayment of all or any portion of the outstanding principal balance of the Loan pursuant to Section 2.3.3 hereof, an amount equal to the greater of (a) one percent (1.0%) of that portion of the principal balance as is being prepaid, and (b) the present value, discounted at LIBOR (or the Prime Rate if the Loan is then outstanding as a Prime Rate Loan) on the most recent Determination Date, of all future installments of interest which would have been due hereunder through and including the Permitted Prepayment Date on the portion of the outstanding principal balance of the Loan being prepaid as if interest accrued on such portion of the principal balance being prepaid at an interest rate per annum equal to the LIBOR Interest Rate (or the Prime Rate if the Loan is then outstanding as a Prime Rate Loan) then in effect plus the Spread. The Spread Maintenance Premium shall be calculated by Lender and shall be final absent manifest error.

“Springing Recourse Event” shall have the meaning set forth in Section 11.22 hereof.

“SRO Conversion Project” shall mean the work ongoing at the Property in connection with the conversion of certain rooms on the 20th floor of the hotel at the Property that were formerly SRO Units into hotel rooms to increase the hotel room count from 834 to 866 in accordance with the budget attached hereto as Schedule IV.

“SRO Conversion Reserve Account” shall have the meaning set forth in Section 6.7.1 hereof.

“SRO Conversion Reserve Funds” shall have the meaning set forth in Section 6.7.1 hereof.

“SRO Unit” shall mean a guestroom or other single-room unit at the Property that is leased or occupied for the use as a primary residence by the occupant(s) thereof or that was previously leased or occupied for the use as a primary residence by the occupant(s) thereof and that has not been converted into a hotel room in accordance with applicable law.

“State” shall mean the State of New York.

“Store Unit” shall have the meaning set forth in the Declaration.

“Successor Borrower” shall have the meaning set forth in Section 2.5.3 hereof.

“Survey” shall mean a current land survey for the Property, certified to the title insurance company and Lender and its successors and assigns, in form and substance satisfactory to Lender and prepared by a professional and properly licensed land surveyor satisfactory to Lender in accordance with the most current Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys together with the surveyor’s seal affixed to the Survey and a certification from the surveyor in form and substance acceptable to Lender.

“Tax Account” shall have the meaning set forth in Section 6.2.1 hereof.

“Tax Funds” shall have the meaning set forth in Section 6.2.1 hereof.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or any part thereof, together with all interest and penalties thereon.

“Tenant” shall mean any Person obligated by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) under any Lease now or hereafter affecting all or any part of the Property.

“Tenth Floor Unit” shall have the meaning assigned to it in the Declaration.

“Term” shall mean the term of the Loan.

“Title Insurance Policy” shall mean an ALTA mortgagee title insurance policy in the form acceptable to Lender (or, if the Property is in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and acceptable to Lender) issued with respect to the Property and insuring the Lien of the Security Instrument, together with such endorsements and affirmative coverages as Lender may require.

“Transfer” shall have the meaning set forth in Section 8.1(a) hereof.

“Transferee” shall have the meaning set forth in Section 8.1(g) hereof.

“Trustee” shall mean any trustee of a Securitization Vehicle.

“UBSRESI” shall mean UBS Real Estate Securities Inc., a Delaware corporation, and its successors in interest.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State or, if the context requires, in the State of Delaware.

“Uniform System of Accounts” shall mean the most recent edition of the Uniform System of Accounts for Hotels, as adopted by the American Hotel and Motel Association.

“Updated Information” shall have the meaning set forth in Section 9.1(b)(i) hereof.

“U.S. Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder.

“U.S. Obligations” shall mean (i) direct full faith and credit obligations of the United States of America that are not subject to prepayment, call or early redemption or (ii) to the extent acceptable to the Rating Agencies, other “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii).

Section 1.2 Principles of Construction.

All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation,” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

II. THE LOAN

Section 2.1 The Loan.

2.1.1 Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender shall make the Loan to Borrower and Borrower shall accept the Loan from Lender on the Closing Date.

2.1.2 Single Disbursement to Borrower. Borrower shall receive only one (1) borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

2.1.3 The Note. The Loan shall be evidenced by the Note and shall be repaid in accordance with the terms of this Agreement and the Note.

2.1.4 Use of Proceeds. Borrower shall use the proceeds of the Loan to (a) repay and discharge any existing loans relating to the Property, (b) pay all past-due Basic Carrying Costs, if any, in respect of the Property, (c) deposit the Reserve Funds, (d) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender, (e) fund any working capital requirements of the Property, as approved by Lender, and (f) distribute the balance of the proceeds, if any, to Borrower.

2.1.5 Northstar Guaranty. In connection with the Loan, Northstar Guarantor shall enter into the Northstar Guaranty and delivery a duly executed original of such Northstar Guaranty to Lender.

Section 2.2 Interest Rate.

2.2.1 Applicable Interest Rate. Except as herein provided with respect to interest accruing at the Default Rate, interest on the principal balance of the Loan outstanding from time to time shall accrue from (and including) the Closing Date up to and including the end of the last Interest Period at the Applicable Interest Rate.

2.2.2 Interest Calculation. Interest on the Outstanding Principal Balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year by (c) the Outstanding Principal Balance

2.2.3 Determination of Interest Rate.

(a) Any change in the rate of interest hereunder due to a change in the Applicable Interest Rate shall become effective as of the first day of the new Interest Period. Each determination by Lender of the Applicable Interest Rate shall be conclusive and binding for all purposes, absent manifest error.

(b) In the event that Lender shall have determined (which determination shall be conclusive and binding upon Borrower absent manifest error) that by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining LIBOR, then Lender shall forthwith give notice by telephone of such fact, confirmed in writing, to Borrower at least one (1) Business Day prior to the last day of the Interest Period in which such fact shall be determined. If such notice is given, the Loan shall be converted, from and after the first day of the next succeeding Interest Period, to a Prime Rate Loan.

(c) If, pursuant to the terms of this Agreement, the Loan has been converted to a Prime Rate Loan and Lender shall determine (which determination shall be conclusive and binding upon Borrower absent manifest error) that the event(s) or circumstance(s) which resulted in such conversion shall no longer be applicable, Lender shall give notice thereof to Borrower, and the Prime Rate Loan shall automatically convert to a LIBOR Loan on the first day of the Interest Period next following the effective date set forth in such notice. Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to elect to convert a LIBOR Loan to a Prime Rate Loan.

(d) With respect to a LIBOR Loan, all payments made by Borrower hereunder shall be made free and clear of, and without reduction for or on account of, income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions, reserves or withholdings imposed, levied, collected, withheld or assessed by any Governmental Authority, which are imposed, enacted or become effective after the date hereof (such non-excluded taxes being referred to collectively as “Foreign Taxes”), excluding income and franchise taxes of the United States of America or any political subdivision or taxing authority thereof or therein (excluding Puerto Rico). If any Foreign Taxes are required to be withheld from any amounts payable to Lender hereunder, the amounts so payable to Lender shall be increased to the extent necessary to yield to Lender (after payment of all Foreign Taxes) interest or any such other amounts payable hereunder at the rate or in the amounts specified hereunder. Whenever any Foreign Tax is payable pursuant to applicable law by Borrower, as promptly as possible thereafter, Borrower shall send to Lender an original official receipt, if available, or certified copy thereof showing payment of such Foreign Tax. Borrower hereby indemnifies Lender for any incremental taxes, interest or penalties that may become payable by Lender which may result from any failure by Borrower to pay any such Foreign Tax when due to the appropriate taxing authority or any failure by Borrower to remit to Lender the required receipts or other required documentary evidence.

(e) If any Regulatory Change shall hereafter make it unlawful for Lender to make or maintain a LIBOR Loan as contemplated hereunder, (i) the obligation of Lender hereunder to make a LIBOR Loan shall be cancelled forthwith and (ii) the Loan shall be converted automatically to a Prime Rate Loan on the first day of the next succeeding Interest Period or within such earlier period as required by law. In the event the condition necessitating the cancellation of Lender’s obligation to make a LIBOR Loan hereunder shall cease, Lender shall promptly notify Borrower of such cessation and the Loan shall resume its characteristics as a LIBOR Loan in accordance with the terms herein from and after the first day of the Interest Period next following such cessation. Borrower hereby agrees promptly to pay Lender, upon demand, any additional amounts necessary to compensate Lender for any out-of-pocket costs incurred by Lender in making any conversion in accordance with this Agreement, including, without limitation, any interest or fees payable by Lender to lenders of funds obtained by it in order to make or maintain the LIBOR Loan hereunder. Lender’s notice of such costs, as certified to Borrower, shall be set forth in reasonable detail and Lender’s calculation shall be conclusive absent manifest error.

(f) In the event that any Regulatory Change or change in the interpretation or application of any requirement of law, or compliance by Lender with any request or directive (whether or not having the force of law) hereafter issued from any central bank or other Governmental Authority:

(i)	shall hereafter have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any amount deemed by Lender to be material;

(ii)	shall hereafter impose, modify, increase or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of the rate hereunder; or

(iii)	shall hereafter impose on Lender any other condition and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder;

then, in any such case, Borrower shall promptly pay Lender, upon demand, any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable which Lender deems to be material as determined by Lender. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.3(f), Borrower shall not be required to pay same unless the requirement for such additional amount is the result of requirements imposed generally on lenders similar to Lender and not the result of some specific reserve or similar requirement imposed on Lender as a result of Lender’s special circumstances. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.3(f), Lender shall provide Borrower with not less than thirty (30) days’ written notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amounts required to fully compensate Lender for such additional costs or reduced amounts. A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence, executed by an authorized signatory of Lender and submitted by Lender to Borrower shall be conclusive in the absence of manifest error. This provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under this Agreement and the Loan Documents.

(g) If Lender shall have reasonably determined that any Regulatory Change with respect to any requirement of law regarding capital adequacy or compliance by Lender or any Person controlling Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on Lender’s or such Person’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which Lender or such Person could have achieved but for such Regulatory Change or compliance (taking into consideration Lender’s or such Person’s policies with respect to capital adequacy) by an amount deemed by Lender to be material, then from time to time, after submission by Lender to the Borrower of a written request therefor, the Borrower shall pay to Lender such additional amount or amounts as will compensate Lender or such Person for such reduction.

(h) Borrower agrees to indemnify Lender and to hold Lender harmless from any loss or expense (other than consequential and punitive damages) which Lender sustains or incurs as a consequence of (i) any default by Borrower in payment of the principal of or interest on a LIBOR Loan, including, without limitation, any such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder, (ii) any prepayment (whether voluntary or mandatory) of the LIBOR Loan on a day that (A) is not the Monthly Payment Date or (B) is a Monthly Payment Date if Borrower did not give the prior written notice of such prepayment required pursuant to the terms of this Agreement, including, without limitation, such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the LIBOR Loan hereunder and (iii) the conversion (for any reason whatsoever, whether voluntary or involuntary) of the Applicable Interest Rate to the Prime Rate plus the Prime Rate Spread with respect to any portion of the outstanding principal amount of the Loan then bearing interest at a rate other than the Prime Rate plus the Prime Rate Spread on a date other than the Monthly Payment Date, including, without limitation, such loss or expenses arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder (the amounts referred to in clauses (i), (ii) and (iii) are herein referred to collectively as the “Breakage Costs”). Whenever in this Section 2.2.3 the term “interest or fees payable by Lender to lenders of funds obtained by it” is used and no such funds were actually obtained from such lenders, it shall include interest or fees which would have been payable by Lender if it had obtained funds from lenders in order to maintain a LIBOR Loan hereunder. Lender will provide to Borrower a statement detailing such Breakage Costs and the calculation thereof.

(i) The provisions of this Section 2.2.3 shall survive payment of the Note in full and the satisfaction of all other obligations of Borrower under this Agreement and the other Loan Documents.

2.2.4 Usury Savings. This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required or obligated to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan shall, to the extent permitted by the applicable Legal Requirements, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.3 Loan Payments.

2.3.1 Payment Before Maturity Date. Borrower shall make a payment to Lender of interest only on the Closing Date for the initial Interest Period. Borrower shall make a payment to Lender of interest only calculated in the manner set forth herein on the Monthly Payment Date occurring in December 9, 2012 and on each Monthly Payment Date thereafter to and including the Maturity Date.

2.3.2 Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest, the applicable Exit Fee, and all other amounts due hereunder and under the Note, the Mortgage and the other Loan Documents. Notwithstanding the foregoing or anything herein to the contrary, in the event that the Borrower repays or prepays the Loan in full with funds borrowed from Lender after the Closing Date, no Exit Fee shall payable in connection with any such repayment or prepayment.

2.3.3 Interest Rate and Payment after Default. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan shall accrue interest at the Default Rate, calculated from the date the Default occurred which led to such an Event of Default without regard to any grace or cure periods contained herein. If all or any part of the principal amount of the Loan is prepaid upon acceleration of the Loan following the occurrence and during the continuance of an Event of Default, Borrower shall be required to pay Lender, in addition to all other amounts then payable hereunder, the applicable Exit Fee, a Spread Maintenance Premium (if such prepayment occurs prior to the Permitted Prepayment Date) calculated with respect to the amount of principal being repaid, and the applicable Breakage Costs.

2.3.4 Late Payment Charge. If any principal, interest or any other sum due under the Loan Documents (including the Outstanding Principal Balance due and payable on the Maturity Date) is not paid by Borrower on the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of (a) five percent (5%) of such unpaid sum or (b) the maximum amount permitted by applicable law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Security Instrument and the other Loan Documents to the extent permitted by applicable law.

2.3.5 Method and Place of Payment. (a) Except as otherwise specifically provided herein, all payments and prepayments under this Agreement, the Note and the other Loan Documents shall be made to Lender not later than 1:00 p.m., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or as otherwise directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

(b) Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be the first (1st) Business Day that is immediately preceding such due date (notwithstanding such adjustment of due dates, Borrower shall not be entitled to any deduction of interest due under this Agreement, the Note or any of the other Loan Documents).

(c) All payments required to be made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.

2.3.6 Allocation of Payments. Provided no Event of Default shall have occurred and be continuing, each payment made pursuant to Section 2.3.1 shall be applied, pro rata (based on the portion of the Outstanding Principal Balance allocable to each Note), to Note A-1, Note A-2 and Note A-3. Any amounts recovered by or paid to Lender during the continuance of an Event of Default may be applied to the Debt in such order and priority as Lender may determine in its sole discretion.

Section 2.4 Prepayments.

2.4.1 Voluntary Prepayments. Provided no Event of Default has occurred and is continuing, Borrower may at its option and upon ten (10) Business Days’ prior notice to Lender, prepay the Debt in whole or in part; provided, however, any prepayment received by Lender shall be accompanied by (i) if such prepayment is made prior to the Permitted Prepayment Date, the Spread Maintenance Premium, (ii) Exit Fee, (iii) Breakage Costs and (iv) all interest which would have accrued on the amount of the Loan to be paid through and including the last day of the Interest Period related to the Monthly Payment Date next occurring following the date of such prepayment, or, if such prepayment occurs on a Monthly Payment Date, through and including the last day of the Interest Period related to such Monthly Payment Date. If a notice of prepayment is given by Borrower to Lender pursuant to this Section 2.4.1, the amount designated for prepayment and all other sums required under this Section 2.4 shall be due and payable on the proposed prepayment date. If for any reason Borrower prepays the Loan on a date other than a Monthly Payment Date, Borrower shall pay Lender, in addition to the Debt, all interest which would have accrued on the amount of the Loan to be paid through and including the last day of the Interest Period related to the Monthly Payment Date next occurring following the date of such prepayment. No prepayment shall be permitted on any date during the period commencing on the first calendar day immediately following a Monthly Payment Date to, but not including, the Determination Date in such calendar month, unless consented to by Lender in its sole discretion. Provided no Event of Default shall then exist, Lender shall apply any such prepayment, pro rata (based on the portion of the Outstanding Principal Balance allocable to each Note), to that portion of the Outstanding Principal Balance allocable to Note A-1, that portion of the Outstanding Principal Balance allocable to Note A-2 and that portion of the Outstanding Principal Balance allocable to Note A-3.

2.4.2 Mandatory Prepayments. On each date on which Lender actually receives a distribution of Net Proceeds, and if Lender is not required to or otherwise does not make such Net Proceeds available to Borrower for a Restoration, Borrower shall, at Lender’s option, prepay the Outstanding Principal Balance of the Note in an amount equal to one hundred percent (100%) of such Net Proceeds together with interest that would have accrued on such amounts through the last day of the Interest Period related to the Monthly Payment Date next occurring following the date of such prepayment. Provided no Event of Default shall then exist, Lender shall apply any such Net Proceeds, pro rata (based on the portion of the Outstanding Principal Balance allocable to each Note), to that portion of the Outstanding Principal Balance allocable to Note A-1, that portion of the Outstanding Principal Balance allocable to Note A-2 and that portion of the Outstanding Principal Balance allocable to Note A-3.

Section 2.5 Interest Rate Cap.

(a) Prior to or contemporaneously with the Closing Date, Borrower shall enter into an Interest Rate Protection Agreement with a LIBOR strike price equal to the Capped LIBOR Rate. The Interest Rate Cap Agreement (i) shall at all times be in a form and substance acceptable to Lender, (ii) shall at all times be with a Counterparty having a Minimum Counterparty Rating and otherwise reasonably acceptable to Lender, (iii) shall direct such Counterparty to deposit directly into the Clearing Account any amounts due Borrower under such Interest Rate Protection Agreement so long as any portion of the Debt exists, provided that the Debt shall be deemed to exist if the Property is transferred by judicial or non judicial foreclosure or deed in lieu thereof, (iv) shall be for a period equal to the term of the Loan and (v) shall at all times have a notional amount equal to or greater than the principal balance of the Loan and shall at all times provide for the applicable Capped LIBOR Rate. Borrower shall collaterally assign to Lender, pursuant to the Assignment of Protection Agreement, all of its right, title and interest to receive any and all payments under the Interest Rate Protection Agreement, and shall deliver to Lender an executed counterpart of such Interest Rate Protection Agreement (which shall, by its terms, authorize the assignment to Lender and require that payments be deposited directly into the Clearing Account) and shall notify the Counterparty of such assignment.

(b) Borrower shall comply with all of its obligations under the terms and provisions of the Interest Rate Protection Agreement. All amounts paid by the Counterparty under the Interest Rate Protection Agreement to Borrower or Lender shall be directly deposited immediately into the Clearing Account or, during the continuance of an Event of Default, into such account as specified by Lender. Borrower shall take all actions reasonably requested by Lender to enforce Lender’s rights under the Interest Rate Protection Agreement in the event of a default by the Counterparty and shall not, without the prior written consent of Lender, waive, amend or otherwise modify any of its rights thereunder.

(c) In the event of any downgrade, withdrawal or qualification of the rating of the Counterparty by any Rating Agency such that such Counterparty no longer satisfies the Minimum Counterparty Rating, Borrower shall (i) replace the Interest Rate Protection Agreement with a replacement Interest Rate Protection Agreement within ten (10) Business Days following such downgrade, withdrawal or qualification or (ii) if provided in such Interest Rate Protection Agreement, in the case of such downgrade, withdrawal or qualification of the rating of such Counterparty below the Minimum Counterparty Rating, cause the Counterparty to deliver collateral to secure Borrower’s exposure under the Interest Rate Protection Agreement in such amount and pursuant to such terms as are subject to approval of the Rating Agencies as evidenced by a Rating Agency Confirmation.

(d) In the event that Borrower fails to purchase and deliver to Lender an Interest Rate Protection Agreement or fails to maintain any such Interest Rate Protection Agreement in accordance with the terms and provisions of this Agreement, Lender may purchase such Interest Rate Protection Agreement and the cost incurred by Lender in purchasing such Interest Rate Protection Agreement shall be paid by Borrower to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender until such cost is reimbursed by Borrower to Lender.

(e) In connection with the Interest Rate Protection Agreement, Borrower shall obtain and deliver to Lender (i) a resolution/consent, as applicable, of the Counterparty reasonably acceptable to Lender authorizing the execution and delivery of each Interest Rate Protection Agreement, and (ii) an opinion from counsel (which counsel may be in house counsel for the Counterparty) for the Counterparty (upon which Lender and its successors and assigns may rely) which shall provide, in relevant part, that:

(i)	the Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or formation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Protection Agreement;

(ii)	the execution and delivery of the Interest Rate Protection Agreement by the Counterparty, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;

(iii)	all consents, authorizations and approvals required for the execution and delivery by the Counterparty of the Interest Rate Protection Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and

(iv)	the Interest Rate Protection Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, has been duly executed and delivered by the Counterparty and constitutes the legal, valid and binding obligation of the Counterparty, enforceable against the Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(f) At such time as the Loan is repaid in full, all of Lender’s right, title and interest in and to the Interest Rate Protection Agreement shall terminate and Lender shall execute and deliver such documents as may be required to evidence Lender’s release of the Interest Rate Protection Agreement and to notify Counterparty of such release.

Section 2.6 Release of Property.

2.6.1 Release of Property. Except as set forth in this Section 2.6, no repayment or prepayment of all or any portion of the Loan shall cause, give rise to a right to require, or otherwise result in, the release of the Lien of the Security Instrument on the Property.

2.6.2 Release on Payment in Full.

(a) Upon payment in full of all principal and interest due on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Loan Documents, upon the written request and at the sole cost and expense of Borrower, Lender shall release the Lien of the Security Instrument.

(b) In connection with the release of the Security Instrument, Borrower shall submit to Lender, concurrently with the request under Section 2.6.2(a), a release of Lien (and the related Loan Documents) for the Property for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which the Property is located and that would be satisfactory to a prudent lender and contains standard provisions, if any, protecting the rights of the releasing lender. In addition, Borrower shall provide all other certificates, documents and instruments Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all applicable Legal Requirements, and (ii) will effect such release in accordance with the terms of this Agreement.

2.6.3 Assignment of Security Instrument. Upon payment in full of all principal and interest due on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Loan Documents, upon the written request and at the sole cost and expense of Borrower, Lender shall cooperate with Borrower to effect an assignment of the Note and the Security Instrument to a new lender in the following manner:

Lender shall assign the Note and the Security Instrument, each without recourse, covenant or warranty of any nature, express or implied, to such new lender designated by Borrower (other than Borrower or a nominee of Borrower). In addition, any such assignment shall be conditioned on the following: (i) payment by Borrower of (A) Lender’s then customary administrative fee for processing assignments of mortgage and (B) the reasonable costs and expenses of Lender incurred in connection therewith (including attorneys’ fees and expenses for the preparation, delivery and performance of such an assignment); (ii) Borrower shall have caused the delivery of an executed Statement of Oath under Section 275 of the New York Real Property Law; (iii) such an assignment is not then prohibited by any federal, state or local law, rule, regulation or order or by any Governmental Authority; and (iv) Borrower shall provide such other opinions, documents, items and information which a prudent lender would require to effectuate such assignment. Borrower shall be responsible for all mortgage recording taxes, recording fees and other charges payable in connection with any such assignment. Lender agrees that the assignment of the Note and the Security Instrument to the new lender shall be accomplished by an escrow closing conducted through an escrow agent satisfactory to Lender and pursuant to an escrow agreement in form and substance satisfactory to Lender.

Section 2.7 Clearing Account/Cash Management Account.

2.7.1 Clearing Account.

(a) During the term of the Loan, Borrower shall establish and maintain an account (the “Clearing Account”) with Clearing Bank in trust for the benefit of Lender in accordance with the Clearing Account Agreement. The Clearing Account shall be under the sole dominion and control of Lender. Lender and Servicer shall have the sole right to make withdrawals from the Clearing Account. All costs and expenses for establishing and maintaining the Clearing Account shall be paid by Borrower.

(b) Borrower shall cause all Rents to be delivered directly to the Clearing Account. In accordance with the Clearing Account Agreement, Borrower shall, or shall cause Manager to, deliver irrevocable written instructions to all non-residential tenants under Leases, if any, to deliver all Rents payable thereunder directly to the Clearing Account, and (ii) deliver irrevocable written instructions to each of the credit card companies or credit card clearing banks with which Borrower or Manager has entered into merchant’s agreements to deliver all receipts payable with respect to the Property directly to the Clearing Account. Notwithstanding anything to the contrary contained herein or in any other Loan Documents, in the event Borrower or Manager shall receive any amounts constituting Rents, Borrower shall, and shall cause Manager to, deposit all such amounts received by Borrower or Manager into the Clearing Account within two (2) Business Days after receipt thereof.

(c) Borrower shall obtain from Clearing Bank its agreement to transfer to the Cash Management Account in immediately available funds by federal wire transfer all amounts on deposit in the Clearing Account (less the fees and expenses of the Clearing Bank in accordance with the Clearing Account Agreement) once every Business Day throughout the term of the Loan.

(d) Upon the occurrence and during the continuation of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any amounts then on deposit in the Clearing Account to the payment of the Debt in any order, proportion and priority as Lender may determine in its sole and absolute discretion.

(e) The Clearing Account shall not be commingled with other monies held by Borrower or Clearing Bank.

(f) Borrower shall not further pledge, assign or grant any security interest in the Clearing Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(g) Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including reasonable attorneys’ fees and expenses) arising from or in any way connected with the Clearing Account and/or the Clearing Account Agreement or the performance of the obligations for which the Clearing Account was established; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent such costs and expenses arise by reason of gross negligence or willful misconduct of Lender.

2.7.2 Cash Management Account.

(a) During the term of the Loan, Borrower shall establish and maintain a segregated Eligible Account (the “Cash Management Account”) to be held by Cash Management Bank in trust and for the benefit of Lender in accordance with the Cash Management Agreement. The Cash Management Account shall be under the sole dominion and control of Lender. Lender and Servicer shall have the sole right to make withdrawals from the Cash Management Account. All costs and expenses for establishing and maintaining the Cash Management Account shall be paid by Borrower.

(b) Provided that no Event of Default shall have occurred and remain outstanding, all funds on deposit in the Cash Management Account shall be applied in the following amounts and order of priority:

(i) First, funds sufficient to pay the next monthly deposit to the Ground Rent Funds in accordance with the terms and conditions of Section 6.6 hereof;

(ii) Second, funds sufficient to pay the next monthly deposit to the Tax Funds in accordance with the terms and conditions of Section 6.2 hereof;

(iii) Third, intentionally omitted;

(iv) Fourth, funds sufficient to pay the fees and expenses of Cash Management Bank then due and payable to Cash Management Bank in accordance with the Cash Management Agreement;

(v) Fifth, funds sufficient to pay for Operating Expenses for the applicable period incurred in accordance with an Approved Annual Budget and as set forth in a request for payment submitted by Borrower to Lender specifying the individual Operating Expenses in form and substance reasonably acceptable to Lender;

(vi) Sixth, funds sufficient to pay the next monthly Debt Service payment pursuant to Section 2.3.1 hereof;

(vii) Seventh, funds sufficient to pay the next monthly deposit to the Capital Expenditure Funds in accordance with the terms and conditions of Section 6.4 hereof;

(viii) Eighth, funds sufficient to pay any interest accruing at the Default Rate (without duplication with clause (v) above), late payment charges and any other amounts then due and payable under the Loan Documents;

(ix) Ninth, funds sufficient to pay for Extraordinary Expenses for the applicable period approved by Lender, if any;

(x) Tenth, during a Cash Sweep Event Period, the remaining amount (the “Excess Cash Flow”) shall be deposited into the Excess Cash Flow Account and held and applied in accordance with the terms and conditions of Sections 6.10 and 6.11 hereof; and

(xi) Lastly, the remaining amount shall be deposited into an account controlled by Borrower as designated by Borrower in accordance with the Cash Management Agreement.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Note or the other Loan Documents, upon the occurrence and during the continuation of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any amounts then on deposit in the Cash Management Account to the payment of the Debt in any order, proportion and priority as Lender may determine in its sole and absolute discretion.

(d) Borrower hereby agrees that Lender may modify the Cash Management Agreement for the purpose of establishing additional sub-accounts in connection with any payments otherwise required under this Agreement, the Note and the other Loan Documents, which sub-accounts shall at all times be Eligible Accounts (and may be ledger or book entry accounts and not actual accounts). All costs and expenses for establishing and maintaining such accounts shall be paid by Borrower.

2.7.3 Payments Received Under Cash Management Agreement. The insufficiency of funds on deposit in the Cash Management Account shall not relieve Borrower from the obligation to make any payments, as and when due pursuant to this Agreement, the Note and the other Loan Documents, and such obligation shall be separate and independent, and not conditioned on any event or circumstance whatsoever. Notwithstanding anything to the contrary contained in this Agreement, the Note or the other Loan Documents, and provided that no Event of Default shall have occurred and remain outstanding, Borrower’s obligations with respect to the payment of Debt Service pursuant to Section 2.3.1 and amounts required to be deposited into the Reserve Funds, if any, shall be deemed satisfied to the extent (i) sufficient amounts are deposited in the Cash Management Account to satisfy such obligations pursuant to the Cash Management Agreement on the dates each such payment is required, or (ii) sufficient amounts are on deposit in the Debt Service Reserve Account and available to Borrower pursuant to the terms of Section 6.5.2 of this Agreement, in each case, regardless of whether any of such amounts are so applied by Lender.

Section 2.8 Extension of the Initial Maturity Date. Borrower shall have the option to extend the Initial Maturity Date of the Loan for one successive term (the “Extension Option” and such successive term, the “Extension Term”) of twelve (12) months (the Initial Maturity Date following the exercise of such option is hereinafter the “Extended Maturity Date”) upon satisfaction of the following terms and conditions:

(a) No monetary or material non-monetary Default, nor any Event of Default, shall have occurred and be continuing at the time the Extension Option is exercised and at the time that the extension occurs;

(b) Borrower shall provide Lender with written revocable notice of its election to extend the Maturity Date as aforesaid not later than thirty (30) days and not earlier than ninety (90) days prior to the Initial Maturity Date (provided that if Borrower shall subsequently revoke such notice, Borrower shall be responsible for Lender’s costs and expenses incurred in connection with same);

(c) Borrower shall obtain and deliver to Lender on the first day of the Extension Option, an Interest Rate Protection Agreement in form substantially identical to the Interest Rate Protection Agreement delivered to Lender in connection with the closing of the Loan from a Counterparty satisfying the Minimum Counterparty Rating in a notional amount equal to the then outstanding principal balance of the Loan, which Interest Rate Protection Agreement shall have cap LIBOR at the Capped LIBOR Rate and be effective commencing on the first date of the Extension Option and shall have a maturity date not earlier than the Extended Maturity Date;

(d) Borrower shall have delivered to Lender prior to the first day of the Extension Term a business plan and a proposed Annual Budget covering the Extension Term, in each case, reasonably acceptable to Lender;

(e) Borrower shall, on or prior to the first day of the Extension Term, make a deposit into the Debt Service Reserve Account in an amount equal to the Extension Term Debt Service Reserve Deposit;

(f) the Loan-to-Value Ratio as of the first day of the Extension Term, as determined by Lender based on the Outstanding Principal Balance as of such date and an Appraisal dated not more than thirty (30) days prior to the Initial Maturity Date, shall not exceed fifty percent (50.0%), provided that nothing herein shall limit Borrower’s right to prepay the Loan in an amount necessary to achieve such Loan-to-Value Ratio; and

(g) Borrower shall pay to Lender in connection with the exercise of the Extension Option an extension fee equal to one-half percent (0.5%) of the Outstanding Principal Balance (the “Extension Fee”), which Extension Fee shall be delivered on or prior to the first day of the Extension Term

III. REPRESENTATIONS AND WARRANTIES

Section 3.1 Borrower Representations.

Borrower represents and warrants to Lender that:

3.1.1 Organization. (a) Each of Borrower and each SPC Party is, and since the date of its respective formation has been, duly organized, validly existing and in good standing with full power and authority to own its assets and conduct its business, and is, and since the date of its respective formation has been, duly qualified and in good standing in all jurisdictions in which the ownership or leasing of its property or the conduct of its business requires such qualification (except where the failure to be so qualified would not have a Material Adverse Effect) and Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents by it, and has the power and authority to execute, deliver and perform under this Agreement, the other Loan Documents and all the transactions contemplated hereby and thereby.

(b) Borrower’s exact legal name is correctly set forth in the first paragraph of this Agreement. Borrower is an organization of the type specified in the first paragraph of this Agreement. Borrower is incorporated or organized under the laws of the state specified in the first paragraph of this Agreement. Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium of recording, including software, writings, plans, specifications and schematics, has been for the preceding four (4) months (or, if less than four (4) months, the entire period of the existence of Borrower) and will continue to be the address of Borrower set forth in the first paragraph of this Agreement (unless Borrower notifies Lender in writing at least thirty (30) days prior to the date of such change). Owner’s organizational identification number, if any, assigned by the state of its incorporation or organization is 2977624. Bar Lessee’s organizational identification number, if any, assigned by the state of its incorporation or organization is 3473280. Operating Lessee’s organizational identification number, if any, assigned by the state of its incorporation or organization is 2541676. Owner’s federal tax identification number is 13-4035148. Bar Lessee’s federal tax identification number is 03-0373311. Operating Lessee’s federal tax identification number is 13-4130496.

3.1.2 Proceedings. This Agreement and the other Loan Documents have been duly authorized, executed and delivered by or on behalf of Borrower and constitute legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).

3.1.3 No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any asset or property of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which Borrower is a party or by which any of Borrower’s assets or properties is subject, nor will such action result in any violation of the provisions of any Legal Requirements of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s assets or properties.

3.1.4 Litigation. Other than as set forth on Schedule 3.1.4 hereto, there is no action, suit, proceeding or investigation pending or, to Borrower’s Knowledge, threatened against Borrower, any SPC Party, Guarantor, Manager or the Property in any court or by or before any other Governmental Authority that would reasonably be expected to have a Material Adverse Effect.

3.1.5 Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which would reasonably be expected to have a Material Adverse Effect. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Encumbrance or any other agreement or instrument to which it is a party or by which Borrower or the Property is bound. Borrower has no material financial obligation (contingent or otherwise) under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower or the Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property as permitted under Section 3.1.24(d) hereof and (b) obligations under the Loan Documents.

3.1.6 Consents. Each consent, approval, authorization, order, registration or qualification of or with any court or any other Governmental Authority required for the execution, delivery and performance by Borrower of this Agreement and the other Loan Documents has been obtained and is in full force and effect

3.1.7 Title. Borrower has (i) good, marketable and insurable (a) fee simple to the Owned Units and has an undivided interest in the Common Elements appurtenant thereto and (b) leasehold title to the Leasehold Units and to the undivided interest in the Common Elements appurtenant thereto and (ii) good and marketable title to the balance of the Property (not comprising real property) owned by it, in each case, free and clear of all Liens whatsoever except Permitted Encumbrances. The Security Instrument, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, when properly recorded in the appropriate records, will create (a) a valid, perfected first priority lien on the Property, subject only to Permitted Encumbrances, and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to the Permitted Encumbrances. To Borrower’s knowledge, there are no claims for payment or mechanic’s, materialman’s or other similar liens or claims which have been filed for work, labor or materials affecting the Property which are or may become Liens prior to, or of equal priority with, the Lien of the Security Instrument and the other Loan Documents. None of the Permitted Encumbrances, individually or in the aggregate, materially interfere with the benefits of the security intended to be provided by the Security Instrument and the other Loan Documents, materially and adversely affect the value of the Property, impair the use or operation of the Property or impair Borrower’s ability to perform its Obligations in a timely manner.

3.1.8 No Plan Assets. As of the date hereof and throughout the Term, (a) Borrower does not sponsor and is not obligated to contribute to an “employee benefit plan” as defined in Section 3(3) of EISA, subject to Title I of ERISA or Section 4975 of the Code (other than the New York Hotel Trades Council and Hotel Association of New York City, Inc. Pension Fund, a “multiemployer plan” as defined in Section 3(37) of ERISA), (b) Borrower is not itself and will not be an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA or Section 4975 of the Code, (c) none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, (d) Borrower is not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA, and (e) transactions by or with Borrower are not and will not be subject to any statute, rule or regulation regulating investments of, or fiduciary obligations with respect to, “governmental plans” within the meaning of Section 3(32) of ERISA which is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code and which prohibit or otherwise restrict the transactions contemplated by this Agreement (including, but not limited to, the exercise by Lender of any of its rights under the Loan Documents).

3.1.9 Compliance. Borrower and the Property and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes. Except as set forth on Schedule 3.1.9 hereof, no legal proceedings are pending or, to Borrower’s Knowledge, threatened with respect to the zoning of the Property. Neither the zoning nor any other right to construct, use or operate the Property is in any way dependent upon or related to any property other than the Property. Borrower is not in default or violation of any order, regulation, writ, injunction, decree or demand of any Governmental Authority, the violation of which could have a Material Adverse Effect. There has not been committed by Borrower or, to Borrower’s Knowledge, any other Person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government, any state or local government or any other Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s Obligations under any of the Loan Documents.

3.1.10 Financial Information. All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in respect of the Property or otherwise in connection with the Loan (i) are true, correct and complete in all material respects, (ii) accurately represent the financial condition of Borrower and the Property, as applicable, as of the date of such reports, and (iii) have been prepared in accordance with GAAP and the Uniform System of Accounts throughout the periods covered, except as disclosed therein. To Borrower’s Knowledge, Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments not shown on the financial statements delivered to Lender that would reasonably be expected to have a Material Adverse Effect. Since the date of such financial statements, there has been no material adverse change in the financial condition, operation or business of Borrower or the Property from that set forth in said financial statements.

3.1.11 Condemnation. No Condemnation or other similar proceeding has been commenced or, to Borrower’s Knowledge, has been threatened or is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

3.1.12 Easements; Utilities and Public Access. The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses. To Borrower’s Knowledge, all public utilities necessary or convenient to the continued use and enjoyment of the Property are located either in the public right-of-way abutting the Property (which are connected so as to serve the Property without passing over any other property) or in recorded easements serving the Property and such easements are set forth in and insured by the Title Insurance Policy. All roads necessary for the use of the Property for its current purposes have been completed and dedicated to public use and accepted by all applicable Governmental Authorities.

3.1.13 Separate Lots. Except as set forth in the Title Insurance Policy, the Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of the Property.

3.1.14 Assessments. To Borrower’s Knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

3.1.15 Enforceability. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, any SPC Party or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject only to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and, as to enforceability, to principles of equity), and neither Borrower, any SPC Party nor Guarantor has asserted any right of rescission, set-off, counterclaim or defense with respect to such Loan Documents.

3.1.16 Assignment of Leases. The Assignment of Leases creates a valid assignment of, or a valid security interest in, certain rights under the Leases, subject only to a license granted to Borrower to exercise certain rights and to perform certain obligations of the lessor under the Leases, as more particularly set forth therein. No Person other than Lender has any interest in or assignment of the Leases or any portion of the Rents due and payable or to become due and payable thereunder.

3.1.17 Insurance. Borrower has obtained and has delivered to Lender original or certified copies of the Policies, with all premiums then due thereunder paid, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made under any of the Policies that would reasonably be expected to have a Material Adverse Effect.

3.1.18 Licenses. Except as set forth on Schedule 3.1.18, all approvals, authorizations, certifications, licenses and permits, including, without limitation, certificates of completion and occupancy and any applicable liquor license, required by any Governmental Authority or otherwise necessary for the legal ownership, use, occupancy and operation of the Property in the manner in which the Property is currently being owned, used, occupied and operated have been obtained by or on behalf of Borrower and are in full force and effect.

3.1.19 Flood Zone. None of the Improvements on the Property is located in an area identified by the Federal Emergency Management Agency as a special flood hazard area (or, if so located, the flood insurance required pursuant to Section 5.1.1(a)(i) is in full force and effect with respect to the Property).

3.1.20 Physical Condition. Except as set forth in the Property Condition Report, the Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in the Property, whether latent or otherwise, that would reasonably be expected to have a Material Adverse Effect. Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would materially adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or any termination or threatened termination of any policy of insurance or bond.

3.1.21 Boundaries. To Borrower’s Knowledge, all of the improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property. No easements or other encumbrances affecting the Property encroach upon any of the Improvements so as to affect the value, marketability, use or operation of the Property except those which are insured against by the Title Insurance Policy, each of which, whether or not insured against by the Title Insurance Policy, is shown on the Survey.

3.1.22 Leases. Borrower represents and warrants to Lender with respect to the Leases that: (a) the rent roll attached hereto as Schedule I is true, correct and complete and the Property is not subject to any Leases other than the Leases described in Schedule I and any written agreements, if any, pertaining to the leasing of the SRO Units, (b) the Leases identified on Schedule I are in full force and effect and there are no defaults thereunder by any party thereto and, to Borrower’s Knowledge, there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder, (c) the copies of the Leases delivered to Lender are true, correct and complete, and there are no oral agreements with respect thereto, (d) no Rent (including security or other deposits) has been paid more than one (1) month in advance of its due date, (e) all work to be performed by the landlord under each Lease has been performed as required and, to Borrower’s Knowledge, has been accepted by the applicable Tenant, (f) any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by the landlord to any Tenant have already been paid by the landlord, (g) all security or other deposits are being held in accordance with the applicable Leases and all applicable Legal Requirements, (h) to Borrower’s Knowledge, there are no notices of termination or default with respect to any Lease; (i) Borrower has not assigned or pledged any of the Leases, the rents or any interest therein except to Lender; (j) no Tenant or other Person has an option, right of first refusal or offer or any other preferential right to purchase all or any portion of, or interest in, the Property; (k) no Tenant has any right or option for additional space in the Improvements, (l) to Borrower’s Knowledge, no Tenant has assigned its Lease or sublet all or any portion of the premises demised thereby, (m) no Tenant has the right to terminate its Lease prior to expiration of the stated term of such Lease; (n) to Borrower’s Knowledge, no Hazardous Substances have been disposed, stored or treated by any Tenant on, under or about the Property; (o) to Borrower’s Knowledge, no Tenant has any intention to use its leased premises for any activity which, directly or indirectly, involves the use, generation, treatment, storage, disposal or transportation of any petroleum product or any other Hazardous Substances, and (p) all existing Leases are subordinate to the Security Instrument either pursuant to their terms or a recorded subordination agreement.

3.1.23 Filing, Recording and Other Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid under the applicable Legal Requirements in connection with the transfer of the Property to Borrower have been paid or are being paid simultaneously herewith, except to the extent the failure to make any such payments would not have a Material Adverse Effect. All mortgage, mortgage recording, stamp, intangible or other similar taxes required to be paid under the applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Security Instrument, have been paid or are being paid simultaneously herewith. All taxes and governmental assessments due and owing in respect of the Property have been paid, or an amount sufficient to cover such payments has deposited by Borrower in the Tax Account.

3.1.24 Single Purpose.

Borrower hereby represents and warrants to, and covenants with, Lender that since the date of its formation and at all times on and after the date hereof and until such time as the Debt shall be paid in full:

(a) (i) Owner’s sole purpose has been, is and will be to (i) acquire, own, hold, maintain, manage, operate, improve, renovate, develop, finance, refinance, pledge, encumber, mortgage, sell, exchange, lease, dispose of and otherwise deal with the Property together with such other lawful activities as may be incident, necessary or advisable in connection with the ownership of the Property, (ii) own, hold and maintain 100% of the limited liability company interests in each of Hudson Pledgor LLC and Hudson Managing Member LLC together with such other activities as may be incident, necessary or advisable in connection with the ownership of such interests, (iii) own, hold and maintain all of the issued and outstanding stock of Hudson Residual Interests Inc., a Delaware corporation (“Hudson Residual”) together with such other activities as may be incident, necessary or advisable in connection with the ownership of such stock, (iv) enter into the Loan Documents and borrow funds in the amount of the Loan from Lender and enter into any amendments, modifications, revisions, restatements, or amendments and restatements to the Loan Documents, (v) refinance the Property in connection with a permitted repayment of the Loan, (vi) give security for the Loan or, to the extent expressly permitted under this Agreement, for other indebtedness permitted pursuant to this Agreement, and (vii) engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of Delaware that are related or incidental to or necessary, convenient or advisable for the accomplishment of the above-mentioned purposes.

(ii) Bar Lessee’s sole purpose has been, is and will be to (i) acquire, own, hold, maintain, manage, operate, improve, renovate, develop, finance, refinance, pledge, encumber, mortgage, sell, exchange, lease, dispose of and otherwise deal with the leasehold interest in the restaurant and bar space at the Property known as “The Hudson Hall”, “The Hudson Bar”, the “Library Bar” and “Park Terrace” to be used for a first class bar/lounge, with waiter and/or waitress service, for banquets and for operation to support said uses (the “Hotel Restaurant and Bar”), together with such other lawful activities as may be incident, necessary or advisable in connection with the foregoing, (ii) enter into the Loan Documents and borrow funds in the amount of the Loan from Lender and enter into any amendments, modifications, revisions, restatements, or amendments and restatements to the Loan Documents, (iii) refinance the Property in connection with a permitted repayment of the Loan, (iv) give security for the Loan or, to the extent expressly permitted under this Agreement, for other indebtedness permitted pursuant to this Agreement, and (v) engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of Delaware that are related or incidental to or necessary, convenient or advisable for the accomplishment of the above-mentioned purposes.

(iii) Operating Lessee’s sole purpose has been, is and will be to (i) acquire, own, hold, maintain, manage, operate, improve, renovate, develop, finance, refinance, pledge, encumber, mortgage, sell, exchange, lease, dispose of and otherwise deal with the Property, together with such other lawful activities as may be incident, necessary or advisable in connection with the ownership of the Property, (ii) enter into the Loan Documents and borrow funds in the amount of the Loan from Lender and enter into any amendments, modifications, revisions, restatements, or amendments and restatements to the Loan Documents, (iii) refinance the Property in connection with a permitted repayment of the Loan, (iv) give security for the Loan or, to the extent expressly permitted under this Agreement, for other indebtedness permitted pursuant to this Agreement, and (v) engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of New York that are related or incidental to or necessary, convenient or advisable for the accomplishment of the above-mentioned purposes.

(b) (i) Owner has not, since the date of its formation, and will not own any asset or property other than the Property and incidental personal property necessary for the ownership of the Property, limited liability company interests in each of Hudson Pledgor LLC and Hudson Managing Member LLC and stock of Hudson Residual; (ii) Operating Lessee has not, since the date of its formation, and will not own any asset or property other than the leasehold interest in the Property and incidental personal property necessary for the ownership of the leasehold interest in the Property; and (iii) Bar Lessee has not, since the date of its formation, and will not own any asset or property other than the leasehold interest in the Hotel Restaurant and Bar and incidental personal property necessary for the ownership of the leasehold interest in the Hotel Restaurant and Bar. (I) Owner has not, since the date of its formation, and will not engage in any business other than the ownership of the Property, ownership of limited liability company interests in each of Hudson Pledgor LLC and Hudson Managing Member LLC and ownership of stock of Hudson Residual, and any other businesses required or permitted to be performed under the Loan Documents; (II) Operating Lessee has not, since the date of its formation, and will not engage in any business other than the ownership of a leasehold interest in and operation and management of the Property, and any other businesses required or permitted to be performed under the Loan Documents; and (III) Bar Lessee has not, since the date of its formation, and will not engage in any business other than the ownership of a leasehold interest in and operation and management of the Hotel Restaurant and Bar, and any other businesses required or permitted to be performed under the Loan Documents.

(c) Except with respect to the Operating Lease, Borrower has not entered and will not enter into any contract or agreement with any Affiliate of Borrower, any constituent party of Borrower or any Affiliate of any constituent party, except upon terms and conditions that are intrinsically fair, commercially reasonable, and no less favorable to it than those that would be available on an arm’s-length basis from an unrelated third party.

(d) Subject to Borrower’s rights to contest Liens (including the related underlying indebtedness) in accordance with this Agreement, Borrower has not incurred and will not incur any Indebtedness other than Permitted Indebtedness.

(e) Borrower has not made and will not make any loans or advances to any other Person (including any Affiliate of Borrower, any constituent party of Borrower or any Affiliate of any constituent party), and has not acquired and shall not acquire obligations or securities of its Affiliates except as expressly set forth herein.

(f) Borrower has been, is, and intends to remain solvent and Borrower has paid its debt and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same became due and intends to pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due; provided, however, that this provision shall not require any direct or indirect equity owner of Borrower to make any capital contributions to Borrower.

(g) (i) Borrower has done or caused to be done, and will do and cause to be done, all things necessary to observe its organizational formalities and preserve its separate existence, (ii) Borrower has not terminated or failed to comply with, will not terminate or fail to comply with, nor will Borrower permit any SPC Party to terminate or fail to comply with the provisions of its Organizational Documents, and (iii) unless (A) Lender has consented in writing and (B) following a Securitization of the Loan, the Rating Agencies have issued a Rating Agency Confirmation in connection therewith, Borrower will not amend, modify or otherwise change, nor will Borrower permit any SPC Party to amend, modify or otherwise change, its Organizational Documents.

(h) Borrower has maintained and will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates and any other Person. Borrower’s assets have not been listed as assets on the financial statement of any other Person; provided, however, that Borrower’s assets have been included in the consolidated financial statements of its Affiliates; provided that (i) the ownership of such assets by Borrower will be described in the footnotes to such financial statements, and (ii) such assets were listed on Borrower’s own separate balance sheet. Borrower’s assets will not be listed as assets on the financial statement of any other Person; provided, however, that Borrower’s assets may be included in a consolidated financial statement of its Affiliates provided that (A) except with respect to any publicly held company, appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Borrower and such Affiliates and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person, and (B) such assets shall be listed on Borrower’s own separate balance sheet. Borrower has filed and shall file its own tax returns (except to the extent that Borrower was or is treated as a “disregarded entity” for tax purposes and was or is not required to file tax returns under applicable law) and has not filed and shall not file a consolidated federal income tax return with any other Person. Borrower has maintained and shall maintain its books, records, resolutions and agreements as official records.

(i) Borrower (i) has been, will be, and at all times has held and will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of Borrower or any constituent party of Borrower), (ii) has corrected and shall correct any known misunderstanding regarding its status as a separate entity, (iii) has conducted and shall conduct business in its own name, (iv) has not identified and shall not identify itself or any of its Affiliates as a division or department or part of the other and (v) has maintained and utilized and shall maintain and utilize separate stationery, invoices and checks bearing its own name to the extent necessary for the operation of its business.

(j) Borrower has maintained and intends to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided, however, that this provision shall not require any direct or indirect equity owner of Borrower to make any capital contributions to Borrower.

(k) Neither Borrower nor any constituent party of Borrower has sought or will seek or effect the liquidation, dissolution, or winding up, in whole or in part, of Borrower, and neither Borrower nor any constituent party of Borrower will seek the consolidation or merger, any sale or other transfer of all or substantially all of its assets or any sale or other transfer outside the ordinary course of business.

(l) Borrower has not commingled and will not commingle funds or other assets of Borrower with those of any Affiliate or constituent party or any other Person, and has held and will hold all of its assets in its own name.

(m) Borrower has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party or any other Person.

(n) Borrower has not assumed, guaranteed or become obligated for the debts or obligations of any other Person, has not held itself out to be responsible for or have its credit or assets available to satisfy the debts or obligations of any other Person, and, except in connection with the Loan or any previous financing that is being refinanced by the Loan or other financing of the Property that has been paid in full prior to the date hereof, has not pledged and will not pledge its assets or properties for the benefit of, or to secure the obligations of, any other Person. Borrower will not assume, guarantee or become obligated for the debts or obligations of any other Person and does not and will not hold itself out to be responsible for or have its credit or assets available to satisfy the debts or obligations of any other Person.

(o) Each SPC Party shall be a Person whose sole asset is its interest in one of the entities comprising Borrower and each SPC Party (i) will cause Borrower to comply with each of the representations, warranties and covenants contained in this Section 3.1.24; (ii) will at all times comply with each of the representations, warranties and covenants contained in this Section 3.1.24 (other than subsections (a), (b), (d) and (aa)) as if such representation, warranty or covenant was made directly by such SPC Party; (iii) will not engage in any business or activity other than owning an interest in one of the entities comprising Borrower; (iv) will not acquire or own any assets or properties other than its partnership or membership interest in Borrower; and (v) will not incur any debt other than Permitted Indebtedness. Upon the withdrawal or the disassociation of any SPC Party from a Borrower, such Borrower shall immediately appoint a new SPC Party whose Organizational Documents are substantially similar to those of such SPC Party and deliver a new bankruptcy non-consolidation opinion with respect to the new SPC Party and its constituent parties reasonably acceptable to Lender and acceptable to the Rating Agencies in their sole discretion.

(p) The Organizational Documents of each Borrower and each SPC Party shall provide that at all times there shall be (and Borrower shall at all times cause there to be) at least two (2) duly appointed individuals on the board of directors or managers (each, an “Independent Director”) of such Borrower or SPC Party, each of whom (i) has at least three (3) years prior employment experience and continues to be employed by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company or Lord Securities Corporation as an independent director, independent manager or independent member for customers of such companies, or, if none of those companies is then providing professional independent directors, independent managers and independent members, another nationally-recognized company that provides such services and which is reasonably approved by Lender; (ii) is not on the board of directors or managers of more than two (2) Affiliates of such Borrower or SPC Party (other than other entities comprising the Borrower or any SPC Party); and (iii) is not, and has never been, and will not, while serving as an Independent Director be, any of the following: (A) a stockholder (except with respect to any public company), director, manager, officer, employee, partner, member, attorney or counsel of Borrower, any SPC Party, any Affiliate of Borrower or any SPC Party or any direct or indirect equity holder of any of them (other than with respect to a public company), (B) a creditor, customer, supplier, service provider (including provider of professional services) or other Person who derives any of its purchases or revenues from its activities with Borrower, any SPC Party or any Affiliate of Borrower or any SPC Party (other than a nationally-recognized company that routinely provides professional independent directors, independent managers or independent members and other corporate services to Borrower, any SPC Party or any Affiliate of Borrower or any SPC Party in the ordinary course of its business), (C) a member of the immediate family of any such stockholder, director, manager, officer, employee, partner, member, creditor, customer, supplier, service provider or other Person, or (D) a Person controlling or under common control with any of the entities set forth in clauses (A), (B) or (C) above. A natural person who satisfies the foregoing definition other than clause (iii) shall not be disqualified as a result of clause (iii)(A) by reason of being, having been or becoming an Independent Director of any other Borrower or SPC Party or of an Affiliate of Borrower or any SPC Party that is not in the direct chain of ownership of Borrower or such SPC Party and that is required by a creditor to be a “single purpose entity”; provided that such Independent Director is, was or will be employed by a company that routinely provides professional independent directors, independent managers or independent members. A natural person who satisfies the foregoing definition other than clause (iii) shall not be disqualified as a result of clause (iii)(A) or (iii)(B) by reason of being, having been or becoming an Independent Director of a “single purpose entity” affiliated with Borrower or any SPC Party; provided that the fees or other compensation that such individual earns by serving as an Independent Director of one or more Affiliates of Borrower or any SPC Party in any given year constitute, in the aggregate, less than five percent (5%) of such individual’s income for such year. The Organizational Documents of each Borrower and each SPC Party shall provide that no Independent Director of such Borrower or SPC Party may be removed or replaced without Cause, and unless the applicable Borrower or SPC Party provides Lender with not less than three (3) Business Days’ prior notice of (1) any proposed removal of any Independent Director, together with a statement as to the reasons for such removal, and (2) the identity of the proposed replacement Independent Director, together with a certification that such replacement satisfies the requirements set forth in the Organizational Documents of such SPC Party relating to an Independent Director. In addition, the Organizational Documents of Borrower and each SPC Party shall provide an express acknowledgment that Lender is an intended third-party beneficiary of the “special purpose” and “separateness” provisions of such Organizational Documents. As used in this paragraph, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of such Person, whether through ownership of voting securities, by contract or otherwise and the terms “controlled” and “controlling” shall have correlative meanings. As used in this paragraph, the term “single purpose entity” shall mean a Person whose Organizational Documents contain, and who covenants that such Person shall comply or cause compliance with, provisions substantially similar to those set forth in this Section 3.1.24.

(q) The Organizational Documents of each SPC Party shall provide that the board of directors or managers of such SPC Party shall not take any action which, under the terms of any Organizational Documents (including, if applicable, any voting trust agreement with respect to any common stock), requires a unanimous vote of the board of directors or managers of such SPC Party unless, at the time of such action, there shall be at least two (2) members of the board of directors or managers who are Independent Directors (and such Independent Directors have participated in such vote). The Organizational Documents of each SPC Party shall provide that the applicable SPC Party will not (and each SPC Party agrees that it will not), without the unanimous consent of its board of directors or managers, including the consent of each Independent Director, on behalf of itself or Borrower (i) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, (ii) seek or consent to the appointment of a receiver, liquidator or any similar official for such entity or a substantial portion of such entity’s assets or properties, (iii) take any action intended to cause such entity to become insolvent, (iv) make an assignment for the benefit of creditors, (v) admit in writing such entity’s inability to pay its debts generally as they become due, (vi) declare a moratorium on the payment of its obligations generally, or (vii) take any action in furtherance of any of the foregoing. In addition, the Organizational Documents of each SPC Party shall provide that, when voting with respect to any of the matters set forth in the immediately preceding sentence of this Section 3.1.24(q), the Independent Directors shall consider only the interests of Borrower, including its creditors, to the fullest extent permitted under applicable law.

(r) Notwithstanding anything to the contrary herein, with respect to any SPC Party that is a Delaware single-member limited liability company:

(i) the Organizational Documents of such SPC Party shall provide that, as long as any portion of the Debt remains outstanding, upon the occurrence of any event that causes the sole member of such SPC Party (“Sole Member”) to cease to be a member of such SPC Party (other than (A) upon an assignment by Sole Member of all of its limited liability company interests in such SPC Party and the admission of the transferee, if permitted pursuant to the Organizational Documents of such SPC Party and the Loan Documents, or (B) the resignation of Sole Member and the admission of an additional member of such SPC Party, if permitted pursuant to the Organizational Documents of such SPC Party and the Loan Documents), each of the persons acting as an Independent Director of such SPC Party shall, without any action of any Person and simultaneously with Sole Member ceasing to be a member of such SPC Party, automatically be admitted as a member of such SPC Party (a “Special Member”) and shall preserve and continue the existence of such SPC Party without dissolution. The Organizational Documents of such SPC Party shall further provide that for so long as any portion of the Debt is outstanding, no Special Member may resign or transfer its rights as a Special Member unless (1) a successor Special Member has been admitted to such SPC Party as a Special Member, and (2) such successor Special Member has also accepted its appointment as an Independent Director of such SPC Party;

(ii) the Organizational Documents of such SPC Party shall provide that, as long as any portion of the Debt remains outstanding, except as expressly permitted pursuant to the terms of the Loan Documents, (A) Sole Member may not resign, and (B) no additional member shall be admitted to such SPC Party; and

(iii) the Organizational Documents of such SPC Party shall provide that, as long as any portion of the Debt remains outstanding: (A) such SPC Party shall be dissolved, and its affairs shall be wound up, only upon the first to occur of the following: (1) the termination of the legal existence of the last remaining member of such SPC Party or the occurrence of any other event which terminates the continued membership of the last remaining member of such SPC Party in such SPC Party unless the business of such SPC Party is continued in a manner permitted by its operating agreement or the Delaware Limited Liability Company Act (the “Act”), or (2) the entry of a decree of judicial dissolution under Section 18-802 of the Act; (B) upon the occurrence of any event that causes the last remaining member of such SPC Party to cease to be a member of such SPC Party or that causes Sole Member to cease to be a member of such SPC Party (other than (1) upon an assignment by Sole Member of all of its limited liability company interests in such SPC Party and the admission of the transferee, if permitted pursuant to the Organizational Documents of such SPC Party and the Loan Documents, or (2) the resignation of Sole Member and the admission of an additional member of such SPC Party, if permitted pursuant to the Organizational Documents of such SPC Party and the Loan Documents), to the fullest extent permitted by law, the personal representative of such last remaining member shall be authorized to, and shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of such member in such SPC Party, agree in writing (x) to continue the existence of such SPC Party, and (y) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of such SPC Party, effective as of the occurrence of the event that terminated the continued membership of such member in such SPC Party; (C) the bankruptcy of Sole Member or a Special Member shall not cause Sole Member or such Special Member to cease to be a member of such SPC Party and upon the occurrence of such event, the business of such SPC Party shall continue without dissolution; (D) in the event of the dissolution of such SPC Party, such SPC Party shall conduct only such activities as are necessary to wind up its affairs (including the sale of its assets and properties in an orderly manner), and its assets and properties shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act; and (E) to the fullest extent permitted by applicable law, each of Sole Member and Special Members shall irrevocably waive any right or power that they might have to cause such SPC Party or any of its assets or properties to be partitioned, to cause the appointment of a receiver for all or any portion of the assets or properties of such SPC Party, to compel any sale of all or any portion of the assets or properties of such SPC Party pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of such SPC Party.

(s) Borrower shall conduct its business so that the assumptions made with respect to Borrower in the Insolvency Opinion shall be true and correct in all respects.

(t) Borrower has not permitted and will not permit any Affiliate or constituent party independent access to its bank accounts (except for Manager in connection with its performance of its obligations under the Management Agreement).

(u) Borrower has paid and shall pay its own liabilities and expenses, including the salaries of its own employees (if any) from its own funds, and has maintained and shall maintain a sufficient number of employees (if any) in light of its contemplated business operations; provided that the foregoing shall not require any direct or indirect member, partner or shareholder of Borrower to make any additional capital contributions to Borrower.

(v) Borrower has compensated and shall compensate each of its consultants and agents from its funds for services provided to it, but only to the extent Borrower has sufficient funds available therefor. Borrower has paid and shall pay from its assets all obligations of any kind incurred, but only to the extent Borrower has sufficient funds available therefor.

(w) Borrower has not (i) filed a bankruptcy, insolvency or reorganization petition or otherwise instituted insolvency proceedings or otherwise sought any relief under any laws relating to the relief from debts or the protection of debtors generally, (ii) sought or consented to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for Borrower or for all or any portion of Borrower’s assets or properties, (iii) made any assignment for the benefit of Borrower’s creditors, or (iv) taken any action that might have caused Borrower to become insolvent. Without the unanimous consent of all of its directors or managers (including each Independent Director), as applicable, will not (A) file a bankruptcy, insolvency or reorganization petition or otherwise institute insolvency proceedings or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally, (B) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for Borrower or for all or any portion of Borrower’s assets or properties, (C) make any assignment for the benefit of Borrower’s creditors, or (D) take any action that would likely cause Borrower to become insolvent.

(x) Subject to the provisions of clause (c) above, Borrower has maintained and will maintain an arm’s-length relationship with its Affiliates.

(y) Borrower has allocated and will allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including shared office space.

(z) Intentionally omitted.

(aa) Borrower has had, has and will have no obligation to indemnify its stockholders, directors, managers, officers, partners or members, as the case may be, or, if applicable, has such an obligation that is fully subordinated to the Debt and that will not constitute a claim against Borrower if cash flow in excess of the amount required to pay the Debt is insufficient to pay such obligation.

(bb) The Organizational Documents of Borrower shall provide that Borrower will not: (i) dissolve, merge, liquidate, consolidate; (ii) sell, transfer, dispose, or encumber (except in accordance with the Loan Documents) all or substantially all of its assets or properties or acquire all or substantially all of the assets or properties of any other Person; or (iii) engage in any other business activity, or amend its Organizational Documents with respect to any of the matters set forth in this Section 3.1.24, without the prior consent of Lender in its sole discretion.

(cc) Borrower and its Independent Directors will consider the interests of Borrower’s creditors in connection with all actions.

(dd) Except in connection with the Loan or any previous financing that is being refinanced by the Loan or other financing of the Property that has been paid in full prior to the date hereof Borrower has not had, does not have and will not have any of its obligations guaranteed by any Affiliate.

(ee) Borrower has not owned or acquired and will not own or acquire any stock or securities of any Person (except to the extent expressly permitted under the Loan Documents).

(ff) Borrower has not bought or held and will not buy or hold evidence of indebtedness issued by any other Person (other than cash or investment-grade securities).

(gg) Except with respect to certain of the SPC Parties, (i) during the five (5) years prior to the date hereof, Borrower has not formed, acquired or held any subsidiary (whether corporation, partnership, limited liability company or other entity), and, during such period, Borrower has not owned any equity interest in any other entity, and (ii) from and after the date hereof, Borrower will not form, acquire or hold any subsidiary (whether corporation, partnership, limited liability company or other entity), and, as of the date hereof, Borrower does not and, from and after the date hereof, will not own any equity interest in any other entity.

Notwithstanding anything to the contrary contained in this Section 3.1.24, no provisions contained in this Section 3.1.24 shall be deemed to create an obligation on the part of Borrower, any member in Borrower, or any member, officer, director, employee or Affiliate of any of the forgoing to make loans, equity infusions or capital contributions to Borrower, and Borrower shall not be deemed to have breached any of the foregoing by reason of not having sufficient funds.

3.1.25 Tax Filings. To the extent required, Borrower has filed (or has obtained effective extensions for filing) all federal, state and local tax returns required to be filed and have paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by Borrower. Borrower believes that its tax returns (if any) properly reflect the income and taxes of Borrower for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.

3.1.26 Solvency. Borrower (a) has not entered into the transaction or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under the Loan Documents. To Borrower’s Knowledge, giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become or may become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower).

3.1.27 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulations T, U or X or any other Regulations of such Board of Governors, or for any purposes prohibited by any Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

3.1.28 Organizational Chart. The organizational chart attached hereto as Schedule II, relating to Borrower and certain Affiliates and other Persons, is true, correct and complete on and as of the date hereof. No Person, other than those Persons shown on Schedule II, has any ownership interest in, or right of control, directly or indirectly, in Borrower.

3.1.29 Bank Holding Company. Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

3.1.30 No Other Debt. Borrower has not borrowed or received debt financing (other than permitted pursuant to this Agreement) that has not been heretofore repaid in full.

3.1.31 Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; or (b) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

3.1.32 Condominium.

(a) The Borrower has not received any notice that the Condominium Documents are not in compliance with all federal, state and local laws, rules and regulations which affect the establishment and maintenance of condominiums in the State. The Condominium Documents are in full force and effect. The Condominium has been validly formed and is validly existing under the Condominium Act.

(b) Borrower is not in default under the Condominium Documents and, to Borrower’s Knowledge, no other party under the Condominium Documents is in default thereunder and there is no existing condition which, but for the passage of time or the giving of notice or both, could result in a default under the Condominium Documents.

(c) All Condominium Common Charges payable by Borrower and, to Borrower’s Knowledge, any other party have been paid to the extent they are payable on or prior to the date hereof.

3.1.33 No Bankruptcy Filing. No petition in bankruptcy has ever been filed against Borrower or any SPC Party, and neither Borrower nor any SPC Party has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower nor any SPC Party is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s or such SPC Party’s assets or properties, and to Borrower’s Knowledge , no Person is contemplating the filing of any such petition against Borrower or any SPC Party.

3.1.34 Full and Accurate Disclosure. No information contained in this Agreement, the other Loan Documents, or any written statement or document furnished by or on behalf of Borrower in connection with the Loan or pursuant to the terms of this Agreement or any other Loan Document contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made in such a manner as to constitute a Material Adverse Effect. To Borrower’s Knowledge, there is no fact or circumstance which has not been disclosed to Lender and which could have a Material Adverse Effect.

3.1.35 Foreign Person. Borrower is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

3.1.36 No Change in Facts or Circumstances; Disclosure. All information submitted by and, to Borrower’s Knowledge, on behalf of Borrower to Lender and in all financial statements, rent rolls (including the rent roll attached hereto as Schedule I), reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms of this Agreement or the other Loan Documents and all statements of fact made by or on behalf of Borrower in this Agreement or in any other Loan Document, are true, correct and complete in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information or statement of fact inaccurate, incomplete or otherwise misleading in any material respect or that otherwise has or could have a Material Adverse Effect.

3.1.37 Management Agreement. The Management Agreement is in full force and effect and there is no default thereunder by Borrower or, to Borrower’s Knowledge, any other party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. The Management Agreement was entered into on commercially reasonable terms.

3.1.38 Perfection of Accounts. Borrower hereby represents and warrants to Lender that:

(a) This Agreement, together with the other Loan Documents, create a valid and continuing security interest (as defined in the Uniform Commercial Code) in the Clearing Account and the Cash Management Account in favor of Lender, which security interest is prior to all other Liens, and is enforceable as such against creditors of and purchasers from Borrower. Other than in connection with the Loan Documents, Borrower has not sold, pledged, transferred or otherwise conveyed the Clearing Account and the Cash Management Account;

(b) The Clearing Account and the Cash Management Account constitute “deposit accounts” or “securities accounts” within the meaning of the Uniform Commercial Code;

(c) Pursuant and subject to the terms of this Agreement and the other Loan Documents, Clearing Bank and Cash Management Bank have agreed to comply with all instructions originated by Lender, without further consent by Borrower, directing disposition of the Clearing Account and the Cash Management Account and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities; and

(d) The Clearing Account and the Cash Management Account are not in the name of any Person other than Borrower, as pledgor, or Lender, as pledgee. Borrower has not consented to Clearing Bank or Cash Management Bank complying with instructions with respect to the Clearing Account or the Cash Management Account from any Person other than Lender.

3.1.39 Ground Lease. Borrower hereby represents and warrants to Lender with respect to the Ground Lease:

(a) General; Recording; Modification. Borrower has delivered to Lender a true, correct and complete copy of the Ground Lease (including any amendments thereto or modifications thereof). A memorandum of the Ground Lease has been duly recorded. The Ground Lease permits the interest of Borrower to be encumbered by a mortgage. There have not been amendments or modifications to the terms of the Ground Lease, with the exception of any such amendments or modifications which have been provided to Lender.

(b) No Liens. Except for the Permitted Encumbrances, Borrower’s interest in the Ground Lease is not subject to any Liens superior to, or of equal priority with, the Security Instrument other than Ground Lessor’s related fee interest.

(c) Ground Lease Assignable. Borrower’s interest in the Ground Lease is assignable without the consent of Ground Lessor to Lender, the purchaser at any foreclosure sale or the transferee under a deed or assignment in lieu of foreclosure in connection with the foreclosure of the Lien of the Security Instrument or transfer of Borrower’s leasehold estate by deed or assignment in lieu of foreclosure (or, if any such consent is required, it has been obtained prior to the Closing Date). Thereafter, the Ground Lease is further assignable by such transferee and its successors and assigns without the consent of Ground Lessor

(d) Default. As of the date hereof, the Ground Lease is in full force and effect and no default has occurred under the Ground Lease and there is no existing condition which, but for the passage of time or the giving of notice, could result in a default under the terms of the Ground Lease. All rents, additional rents and other sums due and payable under the Ground Lease have been paid in full. Neither Borrower nor Ground Lessor has commenced any action or given or received any notice for the purpose of terminating the Ground Lease.

(e) Notice. The Ground Lease requires Ground Lessor to give notice of any default by Borrower to Lender prior to exercising its remedies thereunder.

(f) Cure. Lender is permitted the opportunity (including, where necessary, sufficient time to gain possession of Borrower’s interest under the Ground Lease) to cure any default under the Ground Lease which is curable after the receipt of notice of any default before Ground Lessor may terminate the Ground Lease.

(g) Term. The Ground Lease has a term which, including unexercised renewal option terms, extends not less than twenty (20) years beyond the Initial Maturity Date.

(h) New Lease. The Ground Lease requires Ground Lessor to enter into a new lease with Lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(i) Insurance Proceeds. Under the terms of the Ground Lease and the Security Instrument, taken together, any related insurance and condemnation proceeds that are paid or awarded with respect to the leasehold estate under the Ground Lease will be applied either to the repair or restoration of all or part of the Property, with Lender having the right to hold and disburse such proceeds as the repair or restoration progresses, or to the payment of the Outstanding Principal Balance, together with any accrued interest thereon.

(j) Subleasing. The 10th Floor Ground Lease (as defined in the Security Instrument) does not impose any restrictions on subleasing, except that in connection with any subleasing of the whole or substantially the whole premises demised thereunder, the consent of the ground lessor thereunder is required. Under the Store Ground Lease (as defined in the Security Instrument), the consent of the ground lessor thereunder is required in connection with any subleasing.

3.1.40 Equity Investment. Guarantor has invested not less than $75,000,000.00 in Borrower in connection with the Property.

3.1.41 Patriot Act.

(a) None of Borrower or any of its constituents or Affiliates, and to Borrower’s Knowledge, any of their respective agents acting in any capacity in connection with the Loan is a Prohibited Person.

(b) None of Borrower, any of its constituents or Affiliates and any of their respective agents acting in any capacity in connection with the Loan, (i) has conducted or will conduct any business or has engaged or will engage in any transaction or dealing with any Prohibited Person, including making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (ii) has dealt or will deal in, or otherwise has engaged or will engage in, any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (iii) has engaged or will engage in or has conspired or will conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Patriot Act.

(c) Borrower covenants and agrees to deliver to Lender any certification or other evidence requested from time to time by Lender in its sole discretion, confirming Borrower’s compliance with this Section 3.1.41.

3.1.42 Operating Lease. Borrower has delivered to Lender a true, correct and complete copy of the Operating Lease.

3.1.43 No Casualty. The Property has suffered no material Casualty which has not been fully repaired and the cost thereof fully paid.

3.1.44 Purchase Options. Neither the Property, any part thereof nor any interest therein is subject to any purchase options, rights of first refusal to purchase, rights of first offer to purchase or other similar rights in favor of any Person, except (i) the Management Agreement provides for a right of first offer in favor of the Manager, which right has been subordinated to the Loan pursuant to the Assignment of Management Agreement, and (ii) 10th Floor Ground Lease (as defined in the Security Instrument) provides for an option to purchase the fee interest in the premises demised thereunder in favor of the Owner.

3.1.45 Use of Property. The Property consists solely of a hotel and related amenities (including, without limitation, food and beverage operations) and the SRO Units and related operations and is used for no other purpose, provided that Borrower may use the Store Unit for retail, storage and/or office purposes to the extent permitted under applicable law.

3.1.46 Fiscal Year. Each fiscal year of Borrower commences on January 1.

3.1.47 Material Agreements.

(a) Borrower has not entered into, and is not bound by, any Material Agreement which continues in existence, except those previously disclosed in writing to Lender.

(b) Each of the Material Agreements is in full force and effect, there are no monetary or other defaults by Borrower thereunder and, to Borrower’s Knowledge, there are no monetary or other defaults thereunder by any other party thereto. Except as set forth on Schedule 3.1.47, none of Borrower or, to Borrower’s Knowledge, Manager or any other Person acting on Borrower’s behalf has given or received any notice of default under any Material Agreement that remains outstanding or in dispute.

(c) Borrower has delivered true, correct and complete copies of the Material Agreements (including all amendments and supplements thereto) to Lender.

(d) No Material Agreement has as a party an Affiliate of Borrower.

3.1.48 Other Obligations and Liabilities. Borrower has no liabilities or other obligations that arose or accrued prior to the date hereof that, either individually or in the aggregate, could have a Material Adverse Effect. To Borrower’s Knowledge, Borrower has no contingent liabilities.

3.1.49 Illegal Activity. No portion of the Property has been or will be purchased with proceeds of any illegal activity.

3.1.50 SRO Units.

(a) General. Attached hereto as Schedule 3.1.50-A is a list of all SRO Units at the Property, and attached hereto as Schedule 3.1.50-B is a list of all occupied SRO Units and the current rent payable with respect to each such occupied SRO Unit. Except with respect to any written agreements relating to the relocation of any occupant of an SRO Unit, there are no written agreements with respect to leasing any of the SRO Units and Borrower shall not enter into any written agreements with respect to leasing any SRO Unit other than any such written agreement that is (i) required by Legal Requirements, (ii) in respect of a termination of such SRO Unit in accordance with Legal Requirements or the relocation of any occupant of such SRO Unit, or (iii) consented to by Lender, provided that in no event shall Borrower increase the number of units at the Property occupied as SRO Units beyond those set forth in the list attached as Schedule 3.1.50-B. Borrower and the Property are in compliance in all material respects with all Legal Requirements applicable to the SRO Units. No rents or other amounts have been collected with respect to any SRO Unit or any portion of the Property that was previously leased or occupied as a single room occupancy unit in excess of the legal maximum collectible rents for any period prior to the date hereof.

(b) New York City Rent Stabilization Law. With respect to those SRO Units at the Property which are subject to the New York City Rent Stabilization Law: (i) the rents shown on the rent schedules delivered to Lender in connection with the Loan are not in excess of the legal maximum collectible rents under the New York City Rent Stabilization Law, and (ii) except as disclosed in writing to Lender, there are no proceedings with any occupant of any SRO Unit presently pending before the DHCR in which such occupant has alleged an overcharge of rent or diminution of services or similar grievance, and there are no outstanding orders of the DHCR that have not been complied with by the Borrower or any prior owner of all or any portion of the Property.

(c) New York City Emergency Rent and Rehabilitation Law. With respect to those SRO Units at the Property which are subject to the New York City Emergency Rent and Rehabilitation Law: (i) the rents shown on the rent schedules delivered to Lender in connection with the Closing are not in excess of the legal maximum collectible rents, (ii) except as otherwise set forth on such rent schedules, no occupants of any such SRO Units are entitled to abatements as senior citizens, (iii) there are no proceedings presently pending in which any occupant of an SRO Unit has alleged an overcharge of rent or diminution of services or similar grievance, and (iv) there are no outstanding orders that have not been complied with by the Borrower or any prior owner of all or any portions of the Property.

3.1.51 Borrower’s Knowledge. The individuals identified in the definition of “Borrower’s Knowledge” each serve in the capacity stated in such definition and such individuals are familiar with the operations of Borrower and properly and fairly represent those persons who have relevant knowledge on behalf of Borrower with respect to the matters set forth in this Agreement.

Section 3.2 Survival of Representations.

The representations and warranties set forth in Section 3.1 hereof shall survive for so long as any amount remains payable to Lender under this Agreement or any of the other Loan Documents.

IV. BORROWER COVENANTS

Section 4.1 Borrower Affirmative Covenants.

Borrower hereby covenants and agrees with Lender that:

4.1.1 Existence; Compliance with Legal Requirements. Each of Borrower and each SPC Party shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply in all material respects with all Legal Requirements applicable to it and the Property. Borrower shall not commit and Borrower shall not knowingly permit any other Person in occupancy of or involved with the operation or use of the Property to commit any act or omission affording the federal government, any state or local government or any other Governmental Authority the right of forfeiture against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all of its assets and properties used or useful in the conduct of its business and shall keep the Property in good working order and repair consistent with its practices as of the Closing Date, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Security Instrument. Borrower shall keep the Property insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement. Borrower shall operate the Property in accordance with the terms and provisions of the O&M Agreement in all material respects. After prior notice to Lender, Borrower, at its sole cost and expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or the Property or any alleged violation of any Legal Requirement; provided that (a) no monetary or material non-monetary Default nor any Event of Default has occurred and remains outstanding; (b) intentionally omitted; (c) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower or the Property is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (d) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (e) Borrower shall, subject to any stay pending an appeal, if any, promptly upon final determination thereof comply with such Legal Requirement determined to be valid or applicable or cure any violation of such Legal Requirement; (f) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower or the Property; (g) Borrower shall furnish such cash or other security as may be required in the proceeding, or as may be reasonably requested by Lender, to ensure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith; and (h) such contest by Borrower is not in violation of the Leases. Lender may apply any such security or part thereof as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or the Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, canceled or lost or there shall be any danger of the Lien of the Security Instrument being primed by any related Lien.

4.1.2 Taxes and Other Charges. Borrower shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable; provided, however, Borrower’s obligation to directly pay Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 6.2 hereof. Borrower shall furnish to Lender receipts for the payment of the Taxes and the Other Charges no later than ten (10) days prior to the date the same shall become delinquent; provided, however, that Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 6.2 hereof. Borrower shall not permit or suffer and shall promptly cause to be paid and discharged any Lien or charge against the Property. After prior notice to Lender, Borrower, at its sole cost and expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges; provided that (a) no monetary or material non-monetary Default nor any Event of Default has occurred and remains outstanding; (b) intentionally omitted; (c) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower or the Property is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable Legal Requirements; (d) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (e) Borrower shall, subject to any stay pending an appeal, if any, promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (f) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the Property; (g) Borrower shall furnish such cash or other security as may be required in the proceeding, or as may be requested by Lender, to ensure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon; and (h) such contest by Borrower is not in violation of the Leases. Lender may pay over, assign or transfer any such security or part thereof to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established or the Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, canceled or lost or there shall be any danger of the Lien of the Security Instrument being primed by any related Lien.

4.1.3 Litigation. Borrower shall give prompt notice to Lender of any litigation or governmental proceedings pending or threatened against the Property, Borrower, any SPC Party or Guarantor of which Borrower is aware which, if adversely determined, could have a Material Adverse Effect. Borrower shall cooperate with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

4.1.4 Access to Property. Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours and with reasonable frequency upon reasonable advance notice.

4.1.5 Further Assurances; Supplemental Mortgage Affidavits. Borrower shall, at Borrower’s sole cost and expense:

(a) furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith;

(b) cure, or cause to be cured, any defects in the execution and delivery of the Loan Documents;

(c) execute and deliver, or cause to be executed and delivered, all such documents, instruments, certificates, assignments and other writings and do, or cause to be done, such other acts necessary or desirable (i) to correct any omissions in the Loan Documents, (ii) to evidence and more fully describe the collateral at any time securing or intended to secure the Obligations, (iii) to perfect, protect or preserve any Liens created under any of the Loan Documents or (iv) to make any recordings, file any notices, or obtain any consents, as may be necessary or appropriate in connection therewith (including, without limitation, the execution and delivery of all such writings necessary to transfer any liquor licenses with respect to the Property into the name of Lender or its designee after the occurrence of an Event of Default); and

(d) do and execute, or cause to be done and executed, all such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

4.1.6 Financial Reporting.

(a) GAAP. Borrower shall keep and maintain, or shall cause to be kept and maintained, in accordance with the Uniform System of Accounts and reconciled in accordance with GAAP (or such other accounting basis acceptable to Lender) and, if a Securitization shall have occurred, the requirements of Regulation AB, proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense in connection with the operation of the Property. All financial statements delivered to Lender pursuant to this Section 4.1.6 shall be prepared in accordance with the Uniform System of Accounts and reconciled in accordance with GAAP (or such other accounting basis acceptable to Lender) and consistently applied and, if a Securitization shall have occurred, the requirements of Regulation AB.

(b) Monthly Reports. Prior to a Securitization, Borrower shall furnish, or cause to be furnished, to Lender on or before twenty-five (25) days after the end of each calendar month the following items, accompanied by an Officer’s Certificate stating that such items are true, correct and complete and fairly present the financial condition and results of the operations of Borrower and the Property (subject to normal year-end adjustments) as applicable: (i) an occupancy report for the subject month, including an average daily rate; and (ii) monthly and year-to-date operating statements prepared for such month, noting Gross Income from Operations, Operating Expenses, Capital Expenditures, Net Operating Income, Net Cash Flow and such other information necessary and sufficient to fairly represent the financial position and results of operation of the Property during such month, all in form reasonably satisfactory to Lender. In addition, such Officer’s Certificate shall also state the representations and warranties of Borrower set forth in Section 3.1.24 are true and correct as of the date of such certificate and that there are no trade payables and operational debt outstanding for more than sixty (60) days. On or before thirty (30) days after the end of each calendar month, Borrower also will furnish, or cause to be furnished, to Lender the most current Smith Travel Research Reports in the form of Schedule 4.1.6 hereto then available to Borrower reflecting market penetration and relevant hotel properties competing with the Property.

(c) Quarterly Reports. Borrower shall furnish, or cause to be furnished, to Lender on or before forty-five (45) days after the end of each calendar quarter the following items, accompanied by an Officer’s Certificate stating that such items are true, correct and complete and fairly present the financial condition and results of the operations of Borrower and the Property (subject to normal year-end adjustments) as applicable: (i) an occupancy report for the subject quarter, including an average daily rate; and (ii) (A) a balance sheet for Borrower as of the last day of such quarter and (B) unaudited quarterly and year-to-date operating statements prepared for such quarter, noting Gross Income from Operations, Operating Expenses, Capital Expenditures, Net Operating Income, Net Cash Flow and such other information necessary and sufficient to fairly represent the financial position and results of operation of the Property during such quarter, all in form satisfactory to Lender. In addition, such Officer’s Certificate shall also state that the representations and warranties of Borrower set forth in Section 3.1.24 are true and correct as of the date of such certificate and that there are no trade payables and operational debt outstanding for more than sixty (60) days.

(d) Annual Reports. Borrower shall furnish, or cause to be furnished, to Lender annually, within ninety (90) days following the end of each Fiscal Year of Borrower, a complete copy of Borrower’s annual financial statements audited by a “Big Four” accounting firm or other independent certified public accountant acceptable to Lender in accordance with the Uniform System of Accounts and reconciled in accordance with GAAP (or such other accounting basis acceptable to Lender) and, if a Securitization shall have occurred, the requirements of Regulation AB covering the Property for such Fiscal Year and containing statements of profit and loss for Borrower and the Property and a balance sheet for Borrower. Such statements shall set forth the financial condition and the results of operations for the Property for such Fiscal Year and shall include, but not be limited to, amounts representing annual Gross Income from Operations, Operating Expenses, Capital Expenditures, Net Operating

Income and Net Cash Flow. Borrower’s annual financial statements shall be accompanied by (i) an Officer’s Certificate stating that each such annual financial statement presents fairly the financial condition and the results of operations of Borrower and the Property being reported upon and has been prepared in accordance with the Uniform System of Accounts and reconciled in accordance with GAAP (or such other accounting basis acceptable to Lender) and, if a Securitization shall have occurred, the requirements of Regulation AB, (ii) an unqualified opinion of a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender, and (iii) occupancy statistics for the Property.

(e) Certification; Supporting Documentation. Each such financial statement required to be delivered hereunder shall be in scope and detail reasonably satisfactory to Lender and certified by the chief financial officer or representative of Borrower.

(f) Access. Lender shall have the right from time to time during normal business hours to examine such books, records and accounts at the office of Borrower or other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence and during the continuance of an Event of Default, Borrower shall pay any costs and expenses incurred by Lender to examine Borrower’s accounting records with respect to the Property, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.

(g) Format of Delivery. Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in paper form, (ii) on a diskette, and (iii) if requested by Lender and within the capabilities of Borrower’s data systems without change or modification thereto, in electronic form reasonably acceptable to Lender.

(h) Annual Budget. For each Fiscal Year commencing with the Fiscal Year commencing January 1, 2014, Borrower shall submit to Lender an Annual Budget not later than thirty (30) days prior to the commencement of such period or Fiscal Year, which Annual Budget shall set forth, on a month-by-month basis, in reasonable detail, each line item of Borrower’s good faith estimate of Gross Income from Operations, Operating Expenses and Capital Expenditures for such period or Fiscal Year and shall otherwise be in form reasonably satisfactory to Lender. The Annual Budget shall be subject to Lender’s approval (each such Annual Budget, an “Approved Annual Budget”). In the event that Lender objects to a proposed Annual Budget submitted by Borrower, Lender shall advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise such Annual Budget and resubmit the same to Lender. Lender shall advise Borrower of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise the same in accordance with the process described in this Section 4.1.6(h) until Lender approves the Annual Budget. Until such time that Lender approves a proposed Annual Budget, the most recent Approved Annual Budget shall apply; provided that, such Approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums and Other Charges. In the event that Borrower must incur an extraordinary operating expense or capital expense not set forth in the applicable Approved Annual Budget (each, an “Extraordinary Expense”), then Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s approval.

(i) Additional Information. Borrower shall submit to Lender the financial data and financial statements required, and within the time periods required, under Sections 9.1(d), (e) and (f), if and when applicable.

(j) Other Required Information. Borrower shall furnish to Lender, within five (5) Business Days after request (or as soon thereafter as may be reasonably possible), such further detailed information with respect to the operation of the Property and the financial affairs of Borrower as may be reasonably requested by Lender (including, without limitation, a comparison of the budgeted income and expenses as set forth in the applicable Approved Annual Budget and the actual income and expenses for the applicable month, quarter or year and year-to-date for the Property, together with a detailed explanation of any variances of more than five percent (5%) between budgeted and actual amounts for such periods).

(k) Reporting Default. If Borrower fails to provide to Lender the financial statements and other information specified in this Section 4.1.6 within the respective time period specified, then (i) if such failure shall continue for ten (10) days after notice from Lender, such failure shall, at Lender’s election, constitute an Event of Default, and (ii) Borrower shall pay to Lender a fee in the amount of $2,500.00 immediately upon the occurrence of such failure and again upon the expiration of each 30-day period thereafter until compliance is achieved, which amounts shall constitute a portion of the Obligations and, if unpaid, shall accrue interest at the Default Rate.

4.1.7 Title to Property. Borrower shall warrant and defend (a) its title to the Property, subject only to Permitted Encumbrances, and (b) the validity and priority of the Liens of the Security Instrument and the Assignment of Leases on the Property, subject only to Permitted Encumbrances, in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in the Property or any part thereof is claimed by any other Person except as expressly permitted hereunder.

4.1.8 Estoppel Statement.

(a) Borrower shall deliver to Lender, within five (5) Business Days after Lender’s request (but no more frequently than twice in any twelve (12) month period), a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Loan, (ii) the unpaid principal amount of the Loan, (iii) the interest rate of the Loan, (iv) the date installments of principal and/or interest were last paid, (v) any offsets or defenses to the payment and performance of the Obligations, if any, and (vi) that this Agreement and the other Loan Documents are valid, legal and binding obligations of Borrower and have not been modified (or, if modified, giving particulars of such modification).

(b) Borrower shall deliver to Lender, within thirty (30) days after Lender’s request, an estoppel certificate from each Tenant under any Lease in form and substance reasonably satisfactory to Lender; provided that (i) Borrower shall only be required to use commercially reasonable efforts to obtain an estoppel certificate from any Tenant not required to provide an estoppel certificate under its Lease, and Borrower shall not be required to commence any actions against any Tenant that fails to deliver any such estoppel statement, (ii) such estoppel certificate may be in the form required under such Lease, and (iii) after the final Securitization of the Loan, Borrower shall not be required to deliver such estoppel certificate from any Tenant more frequently than two (2) times in any calendar year.

(c) Borrower shall deliver to Lender, within thirty (30) days after Lender’s request, an estoppel certificate from the board of directors of the condominium association or other applicable governing body under the Condominium Documents in form and substance reasonably satisfactory to Lender; provided that such estoppel certificate may be in the form required under the Condominium Documents.

4.1.9 Leases.

(a) Subject to the provisions of Section 4.1.9(c) below, all Leases and all renewals of Leases executed after the date hereof shall provide that such Lease is subordinate to the Security Instrument and the Assignment of Leases and that the Tenant thereunder will attorn to Lender and any purchaser at a foreclosure sale, be with Tenants that are creditworthy, not be with any Affiliate of Borrower, Guarantor or Manager, and not contain any option to purchase, any right of first option to purchase, any right of first refusal to purchase, any right to terminate (except in the event of destruction or condemnation of all or substantially all of the Property), or any other terms which could materially adversely affect Lender’s rights under the Loan Documents; provided that, in connection with renewals of Leases existing on the date hereof, any applicable term that would otherwise breach the requirements set forth in this Section 4.1.9(a) shall be permitted to the extent necessary to implement a renewal term expressly contained in the applicable Lease and with respect to which Borrower has no discretion.

(b) Borrower (i) shall perform in all material respects the obligations which Borrower is required to perform under the Leases; (ii) shall enforce in a commercially reasonable manner the obligations to be performed by the Tenants thereunder; (iii) shall promptly furnish to Lender any notice of default or termination received by Borrower from any Tenant, and any notice of default or termination given by Borrower to any Tenant; (iv) shall not collect any Rents for more than one (1) month in advance of the time when the same shall become due, except for bona fide security deposits; (v) shall not enter into any ground Lease or master Lease of any part of the Property; (vi) shall not further assign or encumber any Lease or the Rents (except as contemplated by the Loan Documents); (vii) shall not, except with Lender’s prior consent, cancel or accept surrender or termination of any Lease; and (viii) shall not, except with Lender’s prior consent, modify or amend any Lease. Any action in violation of clause (v), (vi), (vii) or (viii) of this Section 4.1.9(b) shall be void at the election of Lender.

(c) All Leases and all renewals, modifications and amendments thereof (other than renewals, modifications and amendments strictly limited to the implementation of options or rights expressly contained in Leases and with respect to which Borrower has no discretion as to the terms thereof) executed after the date hereof shall be subject to Lender’s prior approval.

(d) Borrower shall not permit or consent to any assignment or sublease of any Lease without Lender’s prior approval (other than any assignment or sublease expressly permitted under a Lease pursuant to a unilateral right of Tenant thereunder not requiring the consent of Borrower).

(e) Upon Borrower’s request and at Borrower’s sole cost and expense, Lender shall execute and deliver its standard form of subordination, non-disturbance and attornment agreement to Tenant under any future Lease approved by Lender, with such commercially reasonable changes as may be requested by such Tenant and which are acceptable to Lender.

(f) Borrower agrees to bear and shall pay or reimburse Lender on demand for all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by Lender in connection with the review of any proposed Lease, any other matter requiring Lender’s consent under this Section 4.1.9 or execution and delivery of any subordination, non-disturbance and attornment agreement in accordance with this Section 4.1.9.

(g) Within ten (10) days after Lender’s request, Borrower shall furnish to Lender a statement of all tenant security or other deposits and copies of all Leases not previously delivered to Lender, certified as being true, correct and complete.

(h) All security deposits of Tenants, whether held in cash or any other form, shall be held in compliance with all applicable Legal Requirements, shall not be commingled with any other funds of Borrower and, if cash, shall be deposited by Borrower in a separately designated account under Borrower’s control at Clearing Bank. After the occurrence of an Event of Default, Borrower shall, if permitted by the applicable Legal Requirements, cause all such security deposits (and any interest thereon) to be transferred to the Cash Management Account to be held by Cash Management Bank in a separate Eligible Account subject to the terms of the Leases. Any bond or other instrument which Borrower is permitted to hold in lieu of cash security deposits under the applicable Legal Requirements (i) shall be maintained in full force and effect in the full amount of such deposits unless replaced by cash deposits as described above, (ii) shall be issued by an institution reasonably satisfactory to Lender, (iii) shall, if permitted by the applicable Legal Requirements, name Lender as payee or mortgagee thereunder (or, at Lender’s option, be fully assignable to Lender), and (iv) shall in all respects comply with the applicable Legal Requirements and otherwise be satisfactory to Lender. Borrower shall, upon request, provide Lender with evidence reasonably satisfactory to Lender of Borrower’s compliance with the foregoing.

4.1.10 Alterations. Lender’s prior approval shall be required in connection with any alterations to the Property (a)(i) that could have a Material Adverse Effect, (ii) the cost of which (including any related alteration, improvement or replacement) is reasonably anticipated to exceed the Alteration Threshold, or (iii) that could adversely affect any structural component of any Improvements, any utility or HVAC system at the Property or the exterior of any building constituting a part of any Improvements or (b) any alterations to the Property during the continuation of any Event of Default, which approval, in each case under clause (a) or (b), may be granted or withheld in Lender’s sole discretion. Any alteration to the Property shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements. If the total unpaid amounts incurred and to be incurred with respect to such alterations to the Property shall at any time exceed the Alteration Threshold, Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (A) cash, (B) Letters of Credit, (C) U.S. Obligations or (D) other securities acceptable to Lender, provided that Lender shall have received a Rating Agency Confirmation as to the form and issuer of same. Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements (other than such amounts to be paid or reimbursed by Tenants under the Leases; provided that the applicable Leases shall be in full force and effect) over the Alteration Threshold, and, at Lender’s option, Lender shall have the right to apply such security from time to time to pay for such alterations. Upon substantial completion of any alteration to the Property, Borrower shall provide evidence satisfactory to Lender that (1) such alteration was constructed in accordance with all applicable Legal Requirements, (2) all contractors, subcontractors, materialmen and professionals who provided work, materials or services in connection with such alteration have been paid in full and have delivered unconditional releases of liens, and (3) all licenses and permits necessary for the use, operation and occupancy of the Improvements have been issued, provided that, if any such license or permit is temporary in nature, Borrower shall diligently pursue procuring a permanent license or permit from the applicable Governmental Authority. Lender hereby confirms that it has approved the Restaurant Renovation Project and the SRO Conversion Project, provided that Borrower shall obtain Lender’s prior written approval with respect to any material change in the scope of the Restaurant Renovation Project or the SRO Conversion Project, which approval may be conditioned upon Borrower’s delivery of additional security in an amount reasonably determined by Lender.

4.1.11 SRO Units.

(a) Except with respect to any SRO Units on the 21st or 22nd floor of the hotel located at the Property, in the event any SRO Unit ceases to be regulated under the New York City Rent Stabilization Law or the New York City Emergency Rent and Rehabilitation Law, as applicable, Borrower shall convert such SRO Unit into a hotel room in accordance with applicable law and in a manner consistent with Borrower’s past practices.

(b) Borrower will promptly notify Lender of any vacancy of an SRO Unit. Upon request of Lender from time to time, Borrower shall provide Lender with a report relating to the SRO Units listing the occupancy status, current rent, copies of any material filings with the New York City Department of Housing Preservation and Development as respects each such unit, and evidence that Borrower is in compliance in all material respects with all Legal Requirements pertaining thereto. Prior to commencing any material alterations of any such SRO Units, Borrower shall make all required filings and take all actions required under applicable Legal Requirements and shall furnish Lender with evidence of such compliance.

(c) Borrower shall continue to provide all services required to be provided to each SRO Unit under applicable Legal Requirements.

(d) Borrower shall collect rent with respect to each SRO Unit in an amount not to exceed the maximum legal rent collectible thereunder.

4.1.12 Material Agreements. Borrower shall (a) promptly perform and/or observe the covenants, agreements and conditions required to be performed and observed by it under each Material Agreement and Operating Agreement to which it is a party, and do all things necessary to preserve and to keep unimpaired its rights thereunder, (b) promptly notify Lender in writing of the giving of any notice of any default by any party under any Material Agreement and Operating Agreement of which it is aware and (c) promptly enforce the performance and observance of all of the covenants, agreements and conditions required to be performed and/or observed by any other party under each Material Agreement and Operating Agreement to which Borrower is a party in a commercially reasonable manner.

4.1.13 Performance by Borrower. Borrower shall, in a timely manner, observe, perform and fulfill in all material respects each and every covenant, term and provision of each Loan Document executed and delivered by Borrower.

4.1.14 Costs of Enforcement/Remedying Defaults. In the event (a) that the Security Instrument is foreclosed in whole or in part or the Note or any other Loan Document is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any Lien or mortgage, whether senior or junior to the Security Instrument, in which proceeding Lender is made a party, (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or Guarantor or an assignment by Borrower or Guarantor for the benefit of its creditors, or (d) Lender shall remedy or attempt to remedy any Event of Default, Borrower shall be chargeable with and agrees to pay all reasonable costs and expenses incurred by Lender as a result thereof, including costs of collection and defense (including reasonable attorneys’, experts’, consultants’ and witnesses’ fees and disbursements) in connection therewith and in connection with any appellate proceeding or post-judgment action, which shall be due and payable on demand, together with interest at the Default Rate from the date such costs and expenses were incurred to and including the date the reimbursement payment is received by Lender. All such indebtedness shall be secured by the Security Instrument.

4.1.15 Business and Operations. Borrower will continue to engage in the businesses currently conducted by it as and to the extent the same are necessary for the ownership, management and operation of the Property. Borrower will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, management and operation of the Property. Borrower shall at all times cause the Property to be maintained as a hotel (subject to the provisions of this Agreement).

4.1.16 Required Repairs. Borrower shall perform the following repairs at the Property (such repairs, collectively, the “Required Repairs”): (i) replace the spalling concrete at the terrace of room 1801, and (ii) complete the upgrades relating to compliance with the Americans with Disabilities Act identified by EBI Consulting prior to the Closing Date. Borrower shall complete the Required Repairs within ninety (90) days following the Closing Date.

4.1.17 Condominium. (a) Borrower shall comply with all of the terms, covenants and conditions of the Condominium Documents and any rules and regulations that may be adopted for the Condominium, as the same shall be in force and effect from time to time;

(a) Borrower shall pay, or cause to be paid, all assessments for common charges and expenses made against the Condominium unit owned by Borrower pursuant to the Condominium Documents as the same shall become due and payable;

(b) Borrower shall comply in all material respects with any state, local or federal law, rule and regulation applicable to the Condominium, including, but not limited to, the securities and condominium laws of the State and the rules and regulations pertaining thereto, if applicable; and

(c) Borrower shall take, or cause to be taken, all actions as may be necessary from time to time to preserve and maintain the Condominium in accordance with all state, local or federal laws, rules and regulations which affect the establishment and maintenance of condominiums in the State.

4.1.18 Handicapped Access.

(a) Borrower covenants and agrees that the Property shall at all times strictly comply to the extent applicable with the requirements of the Americans with Disabilities Act of 1990, the Fair Housing Amendments Act of 1988, all federal, state and local laws and ordinances related to handicapped access and all rules, regulations, and orders issued pursuant thereto including, without limitation, the Americans with Disabilities Act Accessibility Guidelines for Buildings and Facilities (collectively, the “Access Laws”).

(b) Notwithstanding anything to the contrary set forth herein or in any other Loan Document, Borrower shall not alter or cause or permit to be altered the Property in any manner which would materially increase Borrower’s responsibilities for compliance with any Access Laws without the prior approval of Lender. The foregoing shall apply to tenant improvements constructed by Borrower or by any Tenant. Lender may condition any such approval upon receipt of a certificate of compliance with the Access Laws from an architect, engineer, or other Person reasonably acceptable to Lender.

(c) Borrower covenants and agrees to give prompt notice to Lender of the receipt by Borrower of any complaints related to the violation of any Access Laws and of the commencement of any proceedings or investigations of which Borrower has received notice which relate to compliance with any Access Laws.

4.1.19 Additional Reports. After the occurrence and during the continuance of an Event of Default, Borrower shall deliver to Lender as soon as reasonably available, but in no event later than thirty (30) days after such items become available to Borrower in final form, copies of any final engineering, environmental or seismic reports prepared for Borrower with respect to the Property.

4.1.20 Notice of Certain Events. Borrower shall promptly notify Lender of (a) any Event of Default, together with a detailed statement of the steps being taken to cure such Event of Default; (b) any notice of default received by Borrower under any Material Agreement or Operating Agreement; (c) any notice of default received by Borrower under any other obligations relating to the Property or otherwise material to Borrower’s business; and (d) any pending or threatened legal, judicial, administrative or regulatory proceedings, including any disputes between Borrower and any Governmental Authority, affecting Borrower or the Property.

4.1.21 Further Assurances; Power of Attorney. Borrower irrevocably appoints Lender as its true and lawful attorney-in-fact to do, in its name or otherwise, any and all acts and to execute any and all documents that are necessary for the purpose of exercising and perfecting any and all rights and remedies following the occurrence and during the continuance of an Event of Default available to Lender under the Loan Documents, at law and in equity, including, without limitation, such rights and remedies available to Lender pursuant to Section 10.2, Section 10.3, and Section 10.4 (and the above powers granted to Lender are coupled with an interest and shall be irrevocable).

4.1.22 Taxes on Security. Borrower shall pay all taxes, charges, filing, registration and recording fees, excises and levies payable with respect to the Note or the Liens created or secured by the Loan Documents, other than income, franchise and doing business taxes imposed on Lender. If there shall be enacted any law (a) deducting the Loan from the value of the Property for the purpose of taxation, (b) affecting any Lien on the Property, or (c) changing existing laws of taxation of mortgages, deeds of trust, security deeds, or debts secured by real property, or changing the manner of collecting any such taxes, Borrower shall promptly pay to Lender, on demand, all taxes, costs and charges for which Lender is or may be liable as a result thereof; provided, however, that if such payment would be prohibited by law or would render the Loan usurious, then instead of collecting such payment, Lender may declare all amounts owing under the Loan Documents to be immediately due and payable.

4.1.23 Ground Lease.

(a) Borrower shall, at its sole cost and expense, promptly and timely perform and observe all terms, covenants and conditions required to be performed and observed by Borrower as lessee under the Ground Lease (including, without limitation, the payment of all Ground Rents).

(b) Borrower shall enforce, in a commercially reasonable manner, any rights of Borrower and/or any obligations to be performed and observed by the Ground Lessor pursuant to the terms, covenants and conditions of the Ground Lease.

(c) Borrower shall promptly notify Lender of the receipt by Borrower of any notice (written or otherwise) from Ground Lessor claiming the occurrence of any default by Borrower under the Ground Lease. Promptly upon its receipt thereof, Borrower shall deliver to Lender a copy of any such written notice from Ground Lessor.

(d) Borrower shall promptly notify Lender of the occurrence of any default by Ground Lessor under the Ground Lease or the occurrence of any event that, with the giving of notice or passage of time, or both, would constitute a default by Ground Lessor under the Ground Lease. Concurrently with the giving of any notice to Ground Lessor claiming the occurrence of such default or event, Borrower shall deliver a copy thereof to Lender.

(e) If Borrower shall be in default under the Ground Lease, then, subject to the terms of the Ground Lease, Borrower shall grant Lender the right (but not the obligation) to cause the applicable default under the Ground Lease to be remedied and otherwise exercise any and all rights of Borrower under the Ground Lease as may be reasonably necessary or desirable to prevent or cure such default; provided that such actions are, in Lender’s good faith judgment, reasonably necessary to protect Lender’s interest under the Loan Documents. Lender shall have the right to enter all or any portion of the Property, upon reasonable notice to Borrower, at such times and in such manner as Lender deems necessary, to prevent or to cure any such default. If Ground Lessor shall deliver to Lender a copy of any notice of default sent by Ground Lessor to Borrower, such notice shall constitute full protection to Lender for any action taken or not taken by Lender, in good faith, in reliance thereon.

(f) Borrower shall promptly execute, acknowledge and deliver to Lender such instruments as may reasonably be necessary to permit Lender to cure any default under the Ground Lease or permit Lender to take such other action reasonably required to enable Lender to cure or remedy the matter in default and preserve Lender’s rights under the Loan Documents with respect to the Property (including, without limitation, the Lien of the Security Instrument and the other Loan Documents).

(g) The actions or payments of Lender to cure any default by Borrower under the Ground Lease shall not cure or waive, as between Borrower and Lender, the default that occurred under this Agreement by virtue of Borrower’s default under the Ground Lease. All costs and expenses incurred by Lender to cure or attempt to cure any such default shall be paid by Borrower to Lender, within thirty (30) days after demand, with interest at the Default Rate from the date such costs and expenses were incurred to and including the date the reimbursement payment is received by Lender. All such indebtedness shall be secured by the Security Instrument.

(h) Borrower shall not, without prior consent of Lender, subordinate or consent to the subordination of the Ground Lease to any mortgage, security deed, lease or other interest on or in Ground Lessor’s interest in all or any part of the Property.

(i) Borrower shall exercise each option, if any, to extend or renew the term of the Ground Lease upon demand by Lender made at any time within one (1) year prior to the last day upon which any such option may be exercised.

(j) Within ten (10) days after receipt of Lender’s request, Borrower shall use reasonable efforts to obtain from Ground Lessor and furnish to Lender an estoppel certificate of Ground Lessor stating the date through which Ground Rent has been paid, whether or not there are any defaults under the Ground Lease and specifying the nature of such claimed defaults, if any, and such other matters as Lender may reasonably request.

(k) Without limiting the terms and provisions of Section 4.1.21 hereof, Borrower irrevocably appoints Lender as its true and lawful attorney-in-fact to do, in its name or otherwise, any and all acts and to execute any and all documents that are necessary to preserve any rights of Borrower under or with respect to the Ground Lease, including, without limitation, the right to effectuate any extension or renewal of the Ground Lease, or to preserve any rights of Borrower whatsoever in respect of any part of the Ground Lease (and the above powers granted to Lender are coupled with an interest and shall be irrevocable).

(l) Notwithstanding anything to the contrary contained in this Agreement with respect to the Ground Lease:

(i) The Lien of the Security Instrument attaches to all of Borrower’s rights and remedies at any time arising under or pursuant to Section 365(h) of the U.S. Bankruptcy Code or any other Bankruptcy Law, including, without limitation, all of Borrower’s rights, as debtor, to remain in possession of the Property.

(ii) Borrower shall not, without Lender’s consent, elect to treat the Ground Lease as terminated under Section 365(h)(l) of the U.S. Bankruptcy Code or any other Bankruptcy Law. Any such election made without Lender’s prior consent shall be null and void.

(iii) As security for the Obligations, Borrower unconditionally assigns, transfers and sets over to Lender all of Borrower’s rights and claims to the payment of damages arising from any rejection by Ground Lessor under the Bankruptcy Law. Borrower and Lender shall proceed jointly or in the name of Borrower in respect of any claim, suit, action or proceeding relating to the rejection of the Ground Lease, including, without limitation, the right to file and prosecute any proofs of claim, complaints, motions, applications, notices and other documents in any case in respect of Ground Lessor under the Bankruptcy Law. This assignment constitutes a present, irrevocable and unconditional assignment of the foregoing rights, claims, and remedies, and shall continue in effect until all of the Debt shall have been satisfied and discharged in full. Any amounts received by Borrower or Lender as damages arising out of the rejection of the Ground Lease as aforesaid shall be applied to all costs and expenses of Lender (including, without limitation, reasonable attorneys’ fees and expenses) incurred in connection with the exercise of any of its rights or remedies in accordance with the applicable provisions of this Agreement.

(iv) If, pursuant to Section 365(h) of the U.S. Bankruptcy Code or any other Bankruptcy Law, Borrower seeks to offset, against the Ground Rent, the amount of any damages caused by the non-performance by Ground Lessor of any of its obligations under the Ground Lease after the rejection by Ground Lessor under the Bankruptcy Law, then Borrower shall not effect any offset of the amounts objected to by Lender. If Lender has failed to object as aforesaid within ten (10) days after notice from Borrower in accordance with the first sentence of this clause (iv), Borrower may proceed to offset the amounts set forth in Borrower’s notice to Ground Lessor and Lender.

(v) If any action, proceeding, motion or notice shall be commenced or filed in respect of Ground Lessor in connection with any case under the Bankruptcy Law, Borrower and Lender shall cooperatively conduct and control any such action, proceeding, motion or notice with counsel agreed upon between Borrower and Lender in connection with such action, proceeding, motion or notice. Borrower shall, upon demand, pay to Lender all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Lender in connection with the cooperative prosecution or conduct of any such action, proceeding, motion or notice. All such costs and expenses shall be secured by the Lien of the Security Instrument.

(vi) Borrower shall promptly, after obtaining knowledge of such filing, notify Lender orally of any filing by or against Ground Lessor of a petition under the Bankruptcy Law. Borrower shall thereafter promptly give written notice of such filing to Lender, setting forth any information available to Borrower as to the date of such filing, the court in which such petition was filed, and the relief sought in such filing. Borrower shall promptly deliver to Lender any and all notices, summonses, pleadings, applications and other documents received by Borrower in connection with any such petition and any proceedings relating to such petition.

(vii) The Ground Lease may not be canceled, terminated, surrendered or amended without the prior consent of Lender, which consent may be withheld in Lender’s sole and absolute discretion.

4.1.24 Operating Lease. Borrower shall (i) provide Lender with copies of all material notices relating to the Operating Lease, (ii) not modify, cancel, terminate, surrender, or amend the Operating Lease without the prior consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed, and (iii) not assign or sublease the Operating Lease without the prior consent of Lender, which consent may be withheld in Lender’s sole and absolute discretion.

4.1.25 Patriot Act Compliance. Borrower will use its good faith and commercially reasonable efforts to comply with the Patriot Act and all applicable requirements of Governmental Authorities relating to terrorism and money laundering. Lender shall have the right to audit Borrower’s compliance with the Patriot Act and all applicable requirements of Governmental Authorities relating to terrorism and money laundering. In the event that Borrower fails to comply with the Patriot Act or any such requirements of Governmental Authorities, Lender may, at its option, cause Borrower to comply therewith. All costs and expenses incurred by Lender in connection therewith shall be paid by Borrower to Lender, upon demand, with interest at the Default Rate from the date such costs and expenses were incurred to and including the date the reimbursement payment is received by Lender. All such indebtedness shall be secured by the Security Instrument.

4.1.26 Liquor License. In connection with any exercise of remedies in accordance with Section 8.2 hereof, Borrower shall use commercially reasonable efforts to cooperate with Lender (or its designee) in connection with Lender’s (or such designee’s) application for a liquor license with respect to the Property.

4.1.27 Maintenance. Borrower shall cause the Property to be maintained in a good and safe condition and repair. The Improvements, the Fixtures, the Equipment and the Personal Property shall not be removed, demolished or materially altered (except for normal replacement of the Fixtures, the Equipment or the Personal Property, tenant finish and refurbishment of the Improvements and to the extent permitted by the Loan Agreement) without the consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed. Borrower shall, to the extent required by the Loan Agreement, promptly repair, replace or rebuild any part of the Property which may be destroyed by any Casualty or become damaged, worn or dilapidated or which may be affected by any Condemnation, and shall complete and pay for any structure at any time in the process of construction or repair on the Land.

4.1.28 Certificate of Occupancy; Licenses. Borrower shall satisfy all conditions required to cause the renewal of any temporary certificate of occupancy relating to the Property and shall use commercially reasonable efforts to cause any such temporary certificate of occupancy to be renewed (or replaced with a permanent certificate of occupancy) prior to the expiration thereof. Borrower shall use commercially reasonable efforts to obtain those approvals, authorizations, certifications, licenses and permits set forth on Schedule 3.1.18. To the extent Borrower is successful in obtaining any such items described in the preceding sentence, Borrower shall promptly provide copies of such items to Lender.

4.1.29 Existing Violations. Borrower shall use commercially reasonable efforts to promptly remove of record all NYC Department of Building Violations. To the extent Borrower is successful with respect to the obligations described in the preceding sentence, Borrower shall promptly provide evidence reasonably satisfactory to Lender that all such violations have been so removed.

Section 4.2 Borrower Negative Covenants.

Borrower covenants and agrees with Lender that:

4.2.1 Liens and Indebtedness. Subject to the provisions set forth below, Borrower shall not create, incur, assume or suffer to exist any Lien on any direct or indirect interest in Borrower or on any portion of the Property except for Permitted Encumbrances, and Borrower shall not incur any Indebtedness except for Permitted Indebtedness. After prior written notice to Lender, Borrower, at its sole cost and expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, any mechanics’, materialman’s or contractors’ Lien and the amount or validity or application in whole or in part of any amounts due to such mechanics, materialmen or contractors or Indebtedness (other than Indebtedness described in clauses (a) and (e) of the definition of Permitted Indebtedness), provided that (a) no Event of Default has occurred and remains outstanding; (b) intentionally omitted; (c) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower or the Property is subject and shall not constitute a default thereunder (other than the applicable instrument pursuant to which the applicable contested Lien or Indebtedness has arisen) and such proceeding shall be conducted in accordance with all applicable Legal Requirements; (d) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (e) Borrower shall have (i) deposited with Lender adequate reserves for the payment of such amounts, together with all interest and penalties thereon, unless Borrower has paid all of such amounts under protest, or (ii) if applicable, fully bonded the Lien with a surety company reasonably acceptable to Lender to the reasonable satisfaction of Lender such that the Lien is discharged of record; (f) Borrower shall have furnished such cash or other security as may be required in such proceeding, or as may be reasonably requested by Lender to insure the payment of any amounts due, together with all interest and penalties thereon; (g) such proceeding shall suspend the enforcement of any such mechanics’, materialman’s or contractors’ Lien or Indebtedness against Borrower and the Property; (h) such contest is not in violation of the Leases; and (i) Borrower shall promptly upon final determination thereof pay any amounts due, together will all costs, interest and penalties which may be payable in connection therewith. Lender may apply such security or part thereof held by Lender at any time when, in the reasonable judgment of Lender, the Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, canceled or lost, or there shall be an imminent danger of the Lien of the Security Instrument being primed by any related Lien.

4.2.2 Dissolution. Borrower shall not (a) engage in any dissolution, winding up, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership, management and operation of the Property, (c) amend, modify, waive or terminate any Organizational Document or any provision thereof, (d) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the assets or properties of Borrower except to the extent expressly permitted by the Loan Documents, or (e) cause, permit or suffer any SPC Party to (i) dissolve, wind up or liquidate or take any action, or omit to take an action, as a result of which such SPC Party would be dissolved, wound up or liquidated in whole or in part, or (ii) amend, modify, waive or terminate any Organizational Document of such SPC Party or any provision thereof, in each case without obtaining the prior consent of Lender.

4.2.3 Change in Business. Borrower shall not (a) enter into any line of business other than the ownership, management and operation of the Property, (b) make any material change in the scope or nature of its business objectives, purposes or operations, or (c) undertake or participate in activities other than the continuance of its present business.

4.2.4 Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

4.2.5 Affiliate Transactions. Borrower shall not enter into, or be a party to, any transaction with any Affiliate of Borrower or any partner, member, or shareholder, as applicable, of Borrower or any Affiliate of Borrower except in the ordinary course of business and on terms and conditions that are fully disclosed to Lender in advance and that are no less favorable to Borrower or such Affiliate, partner, member or shareholder than those that would be available on an arm’s-length basis with an unrelated third party.

4.2.6 Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Lender.

4.2.7 Assets. Borrower shall not purchase or own any asset or property other than the Property and any asset or property necessary for or incidental to the operation of the Property.

4.2.8 No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (a) with any other real property constituting a tax lot separate from the Property, and (b) with any portion of the Property which may be deemed to constitute personal property, or any other action or procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property or any portion thereof.

4.2.9 Principal Place of Business. Borrower shall not change its principal place of business from the address set forth on the first page of this Agreement without first giving Lender thirty (30) days’ prior notice.

4.2.10 ERISA. (a) Borrower shall not engage in any transaction which would cause any obligation, or any action taken or to be taken, hereunder or under the other Loan Documents (or the exercise by Lender of any of its rights under this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The preceding statement assumes, and shall apply only to the extent that, none of the assets used to make the Loan constitutes at any given time of determination “plan assets” within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, of one or more “employee benefit plans” as defined in Section 3(3) of ERISA that are subject to Part 4, Subtitle B of Title I of ERISA or Section 4975 of the Code.

(b) Borrower shall deliver to Lender such certifications or other evidence from time to time throughout the Term, as requested by Lender in its sole discretion, that (i) Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) Borrower is not subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans; and (iii) one (1) or more of the following circumstances is true:

(A) Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);

(B) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower is held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or

(C) Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).

4.2.11 Material Agreements. Borrower shall not, without Lender’s prior consent: (a) enter into, surrender or terminate any Material Agreement or Operating Agreement to which it is a party or to which Borrower or the Property is subject (unless the other party thereto is in material default and the termination of such agreement would be commercially reasonable), (b) increase or consent to the increase of the amount of any charges under any Material Agreement or Operating Agreement to which it is a party or to which Borrower or the Property is subject, except as provided therein or on an arm’s-length basis and commercially reasonable terms; or (c) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under any Material Agreement or Operating Agreement to which it is a party or to which Borrower or the Property is subject in any material respect, except on an arm’s-length basis and commercially reasonable terms.

4.2.12 Change of Name, Identity or Structure. Borrower will not cause or permit any change to be made to its name, identity (including its trade name or names) or corporate, partnership or other organizational structure without notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change and without first obtaining the prior consent of Lender. Borrower shall execute and deliver to Lender, prior to or contemporaneously with the effective date of any such change, any financing statement or amendment to financing statement required by Lender to establish or maintain the validity, perfection and priority of the security interests granted by the Loan Documents. At Lender’s request, Borrower shall execute a certificate in form satisfactory to Lender listing each trade name under which Borrower operates or intends to operate the Property, and representing and warranting that Borrower does business under no other trade name with respect to the Property.

4.2.13 Special Purpose. Without in any way limiting the provisions of this Article IV, Borrower shall not take or permit any action that would result in Borrower or any SPC Party not being in compliance in all material respects with the representations, warranties and covenants set forth in Section 3.1.24.

4.2.14 Prohibited Person. At all times throughout the Term, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower or Guarantor shall constitute property of, or shall be beneficially owned, directly or indirectly, by any Prohibited Person, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), would be prohibited by law, or the Loan made by Lender would be in violation of law, (b) no Prohibited Person shall have any interest of any nature whatsoever in Borrower or Guarantor, as applicable, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), would be prohibited by law or the Loan would be in violation of law, and (c) none of the funds of Borrower or Guarantor, as applicable, shall be derived from any unlawful activity with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), would be prohibited by law or the Loan would be in violation of law.

4.2.15 Waste. Borrower shall not commit or fail to use commercially reasonable efforts to not suffer any material physical waste of the Property or make any change in the use of the Property which will in any way materially increase the risk of fire or other hazard arising out of the operation of the Property, or take any action that might invalidate or allow the cancellation of any Policy, or do or permit to be done thereon anything that may in any way materially impair the value of the Property or the security of the Security Instrument. Borrower will not, without the prior written consent of Lender, permit any drilling or exploration for or extraction, removal or production of any minerals from the surface or the subsurface of the Land, regardless of the depth thereof or the method of mining or extraction thereof.

4.2.16 LeaseCo Intercompany Loan. With respect to the LeaseCo Intercompany Loan, Operating Lessee and Owner hereby acknowledge and agree as follows: (i) the LeaseCo Intercompany Loan, any documents relating to the LeaseCo Intercompany Loan, any liens or security interests created thereby, all rights, remedies, terms and covenants therein, and any right of payment of Operating Lessee under such LeaseCo Intercompany Loan shall be subject and subordinate in all respects to (A) the Loan and all other Obligations, (B) the liens and security interests created by the Loan Documents, and (C) all of the terms, covenants, conditions, rights and remedies contained in Senior Loan Documents, and no extensions, modifications, consolidations, supplements, amendments, replacements, waivers and restatements of and/or to the Loan Documents shall affect such subordination; (ii) during the existence of an Event of Default, Operating Lessee shall not accept or receive payments (including, without limitation, whether in cash or other property and whether received directly, indirectly or by set-off, counterclaim or otherwise) from Owner or any other party on behalf of Owner and/or from the Property prior to the date that all Obligations of Borrower to Lender under the Loan Documents are paid in full, and any payments or distributions upon or with respect to the LeaseCo Intercompany Loan which are received by Operating Lessee contrary to the foregoing provisions shall be received in trust for the benefit of Lender and shall be paid over to Lender in the same form as so received (with any necessary endorsement) to be applied (in the case of cash) to, or held as collateral (in the case of non-cash property or securities) for, the payment or performance of the Loan in accordance with the terms of the Loan Documents; (iii) until such time as all Obligations of Borrower to Lender under the Loan Documents are paid in full, Operating Lessee shall not take any Enforcement Action (as defined below) with respect to the LeaseCo Intercompany Loan; and (iv) neither Operating Lessee nor Owner shall assign or transfer in any way all or any portion of its respective interest in the LeaseCo Intercompany Loan. For purposes hereof, the term “Enforcement Action” shall mean any (i) judicial or non-judicial foreclosure proceeding, the exercise of any power of sale, the taking of a deed or assignment in lieu of foreclosure, the obtaining of a receiver or the taking of any other enforcement action against Borrower, the Property or any portion thereof, (ii) acceleration of, or demand or action taken in order to collect, all or any indebtedness secured by the Property or any portion thereof, or (iii) exercise of any right or remedy available to Operating Lessee under the documents relating to the LeaseCo Intercompany Loan, at law, in equity or otherwise with respect to Borrower and/or the Property or any portion thereof.

4.2.17 Condominium Documents.

(a) Borrower shall not, without Lender’s prior consent, modify, amend or supplement, or consent to or suffer any modification, amendment, or supplementation of any of the Condominium Documents.

(b) Borrower shall not, without Lender’s prior consent, otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under any of the Condominium Documents.

(c) Borrower shall not take (and hereby assigns to Lender any right it may have to take) any action to terminate the Condominium, withdraw the Condominium from any state, local or federal laws, rules and regulations which affect the establishment and maintenance of condominiums in the State, or cause a partition of the Condominium.

(d) Borrower shall not assign (other than to Lender) or encumber (other than in favor of Lender as security for the Obligations) any of its rights under the Condominium Documents.

(e) Borrower shall not, without Lender’s prior consent, exercise any right it may have to vote for, (i) any additions or improvements to the common elements of the Condominium, except as such additions or improvements are completed in accordance with Section 5.3 hereof, (ii) any borrowing on behalf of the Condominium or (iii) the expenditure of any insurance proceeds or condemnation awards for the repair or restoration of the Improvements other than in accordance with Section 5.3 hereof.

V. INSURANCE, CASUALTY AND CONDEMNATION

Section 5.1 Insurance.

5.1.1 Insurance Policies. (a) Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower and the Property providing at least the following coverages:

(i) comprehensive special form insurance (including wind and named storms) on the Improvements and the personal property at the Property (A) in an amount equal to one hundred percent (100%) of the “full replacement cost” of the Property, which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Improvements and personal property at the Property waiving all co-insurance provisions; (C) providing for no deductible in excess of One Hundred Thousand and No/100 Dollars ($100,000.00) for all such insurance coverage; and (D) containing “law and ordinance” coverage if any of the Improvements or the use of the Property shall at any time constitute a legal non-conforming structure or use. In addition, Borrower shall obtain: (1) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area,” flood hazard insurance in an amount equal to the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, plus such excess amount as Lender shall require; and (2) if the Property is located in an area with a high degree of seismic activity, earthquake insurance in amounts and in form and substance satisfactory to Lender, provided that the insurance pursuant to clauses (1) and (2) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this Section 5.1.1(a)(i).

(ii) broad form commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called “occurrence” form with an occurrence limit of not less than One Million and No/100 Dollars ($1,000,000) and an aggregate limit of not less than Two Million and No/100 Dollars ($2,000,000); (B) to continue at not less than the aforesaid limit until required to be changed by Lender by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all legal contracts; and (5) contractual liability covering the indemnities contained in Article 9 of the Security Instrument to the extent the same is available;

(iii) business income insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by insurance pursuant to Sections 5.1.1(a)(i), (iv), (vi), (xi) and (xii) for a period commencing at the time of loss for such length of time as it takes to repair or replace with the exercise of due diligence and dispatch; (C) in an amount equal to one hundred percent (100%) of the projected gross revenue from the Property (minus estimated variable costs that will no longer be incurred due to the applicable business interruption as approved by lender) for a period from the date of loss to a date (assuming total destruction) which is eighteen (18) months from the date that the Property is repaired or replaced and operations are resumed (subject to adjustment for each twelve (12) month period); and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and the Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross income from the Property for the succeeding twenty-four (24) month period. All proceeds payable to Lender pursuant to this Section 5.1.1(a)(iii) shall be held by Lender and shall be applied to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligation to pay the Debt at the time and in the manner provided for in this Agreement, the Note and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iv) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the property and liability coverage forms do not otherwise apply, (A) commercial general liability and umbrella liability insurance covering claims related to construction, repair and alteration at the Property not covered by or under the terms or provisions of the commercial general liability insurance and umbrella liability insurance policies required under this Section 5.1.1; and (B) the insurance provided for in Section 5.1.1(a)(i) above written in a so-called builder’s risk completed value form in amounts and with deductibles, terms and conditions required by Lender (1) on a non-reporting basis, (2) covering all risks required to be insured against pursuant to Sections 5.1.1(a)(i), (iii), (vi), (xi) and (xii), (3) including permission to occupy the Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v) workers’ compensation, subject to the statutory limits of the state in which the Property is located, and employer’s liability insurance with a limit of at least One Million and No/100 Dollars ($1,000,000) per accident and per disease per employee, and One Million and No/100 Dollars ($1,000,000) for disease aggregate in respect of any work or operations on or about the Property, or in connection with the Property or its operation (if applicable);

(vi) comprehensive boiler and machinery insurance in amounts required by Lender and on terms consistent with the insurance required under Section 5.1.1(a)(i) above (if applicable);

(vii) umbrella liability insurance in addition to primary coverage in an amount not less than One Hundred Thousand and No/100 Dollars ($100,000.00) per occurrence on terms consistent with the insurance required under Section 5.1.1(a)(ii) and (viii);

(viii) motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles, containing minimum limits per occurrence of One Million and No/100 Dollars ($1,000,000.00) (if applicable);

(ix) liquor liability insurance or other liability insurance required in connection with the sale of alcoholic beverages (if applicable);

(x) insurance against employee dishonesty in the amount of Five Million and 00/100 Dollars ($5,000,000.00) and with a deductible not greater than One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) (if applicable);

(xi) with respect to commercial property, general liability, business income, and umbrella liability insurance required under this Section 5.1.1(a) (including, if applicable, insurance required under Section 5.1.1(a)(iv) above), insurance for loss resulting from perils and acts of terrorism in amounts and with terms and conditions applicable to commercial property, general liability, business income, and umbrella liability insurance required under this Section 5.1.1(a). The policy or endorsement providing for such insurance shall be in form and substance satisfactory to Lender and shall satisfy Rating Agency criteria for securitized loans; and

(xii) upon sixty (60) days’ notice, such other insurance and in such amounts as Lender may, from time to time, reasonably request against such other insurable hazards which at the time are commonly insured against for properties similar to the Property located in or around the region in which the Property is located.

(b) All insurance provided for in Section 5.1.1(a) shall be obtained under valid and enforceable policies (each individually, a “Policy” and collectively, the “Policies”) and, to the extent not specified above, shall be subject to the approval of Lender as to insurers, amounts, deductibles, loss payees and insureds. Not less than fifteen (15) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies (and, upon Lender’s request, certified copies of such Policies) accompanied by evidence satisfactory to Lender of payment of the premiums then due thereunder (the “Insurance Premiums”) shall be delivered by Borrower to Lender.

(c) Any blanket insurance Policy shall be subject to Lender’s approval, which approval shall be conditioned upon, among other things, evidence satisfactory to Lender that such Policy provides the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 5.1.1(a).

(d) All Policies of insurance provided for or contemplated by Section 5.1.1(a) shall be primary coverage and, except for the Policy referenced in Section 5.1.1(a)(v), shall name Borrower as a named insured and Lender and its successors and/or assigns as the additional insured, as its interests may appear, and, in the case of property insurance (including, but not limited to, flood, earthquake, boiler and machinery, and terrorism insurance), shall name Lender and its successors and/or assigns, as their interests may appear, as mortgagee pursuant to a non-contributing mortgagee clause (or its equivalent) in favor of Lender and its successors and/or assigns providing that the loss thereunder shall be payable to Lender and its successors and/or assigns. Borrower shall not procure or permit any of its constituent entities to procure any other insurance coverage which would be on the same level of payment as the Policies or would adversely impact in any way the ability of Borrower or Lender to collect any proceeds under any of the Policies.

(e) All Policies of insurance provided for in Section 5.1.1(a), except for the Policies referenced in Section 5.1.1(a)(v) and (a)(viii), shall contain clauses or endorsements to the effect that:

(i) no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii) the Policy shall not be canceled or permitted to lapse without at least thirty (30) days’ written notice to Lender and any other party named therein as an additional insured and shall not be materially changed (other than to increase the coverage provided thereby) without such a thirty (30) days’ written notice; and

(iii) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f) If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, upon not less than ten (10) days prior written notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate and all costs and expenses (including any Insurance Premiums) incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand with interest at the Default Rate from the date such costs and expenses were incurred to and including the date the reimbursement payment is received by Lender. All such indebtedness shall be secured by the Security Instrument.

(g) In the event of foreclosure of the Security Instrument or other transfer of title to the Property in extinguishment in whole or in part of the Obligations, all right, title and interest of Borrower in and to the Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in Lender, the purchaser at such foreclosure or the transferee in the event of such other transfer of title.

5.1.2 Insurance Company. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a claims paying ability rating of “A-” or better by S&P (and the equivalent thereof by another Rating Agency if required by Lender in connection with a Securitization); provided, however, that (a) if five (5) or more insurance companies issue any Policy required hereunder, then the foregoing required rating shall be deemed to be satisfied if at least sixty percent (60%) of the applicable insurance coverage required hereunder (and 100% of the first layer of such insurance coverage) is provided by insurance companies having a claims paying ability rating of “A-” better by S&P (and the equivalent thereof by another Rating Agency if required by Lender in connection with a Securitization), and the balance of the applicable insurance coverage is provided by insurance companies having a claims paying ability rating of “BBB+” or better by S&P (and the equivalent thereof by another Rating Agency if required by Lender in connection with a Securitization) and (b) if four (4) or fewer insurance companies issue any Policy required hereunder, then the foregoing required rating shall be deemed to be satisfied if at least seventy-five percent (75%) of the applicable insurance coverage required hereunder (and 100% of the first layer of such insurance coverage) is provided by insurance companies having a claims paying ability rating of “A-” or better by S&P (and the equivalent thereof by another Rating Agency if required by Lender in connection with a Securitization) and the balance of the applicable insurance coverage is provided by insurance companies having a claims paying ability rating of “BBB+” or better by S&P (and the equivalent thereof by another Rating Agency if required by Lender in connection with a Securitization).

Section 5.2 Casualty and Condemnation.

5.2.1 Casualty. If the Property shall sustain a Casualty, Borrower shall give prompt notice of such Casualty to Lender and shall in a reasonably prompt manner commence and diligently prosecute to completion the Restoration of the Property in accordance with Section 5.3 hereof. Borrower shall pay all costs and expenses of such Restoration whether or not such costs and expenses are covered by insurance. Lender may, but shall not be obligated to, make proof of loss if not made promptly by Borrower. In the event of a Casualty where the loss and the applicable Net Proceeds are less than the Restoration Threshold, Borrower may settle and adjust such claim; provided that (a) no Event of Default has occurred and remains outstanding and (b) such adjustment is carried out in a commercially reasonable and timely manner. In the event of a Casualty where the loss or the applicable Net Proceeds is equal to or greater than the Restoration Threshold or if an Event of Default has occurred and remains outstanding, Borrower may settle and adjust such claim only with the prior consent of Lender (which consent shall not be unreasonably withheld or delayed) and Lender shall have the opportunity to participate, at Borrower’s cost and expense, in any such adjustments. Notwithstanding any Casualty, Borrower shall continue to pay the Debt at the time and in the manner provided for in this Agreement, the Note and the other Loan Documents.

5.2.2 Condemnation. Borrower shall give Lender prompt notice of any actual or written threat of Condemnation by any Governmental Authority of all or any part of the Property and shall deliver to Lender a copy of any and all notices or papers served in connection with such Condemnation or related proceedings. Borrower may settle and compromise any Condemnation only with the prior consent of Lender (which consent shall not be unreasonably withheld or delayed) and Lender shall have the opportunity to participate, at Borrower’s cost and expense, in any applicable litigation or proceeding and settlement discussions in respect thereof and Borrower shall from time to time deliver to Lender all instruments requested by Lender to permit such participation. Borrower shall, at its cost and expense, diligently prosecute any such litigations or proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such litigations or proceedings. Lender is hereby irrevocably appointed as Borrower’s attorney-in-fact, coupled with an interest, with exclusive power to collect, receive and retain any Award and to make any compromise or settlement in connection with any Condemnation. Notwithstanding any Condemnation, Borrower shall continue to pay the Debt at the time and in the manner provided for in this Agreement, the Note and the other Loan Documents. Lender shall not be limited to the interest paid on the Award by any Governmental Authority but shall be entitled to receive interest at the rate or rates provided herein or in the Note. If any portion of the Property is taken by any Governmental Authority, Borrower shall promptly commence and diligently prosecute to completion the Restoration of the Property and otherwise comply with the provisions of Section 5.3 hereof. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award or a portion thereof sufficient to pay the Debt in full.

Section 5.3 Use of Net Proceeds. All Net Proceeds received in connection with a Casualty or Condemnation shall, at the option of Lender, be applied toward the payment of the Debt in accordance with the provisions of Section 2.4.2, whether or not then due and payable, in such order, proportion and priority as Lender in its sole discretion shall deem proper, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall approve in its reasonable discretion.

Without limiting the foregoing and notwithstanding anything to the contrary contained herein or in any other Loan Document, if the Loan is included in a REMIC Trust and, immediately following a release of any portion of the Lien of the Security Instrument following a Casualty or Condemnation (but taking into account any proposed Restoration of the remaining Property), the ratio of the unpaid principal balance of the Loan to the value of the remaining Property is greater than 125% (such value to be determined, in Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC Trust), the principal balance of the Loan must be paid down by the least of the following amounts: (i) the Net Proceeds, (ii) the fair market value of the released property at the time of the release, or (iii) an amount such that the loan-to-value ratio of the Loan (as so determined by Lender) does not increase after the release, unless Lender receives an opinion of counsel that if such amount is not paid, the applicable Securitization will not fail to maintain its status as a REMIC Trust as a result of the related release of such portion of the Lien of the Security Instrument.

VI. RESERVE FUNDS AND CASH MANAGEMENT

Section 6.1 Intentionally Omitted.

Section 6.2 Tax Funds.

6.2.1 Deposits of Tax Funds. On the Closing Date, Borrower shall deposit with Lender an amount equal to Two Million Five Hundred Eight Thousand Two Hundred Sixty-Eight and 48/100 Dollars ($2,508,268.48) and, on each Monthly Payment Date, Borrower shall deposit with Lender an amount equal to one-twelfth (1/12) of the Taxes (the “Monthly Tax Deposit”) that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate sufficient funds to pay all such Taxes at least thirty (30) days prior to their respective due dates. Amounts deposited pursuant to this Section 6.2.1 are referred to herein as the “Tax Funds” and the account in which such amounts are held by Lender shall hereinafter be referred to as the “Tax Account.” If at any time Lender reasonably determines that the Tax Funds will not be sufficient to pay the Taxes at least thirty (30) days prior to the respective due dates, Lender shall notify Borrower of such determination and the monthly deposits for Taxes shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to the respective due dates for the Taxes; provided that if Borrower receives notice from Lender of any such deficiency after the date that is thirty (30) days prior to the date that Taxes are due, Borrower will deposit such amount within two (2) Business Days after its receipt of such notice.

6.2.2 Release of Tax Funds.

(a) Lender will apply the Tax Funds to payments of Taxes required to be made by Borrower pursuant to Section 4.1.2 hereof and under the Security Instrument. Borrower shall furnish Lender with all bills, statements and estimates for Taxes received by Borrower at least ten (10) days prior to the date on which such Taxes first become payable. In making any payment relating to Taxes, Lender may do so according to any bill, statement or estimate procured from the public office (with respect to Taxes) without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax Funds shall exceed the amounts due for Taxes, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax Funds.

(b) All costs and expenses incurred by Lender in connection with holding and disbursing the Tax Funds (including, without limitation, the costs and expenses of the inspections, if any, required hereunder) shall be paid by Borrower. Upon payment in full of the Obligations, Lender shall release all remaining Tax Funds, if any, to or at the direction of Borrower.

Section 6.3 Insurance Funds.

6.3.1 Deposits of Insurance Funds. On the Closing Date, Borrower shall deposit with Lender an amount equal to Three Hundred Seven Thousand Five Hundred and 00/100 Dollars ($307,500.00). Amounts deposited pursuant to this Section 6.3.1 are referred to herein as the “Insurance Funds” and the account in which such amounts are held by Lender shall hereinafter be referred to as the “Insurance Account.” Lender shall hold the Insurance Funds as additional collateral for the Loan.

6.3.2 Monthly Insurance Reporting; Use of Insurance Funds; Costs and Expenses.

(a) On a monthly basis, not less than ten (10) Business Days prior to the due date thereof, Borrower shall furnish to Lender evidence reasonably satisfactory to Lender that all financing payments with respect to Insurance Premiums relating to the blanket insurance policy maintained by Borrower pursuant to Section 5.1.1(c) hereof have been paid in full.

(b) If at any time Borrower fails to provide such evidence as and when required pursuant to Section 6.3.2(a), Lender may, at its option, apply all or any portion of the Insurance Funds towards obtaining of such insurance coverage as Lender in its sole discretion deems appropriate, provided that nothing herein shall be deemed to limit the provisions of Section 5.1.1(f). Upon payment in full of the Obligations, Lender shall release all remaining Insurance Funds, if any, to or at the direction of Borrower.

(c) All costs and expenses incurred by Lender in connection with holding and disbursing the Insurance Funds shall be paid by Borrower.

Section 6.4 Capital Expenditure Funds.

6.4.1 Deposits of Capital Expenditure Funds. On each Monthly Payment Date, Borrower shall deposit with Lender an amount equal to the greater of (a) an amount equal to one-twelfth (1/12) of four percent (4.0%) of Gross Income from Operations during the calendar year immediately preceding the calendar year in which such Monthly Payment Date occurs and (b) the aggregate amount, if any, required to be reserved under the Management Agreement and the Franchise Agreement (the “Monthly Capital Expenditure Deposit”) for annual Capital Expenditures set forth in the Approved Annual Budget or otherwise approved by Lender, which approval shall not be unreasonably withheld or delayed. Amounts deposited pursuant to this Section 6.4.1 are referred to herein as the “Capital Expenditure Funds” and the account in which such amounts are held by Lender shall hereinafter be referred to as the “Capital Expenditure Account.” Lender may reassess its estimate of the amount necessary for Capital Expenditures from time to time and (i) may require Borrower to increase the monthly deposits required pursuant to this Section 6.4.1 upon thirty (30) days’ written notice to Borrower if Lender determines in its reasonable discretion that an increase is necessary for proper maintenance and operation of the Property, or (ii) may determine to decrease the monthly deposits required pursuant to this Section 6.4.1 upon thirty (30) days’ written notice to Borrower if Lender, in consultation with Borrower, determines that such decrease is appropriate.

6.4.2 Release of Capital Expenditure Funds. (a) Lender shall disburse Capital Expenditure Funds only for Capital Expenditures.

(b) Lender shall disburse to Borrower (or at Borrower’s direction, to the applicable contractor) the Capital Expenditure Funds upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a request for payment to Lender at least fifteen (15) days prior to the date on which Borrower requests such payment be made and specifies the Capital Expenditures to be paid, (ii) on the date such request is received by Lender and on the date such payment is to be made, no Default or Event of Default shall have occurred and remain outstanding, (iii) Lender shall have received an Officer’s Certificate (A) stating that all items to be funded by the requested disbursement are Capital Expenditures, (B) stating that all Capital Expenditures to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, such certificate to be accompanied by a copy of any license, permit or other approval required by any Governmental Authority in connection with such Capital Expenditures, (C) identifying each Person that supplied materials or labor in connection with the Capital Expenditures to be funded by the requested disbursement, (D) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Lender (to the extent payment has already been made by Borrower), and (E) stating that the Capital Expenditures to be funded by the requested disbursement have not been the subject of a previous disbursement, (iv) at Lender’s option, a title search for the Property indicating that the Property is free from all liens, claims and other encumbrances not previously approved by Lender, and (v) Lender shall have received such other evidence as Lender shall reasonably request that the Capital Expenditures to be funded by the requested disbursement have been completed and are paid for or will be paid for in full upon such disbursement to Borrower. To the extent a Capital Expenditure is paid after receipt by Borrower of the corresponding Capital Expenditure Funds, Borrower shall, promptly upon payment of such Capital Expenditure, submit to Lender lien waivers or other evidence of payment satisfactory to Lender. Lender shall not be required to disburse Capital Expenditure Funds more frequently than once each calendar month, and each disbursement of Capital Expenditure Funds must be in an amount not less than the Minimum Disbursement Amount (or a lesser amount if the total remaining balance of Capital Expenditure Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the Capital Expenditure Account shall be made).

(c) Nothing in this Section 6.4 shall (i) make Lender responsible for making or completing any Capital Expenditure Work; (ii) obligate Lender to commence or proceed with any Capital Expenditure Work; (iii) require Lender to expend funds other than the disbursement of the Capital Expenditure Funds to complete any Capital Expenditure Work; or (iv) obligate Lender to demand from Borrower additional sums to perform or complete any Capital Expenditure Work.

(d) If a disbursement of Capital Expenditure Funds will exceed One Hundred Thousand and No/100 Dollars ($100,000.00), Lender may require an inspection of the Property prior to such disbursement in order to verify completion of the Capital Expenditure Work for which reimbursement is sought. Lender may require that such inspection be conducted by an independent professional selected by Lender and may require a certificate of completion by an independent professional reasonably acceptable to Lender prior to such disbursement of Capital Expenditure Funds. If Lender requires any such inspection, Lender shall use reasonable efforts to cause such inspection to be conducted and completed (and any required certificate to be delivered to Lender) on or prior to the date specified in Borrower’s request for payment of such Capital Expenditure.

(e) Borrower shall permit Lender and its agents and representatives (including, without limitation, Lender’s engineer or architect) or other third parties authorized by Lender to enter onto the Property during normal business hours upon reasonable prior notice to Borrower and with reasonable frequency (subject to the rights of Tenants under their Leases) to inspect the progress of any Capital Expenditure Work and all materials being used in connection therewith and to examine all plans, specifications and shop drawings relating to such Capital Expenditure Work. Borrower shall cause all contractors, subcontractors and materialmen to reasonably cooperate with Lender and its agents and representatives or such other Persons described above in connection with the inspections, if any, required by Lender in accordance with this Section 6.4.2.

(f) All Capital Expenditure Works and all materials, equipment, fixtures, or any other item comprising a part of any Capital Expenditure Work shall be constructed, installed or completed, as applicable, free and clear of all liens, claims and other encumbrances not previously approved by Lender.

(g) All Capital Expenditure Works shall comply with all applicable Legal Requirements of all Governmental Authorities having jurisdiction over the Property and all applicable insurance requirements (including, without limitation, applicable building codes, special use permits, environmental regulations, and requirements of insurance underwriters).

(h) In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided builder’s risk insurance, workers’ compensation insurance, public liability insurance and other insurance to the extent required by the applicable Legal Requirements in connection with any Capital Expenditure Work. All such policies shall be in form and amount reasonably satisfactory to Lender. All such policies which can be endorsed with a non-contributing mortgagee clause (or its equivalent) making loss thereunder payable to Lender and its successors and/or assigns shall be so endorsed. At Lender’s request, certified copies of such policies shall be delivered to Lender.

(i) All costs and expenses incurred by Lender in connection with holding and disbursing the Capital Expenditure Funds (including, without limitation, the costs and expenses of the inspections, if any, required hereunder) shall be paid by Borrower. Upon payment in full of the Obligations, Lender shall release all remaining Capital Expenditure Funds, if any, to or at the direction of Borrower.

6.4.3 Failure to Perform Capital Expenditure Works. It shall be an Event of Default if Borrower fails to comply with any provision of this Section 6.4 and such failure is not cured within thirty (30) days after notice from Lender. Upon the occurrence of an Event of Default, Lender may, at its option, use the Capital Expenditure Funds (or any portion thereof) to perform or complete any Capital Expenditure Work as provided in Section 6.4.2 hereof or any other repair or replacement to the Property. Such right to withdraw and apply the Capital Expenditure Funds shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents.

Section 6.5 Debt Service Reserve Account.

6.5.1 Deposit of Debt Service Reserve Funds. Amounts deposited pursuant to this Section 6.5.1 are referred to herein as the “Debt Service Reserve Funds” and the account in which such amounts are held by Lender shall hereinafter be referred to as the “Debt Service Reserve Account.” On the Closing Date, Borrower shall deposit with Lender an amount equal to Nine Million Twenty-Five Thousand and 00/100 Dollars ($9,025,000.00). In addition, from and after the date on which there are no remaining Debt Service Reserve Funds on deposit with Lender, if Lender reasonably determines that there will be any projected shortfalls in Debt Service through the Initial Maturity Date or the Extended Maturity Date, as applicable, (i) Borrower shall within five (5) Business Days after notice from Lender make a deposit into the Debt Service Reserve Account in an amount equal to the amount of any projected shortfalls in Debt Service through the Initial Maturity Date or the Extended Maturity Date, as applicable.

6.5.2 Release of Debt Service Reserve Funds.

(a) Provided no Event of Default has occurred and is continuing, if as of the on the second Business Day preceding any Monthly Payment Date, the amounts on deposit in the Cash Management Account are not sufficient to pay in full the amount of Debt Service due on such Monthly Payment Date pursuant to Section 2.3.1 hereof upon application in accordance with the terms of Section 2.7.2(b) hereof (a “Debt Service Shortfall”), Lender will apply Debt Service Reserve Funds sufficient to cover payment of such Debt Service Shortfall towards such payment of Debt Service pursuant to Section 2.3.1. In the event that, on any Monthly Payment Date, amounts on deposit in the Debt Service Reserve Account are not sufficient to cover any Debt Service Shortfall, Borrower shall pay such difference within two (2) Business Days after Lender’s demand therefor.

(b) All costs and expenses incurred by Lender in connection with holding and disbursing the Debt Service Reserve Funds (including, without limitation, the costs and expenses of the inspections, if any, required hereunder) shall be paid by Borrower.

Section 6.6 Ground Rent Funds.

6.6.1 Deposits of Ground Rent Funds. On the Closing Date, Borrower shall deposit with Lender an amount equal to One Hundred Seventy-Seven Thousand Four Hundred Thirty-Five and 50/100 Dollars ($177,435.50) and, on each Monthly Payment Date, Borrower shall deposit with Lender an amount (the “Monthly Ground Rent Deposit”) equal to the Ground Rent that will be payable under the Ground Lease for the month immediately following the month in which such Monthly Payment Date occurs. Amounts so deposited shall hereinafter be referred to as the “Ground Rent Funds” and the account in which such amounts are held by Lender shall hereinafter be referred to as the “Ground Rent Account.” If at any time Lender reasonably determines that the Ground Rent Funds will not be sufficient to pay the Ground Rents, Lender shall notify Borrower of such determination and the monthly deposits for Ground Rents shall be increased by the amount that Lender estimates is sufficient to make up the deficiency; provided that if Borrower receives notice of any such deficiency after the date that is ten (10) days prior to the date that the next installment of Ground Rent is due, Borrower will deposit such amount within one (1) Business Day after its receipt of such notice.

6.6.2 Release of Ground Rent Funds.

(a) Lender shall apply the Ground Rent Funds to payments of Ground Rents. Borrower shall furnish Lender with all bills, invoices and statements for Ground Rent at least ten (10) days prior to the date on which such Ground Rent first becomes payable. In making any payment relating to Ground Rents, Lender may do so according to the Ground Lease or any bill, invoice or statement given by Ground Lessor without inquiry into the accuracy of such bill, invoice or statement or into the validity of any rent, additional rent or other charge thereof. If the amount of the Ground Rent Funds shall exceed the amounts due for Ground Rents, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Ground Rent Funds. Any Ground Rent Funds remaining after the Debt has been paid in full shall be returned to Borrower.

(b) All costs and expenses incurred by Lender in connection with holding and disbursing the Ground Rent Funds shall be paid by Borrower.

Section 6.7 SRO Conversion Reserve Funds.

6.7.1 On the Closing Date, Borrower shall deposit with Lender One Million Five Hundred Thirty-Nine Thousand Four Hundred Thirty-One and 00/100 Dollars ($1,539,431.00). Amounts deposited pursuant to this Section 6.7.1 are referred to herein as the “SRO Conversion Reserve Funds” and the account in which such amounts are held by Lender shall hereinafter be referred to as the “SRO Conversion Reserve Account.”

6.7.2 Release of SRO Conversion Reserve Funds.

(a) Upon Borrower’s completion of the SRO Conversion Project, Lender shall disburse to Borrower the SRO Conversion Reserve Funds upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a request for payment to Lender, (ii) on the date such request is received by Lender and on the date such payment is to be made, no Default or Event of Default shall have occurred and remain outstanding, (iii) Lender shall have received an Officer’s Certificate (A) stating that the SRO Conversion Project has been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, such certificate to be accompanied by a copy of any license, permit or other approval required by any Governmental Authority in connection with such SRO Conversion Project, (B) identifying each Person that supplied materials or labor in connection with the SRO Conversion Project, and (C) stating that each such Person has been paid in full, such certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Lender, (iv) at Lender’s option, Lender shall have received a title search for the Property indicating that the Property is free from all liens, claims and other encumbrances not previously approved by Lender, (v) an independent professional selected by Lender shall have inspected and approved the SRO Conversion Project, and (vi) Lender shall have received such other evidence as Lender shall reasonably request that the SRO Conversion Project has been completed and paid for in full.

(b) The SRO Conversion Project and all materials, equipment, fixtures, or any other item comprising a part of the SRO Conversion Project shall be constructed, installed or completed, as applicable, free and clear of all liens, claims and other encumbrances not previously approved by Lender.

(c) The SRO Conversion Project shall comply with all applicable Legal Requirements of all Governmental Authorities having jurisdiction over the Property and all applicable insurance requirements (including, without limitation, applicable building codes, special use permits, environmental regulations, and requirements of insurance underwriters).

(d) All costs and expenses incurred by Lender in connection with holding and disbursing the SRO Conversion Reserve Funds (including, without limitation, the costs and expenses of the inspection required hereunder) shall be paid by Borrower. Upon payment in full by Borrower of the Obligations, Lender shall release all remaining SRO Conversion Reserve Funds, if any, to or at the direction of Borrower.

Section 6.8 Restaurant Renovation Reserve Funds.

6.8.1 On the Closing Date, Borrower shall deposit with Lender One Million Four Hundred Forty-Four Thousand Nine Hundred Fifty-Nine and 00/100 Dollars ($1,444,959.00). Amounts deposited pursuant to this Section 6.8.1 are referred to herein as the “Restaurant Renovation Reserve Funds” and the account in which such amounts are held by Lender shall hereinafter be referred to as the “Restaurant Renovation Reserve Account.”

6.8.2 Release of Restaurant Renovation Reserve Funds.

(a) Upon Borrower’s completion of the Restaurant Renovation Project, Lender shall disburse to Borrower the Restaurant Renovation Reserve Funds upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a request for payment to Lender, (ii) on the date such request is received by Lender and on the date such payment is to be made, no Default or Event of Default shall have occurred and remain outstanding, (iii) Lender shall have received an Officer’s Certificate (A) stating that the Restaurant Renovation Project has been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, such certificate to be accompanied by a copy of any license, permit or other approval required by any Governmental Authority in connection with such Restaurant Renovation Project, (B) identifying each Person that supplied materials or labor in connection with the Restaurant Renovation Project, and (C) stating that each such Person has been paid in full, such certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Lender, (iv) at Lender’s option, Lender shall have received a title search for the Property indicating that the Property is free from all liens, claims and other encumbrances not previously approved by Lender, (v) an independent professional selected by Lender shall have inspected and approved the Restaurant Renovation Project, and (vi) Lender shall have received such other evidence as Lender shall reasonably request that the Restaurant Renovation Project has been completed and paid for in full.

(b) The Restaurant Renovation Project and all materials, equipment, fixtures, or any other item comprising a part of the Restaurant Renovation Project shall be constructed, installed or completed, as applicable, free and clear of all liens, claims and other encumbrances not previously approved by Lender.

(c) The Restaurant Renovation Project shall comply with all applicable Legal Requirements of all Governmental Authorities having jurisdiction over the Property and all applicable insurance requirements (including, without limitation, applicable building codes, special use permits, environmental regulations, and requirements of insurance underwriters).

(d) All costs and expenses incurred by Lender in connection with holding and disbursing the Restaurant Renovation Reserve Funds (including, without limitation, the costs and expenses of the inspection required hereunder) shall be paid by Borrower. Upon payment in full by Borrower of the Obligations, Lender shall release all remaining Restaurant Renovation Reserve Funds, if any, to or at the direction of Borrower.

Section 6.9 Intentionally Omitted.

Section 6.10 Excess Cash Flow Funds.

6.10.1 Deposits of Excess Cash Flow Funds. During a Cash Sweep Event Period, Borrower shall deposit with Lender all Excess Cash Flow, which sums shall be held by Lender as additional security for the Loan. Amounts so deposited shall hereinafter be referred to as the “Excess Cash Flow Funds” and the account in which such amounts are held by Lender shall hereinafter be referred to as the “Excess Cash Flow Account.”

6.10.2 Release of Excess Cash Flow Funds.

(a) Upon the termination of a Cash Sweep Event Period and provided that no other Cash Sweep Event shall have occurred and remain outstanding, all funds on deposit in the Excess Cash Flow Account shall be deposited into the Cash Management Account and applied in accordance with this Agreement and the Cash Management Agreement.

(b) All costs and expenses incurred by Lender in connection with holding and disbursing the Excess Cash Flow Funds shall be paid by Borrower.

Section 6.11 Reserve Funds.

6.11.1 Security Interest. Borrower hereby pledges to Lender, and grants a security interest in, any and all monies now or hereafter deposited in the Reserve Funds as additional security for the performance of the Obligations. Until expended or applied as provided in this Agreement, the Reserve Funds shall constitute additional security for the performance of the Obligations. Lender shall have no obligation to release any of the Reserve Funds while any Default or Event of Default has occurred and remains outstanding. Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon the occurrence of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in the Reserve Funds to the payment of the Debt in any order, proportion and priority as Lender may determine in its sole and absolute discretion. Borrower shall not further pledge, assign or grant any security interest in any Reserve Fund or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

6.11.2 Investments; Income Taxes. The Reserve Funds shall be held in Lender’s name and may be commingled with Lender’s own funds at financial institutions selected by Lender in its sole discretion. The Reserve Funds shall be held in an Eligible Account and may be invested in Permitted Investments as directed by Lender. Lender shall not be liable for any loss sustained on the investment of any funds constituting the Reserve Funds. Borrower shall deposit with Lender an amount equal to the actual losses sustained on the investment of any funds constituting the Reserve Funds in Permitted Investments within one (1) Business Day of Lender’s notice. All interest on a Reserve Fund shall not be added to or become a part thereof and shall be the sole property of and shall be paid to Lender.

6.11.3 Indemnity. Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including reasonable attorneys’ fees and expenses) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established except to the extent any of the foregoing arise due to the gross negligence or willful misconduct of Lender. Borrower shall, at Lender’s request, assign to Lender all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid or reimbursed from or secured by the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains outstanding.

Section 6.12 Provisions Regarding Letters of Credit.

6.12.1 Event of Default. An Event of Default shall occur if Borrower shall fail to make any reimbursement or similar obligation with respect to any Letter of Credit that has been delivered pursuant to this Agreement, or if Borrower shall fail to (i) replace or extend any Letter of Credit prior to the date which is thirty (30) days prior to the expiration thereof or (ii) replace any outstanding Letter of Credit within thirty (30) days if such Letter of Credit fails to meet the requirements set forth in the definition of Letter of Credit. Lender shall not be required to exercise its rights under Section 6.12.4 below in order to prevent any such Event of Default from occurring and shall not be liable for any losses due to the insolvency of the issuer of the Letter of Credit as a result of any failure or delay by Lender in the exercise of such rights, but if Lender draws on the Letter of Credit and the issuer honors such draw and no Event of Default shall exist, Lender shall hold the proceeds of such draw in the same manner as Lender holds the Reserve Funds.

6.12.2 Security for Debt. Each Letter of Credit delivered under this Agreement shall be additional security for the payment of the Debt. Upon the occurrence of an Event of Default, Lender shall have the right, at its option, to draw on any Letter of Credit and to apply all or any part thereof to the payment of the items for which such Letter of Credit was established or to apply each such Letter of Credit to payment of the Debt in such order, proportion or priority as Lender may determine or to hold such proceeds as security for the Debt.

6.12.3 Limitations on Letters of Credit. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Borrower shall not have any rights to deliver any Letter of Credit pursuant to any provision of this Agreement or any other Loan Document if the aggregate amount of any Letters of Credit delivered to Lender in accordance with this Agreement or any other Loan Document shall exceed ten percent (10%) of the Outstanding Principal Balance. In no event shall the aggregate amount of any Letters of Credit delivered in accordance with this Agreement or any other Loan Document exceed ten percent (10%) of the Outstanding Principal Balance.

6.12.4 Additional Rights of Lender. In addition to any other right Lender may have to draw upon a Letter of Credit pursuant to the terms and conditions of this Agreement, Lender shall have the additional rights to draw in full any Letter of Credit: (a) with respect to any evergreen Letter of Credit, if Lender has received a notice from the issuing bank that the Letter of Credit will not be renewed and a substitute Letter of Credit is not provided at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (b) with respect to any Letter of Credit with a stated expiration date, if Lender has not received a notice from the issuing bank that it has renewed the Letter of Credit at least thirty (30) days prior to the date on which such Letter of Credit is scheduled to expire or a substitute Letter of Credit is not provided at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; or (c) if Lender has received notice that the bank issuing the Letter of Credit shall cease to be an Eligible Institution and Borrower has not, within thirty (30) days after notice thereof, obtained a new Letter of Credit from an Eligible Institution.

VII. PROPERTY MANAGEMENT

Section 7.1 Management Agreement and Franchise Agreement.

Borrower shall cause the Property to be operated in accordance with the Management Agreement. Borrower shall (a) diligently perform and observe all of the terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed and observed, (b) promptly notify Lender of any default under the Management Agreement of which it is aware, (c) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, report and estimate received by it under the Management Agreement and (d) promptly enforce the performance and observance of all of the terms, covenants and conditions required to be performed and/or observed by Manager under the Management Agreement, in a commercially reasonable manner. If Borrower shall default in the performance or observance of any term, covenant or condition of the Management Agreement on the part of Borrower to be performed or observed, then, without limiting Lender’s other rights or remedies under this Agreement or the other Loan Documents, and without waiving or releasing Borrower from any of its obligations hereunder, under the other Loan Documents or under the Management Agreement, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause the terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed or observed in all material respects.

Section 7.2 Prohibition Against Termination or Modification.

(a) Borrower shall not, without prior consent of Lender, (i) surrender, terminate, cancel, renew, amend, extend or modify any material terms of the Management Agreement, (ii) reduce or consent to the reduction of the term of the Management Agreement, (iii) increase or consent to the increase of the amount of any fees or other charges under the Management Agreement, or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement in any material respect.

(b) In the event that the Management Agreement expires or is terminated (without limiting any obligation of Borrower to obtain Lender’s consent to any termination or modification of the Management Agreement in accordance with the terms and provisions of this Agreement), Borrower shall promptly enter into a Replacement Management Agreement with a Qualified Manager.

(c) Upon the occurrence and during the continuation of an Event of Default, Borrower shall not exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Management Agreement without the prior consent of Lender, which consent may be granted, conditioned or withheld in Lender’s sole discretion.

Section 7.3 Replacement of Manager.

Lender shall have the right to require Borrower to replace Manager with a Person which is not an Affiliate of, but is chosen by, Borrower and approved by Lender upon the occurrence of any one or more of the following events: (a) at any time following the occurrence of a monetary or material non-monetary Event of Default with respect to which Lender has accelerated the Loan or commenced foreclosure proceedings, (b) at any time following the occurrence of a non-monetary, non-material Event of Default with respect to which Lender has accelerated the Loan and commenced foreclosure proceedings, (c) if Manager shall be in default under the Management Agreement beyond any applicable notice and cure period, or (c) if Manager shall become insolvent or a debtor in any Bankruptcy Action.

Section 7.4 Franchise Agreement.

Borrower shall not enter into any Franchise Agreement without the prior consent of Lender.

VIII. TRANSFERS

Section 8.1 Transfer or Encumbrance of Property.

(a) Without the prior consent of Lender, neither Borrower nor any Restricted Party shall do any of the following (each, a “Transfer”): sell, transfer, convey, assign, mortgage, pledge, encumber, alienate, grant a Lien on, grant any option with respect to or grant any other interest in the Property, any part thereof or any direct or indirect interest therein (including any legal, beneficial or economic interest in Borrower or any Restricted Party), directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record, other than Permitted Transfers or Permitted Encumbrances.

(b) A Transfer shall include (i) an installment sales agreement wherein Borrower agrees to sell the Property, any part thereof or any interest therein for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of the Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if Borrower or any Restricted Party is a corporation, the voluntary or involuntary sale, conveyance or transfer of such corporation’s stock (or the stock of any corporation directly or indirectly controlling such corporation by operation of law or otherwise) or the creation or issuance of new stock such that such corporation’s stock shall be vested in a party or parties who are not now stockholders or any change in the control of such corporation; (iv) if Borrower or any Restricted Party is a limited or general partnership, joint venture or limited liability company, the change, removal, resignation or addition of a general partner, managing partner, limited partner, joint venturer or member, the voluntary or involuntary transfer of the partnership interest of any general partner, managing partner or limited partner, the creation or issuance of new limited partnership interests, the voluntary or involuntary transfer of the interest of any joint venturer or member or the creation or issuance of new non-managing member interests; and (v) if Borrower or any Restricted Party is a trust or nominee trust, the voluntary or involuntary transfer of the legal or beneficial interest in such trust or nominee trust or the creation or issuance of new legal or beneficial interests.

(c) Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder or under the other Loan Documents in order to declare the Debt immediately due and payable upon a Transfer (other than a Permitted Transfer or a Permitted Encumbrance) without Lender’s prior consent. This provision shall apply to every Transfer regardless of whether voluntary or not, and whether or not Lender has consented to any previous Transfer.

(d) Lender’s consent to one Transfer shall not be deemed to be a waiver of Lender’s right to require such consent to any future occurrence of same. Any Transfer made in contravention of this Section 8.1 shall be null and void and of no force and effect.

(e) Borrower agrees to bear and shall pay or reimburse Lender on demand for all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses, title search costs and title insurance endorsement premiums) incurred by Lender in connection with the review, approval and/or documentation of any proposed Transfer. If required by Lender, Borrower shall deposit with Lender an amount equal to Lender’s anticipated costs and expenses in evaluating any proposed Transfer.

(f) As used in this Section 8.1, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise and the terms “controlled” and “controlling” shall have correlative meanings.

Section 8.2 Permitted Transfers of Interests in Borrower.

Notwithstanding anything to the contrary contained in Section 8.1 hereof, Lender’s consent shall not be required in connection with one or a series of Transfers of the direct or indirect ownership interests in any Restricted Party; provided that the following conditions are satisfied: (a) no Default or Event of Default shall have occurred and remain outstanding or shall occur solely as a result of such Transfer, (b) such Transfer shall not (i) cause the transferee, together with its Affiliates, to acquire control of any Restricted Party, (ii) result in any Restricted Party no longer being controlled by MHGC, or (iii) cause the transferee, together with its Affiliates, to increase its direct or indirect interest in any Restricted Party to an amount which exceeds forty-nine percent (49%) in the aggregate, (c) to the extent the transferee owns twenty percent (20%) or more of the direct or indirect interests in any Restricted Party immediately following such Transfer (provided that such Transferee did not own 20% or more of the direct or indirect ownership interests in such Restricted Party as of the Closing Date), Borrower shall deliver, at Borrower’s sole cost and expense, customary searches (credit, judgment, lien, bankruptcy, etc.) reasonably acceptable to Lender with respect to such transferee and its Affiliates as Lender may reasonably require, (d) after giving effect to such Transfer, MHGC shall continue to own, directly or indirectly, at least fifty percent (50%) of all legal, beneficial and economic interests in each Restricted Party, (e) the Property shall continue to be managed by Manager or Qualified Manager, (f) Borrower shall give Lender notice of such Transfer request, together with copies of all instruments effecting such Transfer and copies of any Organizational Documents that Lender shall require, not less than thirty (30) days prior to the proposed date of such Transfer, and (g) the legal and financial structure of Borrower and its stockholders, partners or members, as applicable, and the single purpose nature and bankruptcy remoteness of Borrower and its stockholders, partners or members, as applicable, after such Transfer, shall satisfy Lender’s the then current applicable underwriting criteria and requirements. Nothing herein shall be deemed to prohibit (i) Transfers of direct or indirect ownership interests in MHGC (including, without limitation, the issuance, conversion, exchange or redemption of any such ownership interests), or (ii) direct or indirect Transfers of the 2.9% interest in Guarantor owned by Residual Hotel Interests, LLC as of the Closing Date. As used in this Section 8.2, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise and the terms “controlled” and “controlling” shall have correlative meanings.

Section 8.3 Insolvency Opinion. Notwithstanding anything in this Agreement to the contrary, if after giving effect to any Transfer (including, without limitation, a Permitted Transfer), more than forty-nine percent (49%) in the aggregate of direct or indirect interests in any Restricted Party are owned by any Person and its Affiliates that owned less than forty-nine percent (49%) direct or indirect interest in such Restricted Party as of the Closing Date, Borrower shall deliver to Lender prior to the effective date of such Transfer an updated Insolvency Opinion acceptable to Lender and the Rating Agencies.

Section 8.4 Sales of Equipment. Borrower may Transfer or dispose of equipment which is being replaced or which is no longer necessary in connection with the operation of the Property free from the Lien of the Security Instrument; provided that such Transfer or disposal is in the ordinary course of business, will not have a Material Adverse Effect, will not materially impair the utility of the Property, and will not result in a reduction or abatement of, or right of offset against, the Rents payable under any Lease, in either case as a result thereof, and provided further that any new equipment acquired by Borrower (and not so disposed of) shall be subject to the Lien of the Security Instrument. Lender shall, from time to time, upon receipt of an Officer’s Certificate requesting the same and confirming satisfaction of the conditions set forth above, execute a written instrument in form reasonably satisfactory to Lender to confirm that such equipment which is to be, or has been, sold or disposed of is free from the Lien of the Security Instrument.

IX. SALE AND SECURITIZATION OF MORTGAGE

Section 9.1 Sale of Mortgage and Securitization.

(a) Lender shall have the right (i) to sell or otherwise transfer the Loan as a whole loan or sell or otherwise transfer any portion thereof or any interest therein, (ii) to sell participation interests in the Loan or (iii) to securitize the Loan or any portion thereof or any interest therein in one or more private or public securitizations. (The transactions referred to in clauses (i), (ii) and (iii) are each hereinafter referred to as a “Secondary Market Transaction” and the transaction referred to in clause (iii) shall hereinafter be referred to as a “Securitization.” Any certificates, notes or other securities issued in connection with a Securitization are hereinafter referred to as “Securities.”)

(b) If requested by Lender, Borrower shall use commercially reasonable efforts to assist Lender in satisfying the market standards to which Lender customarily adheres or which may be required in the marketplace, by the Rating Agencies or by any Legal Requirements in connection with any Secondary Market Transactions (including any Exchange Act Filings or any report that is required to be made “available” to holders of the Securities under Regulation AB or applicable Legal Requirements), including, without limitation, to:

(i) (A) provide updated financial and other information with respect to the Property, the business operated at the Property, Borrower, Guarantor, any Affiliate of Borrower or Guarantor and Manager (including, without limitation, the information set forth on Schedule V hereto), (B) provide updated budgets and rent rolls (including itemized percentage of floor area occupied and percentage of aggregate base rent for each Tenant) relating to the Property and (C) provide updated appraisals, market studies, environmental audits, reviews and reports (Phase I’s and, if appropriate, Phase II’s), property condition reports and other due diligence investigations of the Property (the information required under clauses (A), (B) and (C) shall hereinafter be referred to collectively as the “Updated Information”), together with appropriate verification of the Updated Information through letters of auditors, certificates of third party providers or opinions of counsel acceptable to Lender and the Rating Agencies;

(ii) use commercially reasonable efforts to provide opinions of counsel, which may be relied upon by Lender, the NRSROs and their respective counsel, agents and representatives, as to bankruptcy non-consolidation, fraudulent conveyance, and “true sale” or any other opinion customary in Secondary Market Transactions or required by the Rating Agencies with respect to the Property, Borrower, Guarantor and any Affiliate of Borrower or Guarantor, which counsel and opinions shall be satisfactory to Lender and the Rating Agencies;

(iii) provide, and cause to be provided, updated representations and warranties made in the Loan Documents (with such changes as may be required to reflect changed of fact after the date hereof) and make, and cause to be made, such additional representations and warranties as may be reasonably requested by Lender if required by the Rating Agencies and consistent with the facts covered by such representations and warranties as they exist on the date thereof;

(iv) execute, and cause to be executed, such amendments, replacements or other modifications to Borrower’s Organizational Documents or the Loan Documents as may be requested by Lender or the Rating Agencies to effect the Secondary Market Transactions; provided, however, that Borrower shall not be required to amend, restate or otherwise modify any Loan Document if such amendment, restatement or other modification would (A) increase the initial weighted average interest rate or change the amortization of principal set forth herein or in the Note (except that the weighted average interest rate or the amortization of principal may subsequently change due to involuntary prepayments or if an Event of Default shall occur), (B) amend or otherwise modify any other material economic term of the Loan, (C) alter in any material respect the transfer restrictions relating to direct or indirect interests in the Property (including any equity interests in the direct or indirect owners of Borrower), or (D) impose any material liability or restriction on Borrower or any Affiliate of Borrower not contained in the Loan Documents or Organizational Documents as of the date hereof or otherwise materially adversely affect Borrower or its Affiliates;

(v) attend management meetings, provide access to the Property and conduct tours of the Property; and

(vi) provide, and cause to be provided, certificates or other evidence of reliance satisfactory to Lender and the Rating Agencies with respect to any information or third party reports obtained in connection with the origination of the Loan or any Updated Information from Borrower, Guarantor, any Affiliate of Borrower or Guarantor, Manager and any accountants, appraisers, engineers, environmental assessment experts and other experts or third party providers of such information, reports or Updated Information.

(c) If, at the time one or more Disclosure Documents are being prepared for or in connection with a Securitization, Lender expects that Borrower alone or Borrower and one or more Affiliates of Borrower (including any guarantor or other Person that is directly or indirectly committed by contract or otherwise to make payments on all or a part of the Loan) collectively, or the Property alone or the Property and Related Properties collectively, will be a Significant Obligor, Borrower shall furnish to Lender upon request the following financial information:

(i) if Lender expects that the principal amount of the Loan together with any Related Loans, as of the cut-off date for such Securitization, may equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included in the Securitization, net operating income for the Property and the Related Properties for the most recent Fiscal Year and interim period as required under Item 1112(b)(1) of Regulation AB (or, if the Loan is not treated as a non-recourse loan under Instruction 3 for Item 1101(k) of Regulation AB, selected financial data meeting the requirements and covering the time periods specified in Item 301 of Regulation S-K and Item 1112(b)(1) of Regulation AB), or

(ii) if Lender expects that the principal amount of the Loan together with any Related Loans, as of the cut-off date for such Securitization, may equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included in the Securitization, the financial statements required under Item 1112(b)(2) of Regulation AB (which includes, but may not be limited to, a balance sheet with respect to the entity that Lender determines to be a Significant Obligor for the two most recent Fiscal Years and applicable interim periods, meeting the requirements of Rule 3-01 of Regulation S-X, and statements of income and statements of cash flows with respect to the Property for the three most recent Fiscal Years and applicable interim periods, meeting the requirements of Rule 3-02 of Regulation S-X (or if Lender determines that the Property is the Significant Obligor and the Property (other than properties that are hotels, nursing homes, or other properties that would be deemed to constitute a business and not real estate under Regulation S-X or other legal requirements) was acquired from an unaffiliated third party and the other conditions set forth in Rule 3-14 of Regulation S-X have been met, the financial statements required by Rule 3-14 of Regulation S-X)).

(d) Further, if requested by Lender, Borrower shall, promptly upon Lender’s request, furnish to Lender financial data or financial statements meeting the requirements of Item 1112(b)(1) or (2) of Regulation AB, as specified by Lender, for any tenant of the Property if, in connection with a Securitization, Lender expects there to be, as of the cut-off date for such Securitization, a concentration with respect to such tenant or group of Affiliated tenants within all of the mortgage loans included or expected to be included in the Securitization such that such tenant or group of Affiliated tenants would constitute a Significant Obligor. Borrower shall furnish to Lender, on an ongoing basis, financial data or financial statements with respect to such tenants meeting the requirements of Item 1112(b)(1) or (2) of Regulation AB, as specified by Lender, but only for so long as such entity or entities are a Significant Obligor and either (i) Exchange Act Filings in connection with or relating to the Securitization are required to be made under applicable Legal Requirements or (ii) comparable information is required to otherwise be “available” to holders of the Securities under Regulation AB or applicable Legal Requirements.

(e) If Lender determines that Borrower alone or Borrower and one or more Affiliates of any Borrower collectively, or the Property alone or the Property and Related Properties collectively, are a Significant Obligor, then Borrower shall furnish to Lender, on an ongoing basis, selected financial data or financial statements meeting the requirements of Item 1112(b)(1) or (2) of Regulation AB, as specified by Lender, but only for so long as such entity or entities are a Significant Obligor and either (i) Exchange Act Filings are required to be made under applicable Legal Requirements or (ii) comparable information is required to otherwise be “available” to holders of the Securities under Regulation AB or applicable Legal Requirements.

(f) Any financial data or financial statements provided pursuant to this Section 9.1 shall be furnished to Lender within the following time periods:

(i) with respect to information requested in connection with the preparation of Disclosure Documents for a Securitization, within ten (10) Business Days after notice from Lender; and

(ii) with respect to ongoing information required under Sections 9.1(d) and (e) above, (A) not later than thirty (30) days after the end of each fiscal quarter of Borrower and (B) not later than seventy-five (75) days after the end of each Fiscal Year of Borrower.

(g) All financial data and financial statements provided by Borrower hereunder pursuant to Sections 9.1(c), (d), (e) and (f) hereof shall be prepared in accordance with GAAP, and shall meet the requirements of Regulation S-K or Regulation S-X, as applicable, Regulation AB, and any and all other applicable Legal Requirements. All financial statements relating to a Fiscal Year shall be audited by independent accountants of Borrower acceptable to Lender in accordance with generally accepted auditing standards, Regulation S-X or Regulation S-K, as applicable, Regulation AB, and all other applicable Legal Requirements, shall be accompanied by the manually executed report of the independent accountants thereon, which report shall meet the requirements of Regulation S-K or Regulation S-X, as applicable, Regulation AB, and all other applicable Legal Requirements, and shall be further accompanied by a manually executed consent of the independent accountants, in form and substance acceptable to Lender, to the inclusion of such financial statements in any Disclosure Document, any Exchange Act Filing or any report that is required to be made “available” to holders of the Securities under Regulation AB or applicable Legal Requirements and to the use of the name of such independent accountants and the reference to such independent accountants as “experts” in any Disclosure Document, any Exchange Act Filing or any report that is required to be made “available” to holders of the Securities under Regulation AB or applicable Legal Requirements, all of which shall be provided at the same time as the related financial statements are required to be provided. All other financial data and financial statements (audited or unaudited) provided by Borrower shall be accompanied by an Officer’s Certificate which shall state that such financial data and financial statements meet the requirements set forth in the first sentence of this paragraph.

(h) In the event Lender determines, in connection with a Securitization, that financial statements and financial data required in order to comply with Regulation AB or any amendment, modification or replacement thereto or any other Legal Requirements are other than as provided herein, then notwithstanding the foregoing provisions of this Section 9.1, Lender may request, and Borrower shall promptly provide, such other financial statements and financial data as Lender determines to be necessary or appropriate for such compliance.

(i) Without limiting the generality of Section 9.1(h) above, if requested by Lender, Borrower shall promptly provide Lender with any financial statements or financial, statistical, operating or other information as Lender shall determine to be required pursuant to Regulation AB or any amendment, modification or replacement thereto or any other Legal Requirements in connection with any Disclosure Document, any Exchange Act Filing or any report that is required to be made “available” to holders of the Securities under Regulation AB or applicable Legal Requirements or as shall otherwise be reasonably requested by Lender.

(j) Borrower agrees that Lender may disclose any information relating to Borrower, its Affiliates, the Property or any aspect of the Loan (including information provided by or on behalf of Borrower or any of its Affiliates to Lender) to the parties requesting such information and, if applicable, the NRSROs in connection with any Secondary Market Transaction. Borrower also understands that the findings and conclusions of any third-party due diligence report obtained by Lender or other Securitization Indemnified Parties may be made publicly available if required, and in the manner prescribed, by Section 15E(s)(4)(A) of the Exchange Act, any rules promulgated thereunder or any other applicable Legal Requirements.

(k) In connection with Lender’s efforts to effect any Secondary Market Transaction, all reasonable third party costs and expenses incurred by Borrower and Guarantor on or prior to the closing of such Secondary Market Transaction pursuant to this Section 9.1 (including, without limitation, the fees and expenses of the Rating Agencies) shall be reimbursed by Lender.

Section 9.2 Securitization Indemnification.

(a) Borrower understands that information provided to Lender by Borrower or its agents, counsel and representatives may be included in Disclosure Documents in connection with a Securitization and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and may be made available to investors or prospective investors in the Securities, the NRSROs and other advisory and service providers relating to a Securitization. In the event that any Disclosure Document is required to be revised prior to the sale of all Securities in connection with a Securitization, Borrower will cooperate with Lender (or, if applicable, the holder of the applicable interest in the Loan) in updating the Disclosure Document by providing all current information necessary to keep the Disclosure Document accurate and complete in all material respects. Lender agrees that it will provide to Borrower copies of such portions of any Disclosure Documents that relate to information provided by Borrower, and Borrower shall have the right, to be exercised within five (5) Business Days after its receipt of such portions of any such Disclosure Document, to provide a written objection to the accuracy of any such information. In the event Borrower fails to object to the accuracy of any such portion of any Disclosure Document within such five (5) Business Day period, Borrower shall be deemed to have approved such portion of such Disclosure Document.

(b) Borrower hereby agrees to indemnify Lender, UBSRESI, any Affiliate of UBSRESI that has filed any registration statement relating to the Securitization or has acted as the issuer, the sponsor or depositor in connection with a Securitization, any Affiliate of UBSRESI that acts as an underwriter, placement agent or initial purchaser of the Securities issued in connection with a Securitization, any other issuers, depositors, underwriters, placement agents or initial purchasers of the Securities issued in connection with a Securitization, and each of their respective directors, officers, partners, employees, representatives, agents and Affiliates, and each Person that controls any such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Securitization Indemnified Parties”) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs and expenses (collectively, the “Securitization Indemnification Liabilities”) to which any Securitization Indemnified Party may become subject insofar as the Securitization Indemnification Liabilities arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the information provided to Lender by Borrower, any Affiliate of Borrower or any of their respective agents, counsel or representatives, (ii) the omission or alleged omission to state therein a material fact required to be stated in such information or necessary in order to make the statements in such information, in light of the circumstances under which they were made, not misleading, and (iii) a breach of the representations and warranties made by Borrower in Section 3.1.34 of this Agreement (except that (A) Borrower’s obligation to indemnify in respect of any information contained in a Disclosure Document that is derived in part from information provided by Borrower or any Affiliate of Borrower and in part from information provided by others unrelated to or not employed or engaged by Borrower shall be limited to any untrue statement or omission of material fact therein known to Borrower that results directly or indirectly from an error in any information provided (or which should have been provided) by Borrower and (B) Borrower shall have no responsibility under this Section 9.2 for (x) any untrue statements contained in any Disclosure Document to which Borrower or its authorized representative have objected to in writing to Lender so long as such objection is not inconsistent with information furnished to Lender by or on behalf of Borrower in connection with the origination of the Loan or (y) numbers which have been submitted by Borrower and adjusted by any of the Securitization Indemnified Parties from those submitted by Borrower, to the extent of such adjustment). Borrower also agrees to reimburse each Securitization Indemnified Party for any legal or other costs and expenses reasonably incurred by such Securitization Indemnified Party in connection with investigating or defending the Securitization Indemnification Liabilities. Borrower’s liability under this paragraph will be limited to any such liability, obligation, loss, damage, penalty, action, judgment, suit, claim, cost or expense that arises out of or is based upon an untrue statement or omission made therein in reliance upon and in conformity with information furnished by or on behalf of Borrower in connection with the preparation of the Disclosure Documents or in connection with the underwriting or closing of the Loan (including, without limitation, financial statements of Borrower, operating statements and rent rolls with respect to the Property). This indemnity provision will be in addition to any obligation or liability which Borrower may otherwise have.

(c) In connection with Exchange Act Filings and information therein or other reports containing comparable information that are required to be made “available” to holders of the Securities under Regulation AB or applicable Legal Requirements, as it relates to the Property, Borrower, Guarantor, any Affiliate of Borrower or Guarantor, Manager or any other aspect of the Loan, Borrower agrees to (i) indemnify the Securitization Indemnified Parties for Securitization Indemnification Liabilities to which any Securitization Indemnified Party may become subject insofar as the Securitization Indemnification Liabilities arise out of, or are based upon, an untrue statement or omission made in reliance upon, and in conformity with, information furnished to Lender by or on behalf of Borrower in connection with the preparation of the Disclosure Document, in connection with the underwriting or closing of the Loan or any of the reports, statements or other information furnished by or on behalf of Borrower pursuant to the terms of this Agreement, including financial statements of Borrower, operating statements and rent rolls with respect to the Property, and (ii) reimburse each Securitization Indemnified Party for any legal or other costs and expenses reasonably incurred by such Securitization Indemnified Party in connection with defending or investigating the Securitization Indemnification Liabilities.

(d) Promptly after receipt by a Securitization Indemnified Party of notice of any claim or the commencement of any action or suit, such Securitization Indemnified Party shall, if a claim for indemnification in respect thereof is to be made against Borrower, notify Borrower in writing of the claim or the commencement of such action or suit; provided, however, that the failure to notify Borrower shall not relieve Borrower from any liability which it may have under the indemnification provisions of this Section 9.2 except to the extent that it has been materially prejudiced by such failure and, provided further that the failure to notify Borrower shall not relieve Borrower from any liability which it may have to any Securitization Indemnified Party otherwise than under the provisions of this Section 9.2. If any such claim, action or suit shall be brought against any Securitization Indemnified Party, and it shall notify Borrower thereof, Borrower shall be entitled to participate therein and, to the extent that it wishes, assume the defense thereof with counsel reasonably satisfactory to such Securitization Indemnified Party. After notice from Borrower to the applicable Securitization Indemnified Party of Borrower’s election to assume the defense of such claim, action or suit, Borrower shall not be liable to such Securitization Indemnified Party for any legal or other costs and expenses subsequently incurred by such Securitization Indemnified Party in connection with the defense thereof except as provided in the following sentence; provided, however, if the defendants in any such action or suit include both Borrower, on the one hand, and one or more Securitization Indemnified Parties on the other hand, and a Securitization Indemnified Party shall have reasonably concluded that there are legal defenses available to it and/or other Securitization Indemnified Parties that are different or in addition to those available to Borrower, the Securitization Indemnified Party or Parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action or suit on behalf of such Securitization Indemnified Party or Parties. The Securitization Indemnified Party shall instruct its counsel to maintain reasonably detailed billing records for fees and disbursements for which such Securitization Indemnified Party is seeking or intends to seek reimbursement hereunder and shall submit copies of such detailed billing records to substantiate that such counsel’s fees and disbursements are related solely to the defense of a claim for which Borrower is required hereunder to indemnify such Securitization Indemnified Party. Borrower shall not be liable for the costs and expenses of more than one (1) such separate counsel unless a Securitization Indemnified Party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another Securitization Indemnified Party.

(e) Without the prior written consent of the applicable Securitization Indemnified Party (which consent shall not be unreasonably withheld or delayed), Borrower shall not settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Securitization Indemnified Party is an actual or potential party to such claim, action, suit or proceeding) unless Borrower shall have given the applicable Securitization Indemnified Party reasonable prior notice thereof and shall have obtained an unconditional release of each Securitization Indemnified Party from all Securitization Indemnification Liabilities arising out of or relating to such claim, action, suit or proceeding. As long as Borrower has complied with its obligations to defend and indemnify hereunder, Borrower shall not be liable for any settlement made by any Securitization Indemnified Party without the consent of Borrower (which consent shall not be unreasonably withheld or delayed).

(f) Borrower agrees that if any indemnification or reimbursement sought pursuant to this Section 9.2 is finally judicially determined to be unavailable for any reason or is insufficient to hold any Securitization Indemnified Party harmless (with respect only to the Securitization Indemnification Liabilities that are the subject of this Section 9.2), then Borrower, on the one hand, and such Securitization Indemnified Party, on the other hand, shall contribute to the Securitization Indemnification Liabilities for which such indemnification or reimbursement is held unavailable or is insufficient: (i) in such proportion as is appropriate to reflect the relative benefits to Borrower, on the one hand, and such Securitization Indemnified Party, on the other hand, from the transactions to which such indemnification or reimbursement relates; or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative faults of Borrower, on the one hand, and all Securitization Indemnified Parties, on the other hand, as well as any other equitable considerations. Notwithstanding the provisions of this Section 9.2, (A) no Person found liable for a fraudulent misrepresentation shall be entitled to contribution from any other Person who is not also found liable for such fraudulent misrepresentation, and (B) Borrower agrees that in no event shall the amount to be contributed by the Securitization Indemnified Parties collectively pursuant to this Section 9.2(f) exceed the amount of the fees actually received by the Securitization Indemnified Parties in connection with the closing of the Loan.

(g) Borrower agrees that the indemnification, contribution and reimbursement obligations set forth in this Section 9.2 shall apply whether or not any Securitization Indemnified Party is a formal party to any claim, action, suit or proceeding. Borrower further agrees that the Securitization Indemnified Parties are intended third party beneficiaries under this Section 9.2.

(h) The liabilities and obligations of Borrower and the Securitization Indemnified Parties under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

X. DEFAULTS

Section 10.1 Event of Default.

(a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i) (A) if any monthly Debt Service, any monthly deposit of Reserve Funds or the payment due on the Maturity Date is not paid when due or (B) if any other portion of the Debt is not paid when due; provided that, with respect to this clause (B), such non-payment continues for five (5) days following notice to Borrower that the same is due and payable;

(ii) if any of the Taxes or Other Charges are not paid when due (subject to Borrower’s rights to contest in compliance with the provisions of Section 4.1.2);

(iii) if the Policies are not kept in full force and effect;

(iv) if Borrower commits, permits or suffers a Transfer in violation of the provisions of this Agreement;

(v) if any certification, representation or warranty made by Borrower herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date such certification, representation or warranty was made;

(vi) (A) if Borrower or any SPC Party shall make an assignment for the benefit of creditors or (B) if Guarantor shall make an assignment for the benefit of creditors;

(vii) (A) if Borrower or any SPC Party fails or admits its inability to pay debts generally as they become due or (B) if, Guarantor fails or admits its inability to pay debts generally as they become due;

(viii) (A) if a receiver, liquidator or trustee shall be appointed for Borrower or any SPC Party or if Borrower or any SPC Party shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower or any SPC Party, or if any proceeding for the dissolution or liquidation of Borrower or any SPC Party shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower or any SPC Party, upon the same not being discharged, stayed or dismissed within sixty (60) days, or (B) if a receiver, liquidator or trustee shall be appointed for Guarantor or if Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Guarantor, or if any proceeding for the dissolution or liquidation of Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Guarantor, upon the same not being discharged, stayed or dismissed within sixty (60) days or if an order for relief is entered

(ix) if Borrower or Guarantor attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(x) subject to Borrower’s rights to challenge Liens in accordance with the provision of Section 4.2.1 hereof, if Borrower shall be in default beyond any applicable cure periods under any agreement (other than the Loan Documents) creating a Lien on the Property or any part thereof;

(xi) with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

(xii) if Borrower shall continue to be in Default under any of the terms, covenants or provisions set forth in Section 9.1, Section 11.29 or Section 11.30 hereof, or fails to cooperate with Lender in connection with a Secondary Market Transaction in accordance with the terms, covenants and provisions set forth in Section 9.1 hereof, for three (3) Business Days after notice to Borrower from Lender;

(xiii) if borrower breaches any covenant set forth in Section 4.1.16 hereof;

(xiv) if Borrower breaches in any material respect any representation, warranty or covenant contained in Section 3.1.24 hereof;

(xv) (A) if Borrower shall fail to pay any Ground Rent as and when such Ground Rent is due under the Ground Lease (unless such breach is cured within any applicable cure period provided in the Ground Lease or unconditionally waived in writing by the landlord under the Ground Lease), (B) if there shall occur any breach or default by Borrower, as tenant under the Ground Lease, in the observance or performance of any term, covenant or condition of the Ground Lease on the part of Borrower to be observed or performed (unless such breach or default is cured within any applicable cure period provided in the Ground Lease or unconditionally waived in writing by the landlord under the Ground Lease), (C) if any event, circumstance or condition shall occur which would cause the Ground Lease to terminate without notice or action by the landlord under the Ground Lease or which would entitle the landlord under the Ground Lease to terminate the Ground Lease by giving notice to Borrower, as tenant thereunder (unless such event, circumstance, condition or right to terminate is unconditionally waived in writing by the landlord under the Ground Lease), (D) if Borrower shall fail to exercise any renewal options under the Ground Lease; (E) if the leasehold estate created by the Ground Lease shall be surrendered or the Ground Lease shall be terminated or canceled for any reason or under any circumstances whatsoever; or (F) if any of the terms, covenants or conditions of the Ground Lease shall in any manner be modified, changed, supplemented, altered, or amended without Lender’s prior consent;

(xvi) (A) if any provision of the Condominium Documents is held invalid and such invalidity results in a Material Adverse Effect as reasonably determined by Lender, (B) if the Condominium shall become subject to any action for partition by any condominium unit owner which could reasonably be expected to result in partition and said action has been commenced and not dismissed within thirty (30) days after commencement thereof, which partition results in a Material Adverse Effect as reasonably determined by Lender, or (C) if the Condominium is withdrawn from the condominium regime established under the Condominium Act;

(xvii) if at any time Borrower shall fail to have a temporary certificate of occupancy or permanent certificate of occupancy in full force and effect with respect to the Property and such failure results in a Material Adverse Effect;

(xviii) if a material default has occurred and continues beyond any applicable cure period under the Management Agreement and such default permits Manager thereunder to terminate or cancel the Management Agreement;

(xix) intentionally omitted;

(xx) if Borrower ceases to do business as a hotel at the Property or terminates such business for any reason whatsoever (other than temporary cessation in connection with any continuous and diligent renovation or restoration of the Property following a Casualty or Condemnation);

(xxi) if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in clauses (i) to (xx) above, for ten (10) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days; or

(xxii) if there shall be Default under any of the other Loan Documents beyond any applicable cure periods contained in such Loan Documents, whether as to Borrower, Guarantor or the Property, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt.

(b) Upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in Section 10.1(a)(vi), (vii) or (viii) above) and at any time thereafter, Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in Section 10.1(a)(vi), (vii) or (viii) above, the Debt shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 10.2 Remedies.

(a) Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any portion of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or initiated or taken other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any part of the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole and absolute discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that, if an Event of Default has occurred and remains outstanding, (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its rights and remedies against the Property and the Security Instrument has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Obligations or the Debt has been paid in full.

(b) With respect to Borrower and the Property, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to the Property for the satisfaction of any of the Debt in any order, proportion or priority, and Lender may seek satisfaction out of the Property, or any part thereof, in its sole and absolute discretion in respect of the Debt. In addition, Lender shall have the right from time to time to partially foreclose the Security Instrument in any manner and for any amounts secured by the Security Instrument then due and payable as determined by Lender in its sole and absolute discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Security Instrument to recover such delinquent payments or (ii) in the event Lender elects to accelerate less than the entire Outstanding Principal Balance, Lender may foreclose the Security Instrument to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Security Instrument as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Security Instrument to secure payment of sums secured by the Security Instrument and not previously recovered.

(c) Upon the occurrence and during the continuance of an Event of Default (but without limiting Lender’s rights under Section 9.1, Section 11.29 or Section 11.30 hereof), Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (collectively, the “Severed Loan Documents”) in such denominations and priority as Lender shall determine in its sole and absolute discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Following the occurrence and during the continuance of an Event of Default, Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof so long a such actions were not in violation of any provision of the Loan Documents; provided, however, Lender shall not make or execute any such documents under such power until five (5) Business Days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Borrower shall be obligated to pay any costs or expenses actually incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents and other matters and documentation in connection therewith. The Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(d) Any amounts recovered from the Property or any other collateral for the Loan after the occurrence of an Event of Default may be applied by Lender toward the payment of any principal and/or interest of the Loan and/or any other amounts due under the Loan Documents in such order, proportion and priority as Lender in its sole and absolute discretion shall determine.

Section 10.3 Right to Cure Defaults.

Lender may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder or under the other Loan Documents or being deemed to have cured any Event of Default, make, do or perform any obligation of Borrower hereunder or under the other Loan Documents in such manner and to such extent as Lender may deem necessary. Lender is authorized to enter upon the Property for such purposes, or appear in, defend, or bring any action or proceeding to protect its interest in the Property for such purposes. All costs and expenses actually incurred by Lender in remedying or attempting to remedy such Event of Default or such other breach or default by Borrower or in appearing in, defending, or bringing any action or proceeding shall bear interest at the Default Rate from the date such costs and expenses were incurred to the date reimbursement payment is received by Lender. All such costs and expenses incurred by Lender, together with interest thereon calculated at the Default Rate, shall be deemed to constitute a portion of the Obligations, shall be secured by the liens and security interests provided to Lender under the Loan Documents and shall be immediately due and payable upon demand by Lender therefore.

Section 10.4 Remedies Cumulative.

The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole and absolute discretion. No delay or omission to exercise any right, power or remedy accruing upon an Event of Default shall impair any such right, power or remedy or shall be construed as a waiver thereof, but any such right, power or remedy may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default shall not be construed to be a waiver of any subsequent Default or Event of Default or to impair any right, power or remedy consequent thereon.

XI. MISCELLANEOUS

Section 11.1 Successors and Assigns.

This Agreement and all agreements, covenants, representations and warranties in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 11.2 Lender’s Discretion.

Whenever pursuant to this Agreement Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive absent manifest error. Prior to a Securitization, whenever pursuant to this Agreement the Rating Agencies are given any right to approve or disapprove, or any arrangement or term is to be satisfactory to the Rating Agencies, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory, based upon Lender’s determination of Rating Agency criteria, shall be substituted therefore.

Section 11.3 Governing Law.

(A) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF LENDER AND BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(B) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH OF LENDER AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:

CT Corporation System

111 Eighth Avenue

New York, NY 10011

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE AGENT IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 11.4 Modification, Waiver in Writing.

No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to or demand on Borrower shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 11.5 Delay Not a Waiver.

Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement in, or exercising any right, power, remedy or privilege under, this Agreement or any other Loan Document shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount. Lender shall have the right to waive or reduce any time periods that Lender is entitled to under the Loan Documents in its sole and absolute discretion.

Section 11.6 Notices.

All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted, or desired to be given hereunder shall be in writing (a) sent by telefax (with answer back acknowledged), (b) sent by registered or certified mail, postage prepaid, return receipt requested, (c) delivered by hand or (d) delivered by reputable overnight courier addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 11.6. Any Notice shall be deemed to have been received: (i) if sent by telefax, on the date of sending the telefax if sent during business hours on a Business Day (otherwise on the next Business Day), (ii) if sent by registered or certified mail, on the date of delivery or the date of the first attempted delivery, in either case on a Business Day (otherwise on the next Business Day), (iii) if delivered by hand, on the date of delivery if delivered during business hours on a Business Day (otherwise on the next Business Day), and (iv) if sent by an overnight commercial courier, on the next Business Day, in each case addressed to the parties as follows:

If to Lender:	UBS Real Estate Securities Inc.

1285 Avenue of the Americas

New York, New York 10019

Attention: Transaction Manager – Henry Chung

Facsimile No.: 212.821.2943

with a copy to:	Dechert LLP

1095 Avenue of the Americas

New York, New York 10036

Attention: Timothy A. Stafford, Esq.

Facsimile No.: 212.698.3599

If to Borrower:	c/o Morgans Hotel Group

475 Tenth Avenue

New York, New York 10018

Attn: Richard Szymanski

Facsimile No.: 212.277.4290

With a copy to:	Hogan Lovells US LLP

555 Thirteenth Street, N.W.

Washington, D.C. 20004

Attention: Bruce Gilchrist, Esq.

Facsimile No.: 202.637.5910

Section 11.7 Trial by Jury.

BORROWER AND LENDER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

Section 11.8 Headings.

The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 11.9 Severability.

Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 11.10 Preferences.

Subject to the provisions of this Agreement, Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the Obligations. To the extent Borrower makes any payment to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other Person under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Obligations or a portion thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 11.11 Waiver of Notice.

Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to the applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 11.12 Remedies of Borrower.

In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where, by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedy shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender or its agent has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 11.13 Expenses; Indemnity.

(a) Borrower shall pay or, if Borrower fails to pay, reimburse Lender upon receipt of notice from Lender, for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Lender in connection with (i) Borrower’s ongoing performance of and compliance with Borrower’s agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (ii) Lender’s ongoing performance of and compliance with all agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower; (iv) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred, in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (v) enforcing or preserving any rights in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation or otherwise, in each case against, under or affecting Borrower, this Agreement, any other Loan Document, the Property, or any other security given for the Loan; (vi) enforcing any obligations of, or collecting any payments due from, Borrower or Guarantor under this Agreement or the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; and (vii) securing Borrower’s compliance with any requests made by Lender pursuant to the provisions of this Agreement, including Section 9.1, Section 11.29 or Section 11.30 hereof; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. At Lender’s discretion, any such costs and expenses due and payable to Lender may be paid to Lender from any amounts in the Clearing Account or the Cash Management Account if the same are not paid by Borrower within ten (10) Business Days after the applicable due date.

(b) Borrower shall indemnify, defend and hold harmless Lender Indemnitees from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and expenses of counsel for any Lender Indemnitee in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Lender Indemnitee shall be designated a party thereto), that may be imposed on, incurred by, or asserted against any Lender Indemnitee in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, (ii) any misstatement or omission in any report, certificate, financial statement, other agreement, instrument or document or other materials or information provided by or on behalf of Borrower pursuant to this Agreement or any other Loan Document or in connection with the Loan, or (iii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to the Lender Indemnitees hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of the Lender Indemnitees. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Lender Indemnitees.

(c) Borrower shall pay for or, if Borrower fails to pay, to reimburse Lender for, any fees, costs and expenses of any Rating Agency in connection with any consent, approval, waiver or confirmation obtained from such Rating Agency pursuant to the terms and conditions of this Agreement or any other Loan Document and Lender shall be entitled to require payment of such fees, costs and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.

Section 11.14 Schedules Incorporated.

The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 11.15 Offsets, Counterclaims and Defenses.

Any assignee of Lender’s interest in and to this Agreement and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated offset, counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 11.16 No Joint Venture or Partnership.

Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender or to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

Section 11.17 Publicity.

All news releases, publicity or advertising by Borrower or its Affiliates through any media which refers to the Loan, the Loan Documents or Lender or any of its Affiliates shall be subject to the prior approval of Lender. Borrower authorizes Lender to issue press releases, advertisements and other promotional materials in connection with Lender’s own promotional and marketing activities, including in connection with a Secondary Market Transaction, and such materials may describe the Loan in general terms or in detail and Lender’s participation therein in the Loan.

Section 11.18 Waiver of Marshalling of Assets.

To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners, members and others with interests in Borrower, and of the Property, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.

Section 11.19 Waiver of Offsets/Defenses/Counterclaims.

Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents or otherwise to offset any obligations to make the payments required by the Loan Documents. No failure by Lender to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments which Borrower is obligated to make under any of the Loan Documents.

Section 11.20 Conflict; Construction of Documents; Reliance.

In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges and agrees that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any legal, beneficial or economic interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 11.21 Brokers and Financial Advisors.

Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower shall indemnify, defend and hold Lender harmless from and against any and all liabilities, obligations, losses, damages, claims, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 11.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 11.22 Exculpation.

Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in this Agreement, the Note, the Security Instrument or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under this Agreement, the Note, the Security Instrument and the other Loan Documents, or in the Property, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents, and in any other collateral given to Lender, and Lender, by accepting this Agreement, the Note, the Security Instrument and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under or by reason of or under or in connection with this Agreement, the Note, the Security Instrument or the other Loan Documents. The provisions of this Section 11.22 shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Security Instrument; (c) affect the validity or enforceability of any guaranty or indemnity made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of the Assignment of Leases; (f) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Security Instrument or to commence any other appropriate action or proceeding in order for Lender to exercise its rights and remedies against the Property, the Rents or any other collateral given to Lender pursuant to the Loan Documents; or (g) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following (all such liability and obligation of Borrower for any or all of the following being referred to herein as the “Borrower’s Recourse Liabilities”):

(i) fraud, intentional or material misrepresentation by Borrower, Guarantor or any Affiliate of Borrower or Guarantor in connection with the Loan;

(ii) the willful misconduct by or on behalf of Borrower, Guarantor or any Affiliate of Borrower or Guarantor in connection with the Loan;

(iii) the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity or in the Security Instrument concerning Environmental Laws and Hazardous Substances and any indemnification of Lender and other Persons with respect thereto in either document;

(iv) the removal or disposal of any portion of the Property after an Event of Default, except with respect to any such removal or disposal due to the obsolescence of such Property or unless such Property is replaced with property of equal or greater value;

(v) the misappropriation or conversion by Borrower or Manager, or following an Event of Default, the misapplication by Borrower or Manager, of (A) any Insurance Proceeds paid by reason of any Casualty, (B) any Awards or other amounts received in connection with a Condemnation of all or a portion of the Property, or (C) any Rents;

(vi) any security deposits, advance deposits, room deposits or any other deposits collected with respect to the Property which are not delivered to Lender upon a foreclosure of the Property or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of the applicable Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof;

(vii) Borrower’s failure to obtain and maintain in full force and effect fully paid for Policies as required by this Agreement or to pay any Taxes or assessments affecting the Property to the extent funds generated by the Property are sufficient to make such payments and Lender permits the same to be applied for such purpose;

(viii) failure to pay charges for labor or materials or other charges that can create Liens on any portion of the Property to the extent funds generated by the Property are sufficient to make such payments and Lender permits the same to be applied for such purpose;

(ix) intentionally omitted;

(x) any intentional or grossly negligent material physical waste at the Property committed or permitted by Borrower;

(xi) subject to clause (1) below, a breach by Borrower of any of its representations, warranties, or covenants under Section 3.1.24;

(xii) intentionally omitted;

(xiii) intentionally omitted;

(xiv) Borrower’s commission of a criminal act;

(xv) if Borrower, Guarantor, Manager or any Affiliate of Borrower, Guarantor or Manager contests or opposes the due exercise by Lender of any enforcement actions, remedies or other rights it has under or in connection with this Agreement or the other Loan Documents (including, without limitation, any rights to a new ground lease with Ground Lessor), provided that the foregoing shall not include any defense, claim or counterclaim raised in good faith and shall only apply to the extent a court of competent jurisdiction has issued a final, unappealable order finding that such party has acted in bad faith for the purpose of interference with Lender’s remedial action(s);

(xvi) Borrower’s failure to perform any of its obligations with respect to the Declaration or the Condominium as set forth in this Agreement or if for any reason the Property or the land subject to the Declaration is withdrawn from condominium ownership; or if by reason of damage or destruction of all or any portion of the Improvements the board of the Condominium or the owners of the Condominium Units do not duly and promptly resolve to proceed with the repair or restoration of the Improvements; or if by reason of the failure of Borrower to perform any act, Lender shall not be entitled to the protective provisions under the Declaration or the other rules associated with the Condominium; or

(xvii) any actions, claims or proceedings brought by any occupant or former occupant of an SRO Unit or a portion of the Property that was previously leased or occupied as a single room occupancy unit alleging an overcharge of rent or diminution of services or similar greivance.

Notwithstanding anything to the contrary in this Agreement, the Note or any of the other Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b) or 1111(b) or any other provisions of the U.S. Bankruptcy Code or any other Bankruptcy Law to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Obligations in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower in the event that any of the following occurs (each, a “Springing Recourse Event”): (1) Borrower is substantively consolidated with any other entity where any breach by Borrower of any of the representations, warranties or covenants set forth in Section 3.1.24 is cited as a material factor in such substantive consolidation; (2) Borrower fails to obtain Lender’s prior consent to any Indebtedness or voluntary Lien encumbering the Property or any part thereof or interest therein except to the extent expressly permitted by the Loan Documents; (3) Borrower fails to obtain Lender’s prior consent to any Transfer except to the extent expressly permitted by this Agreement, the Security Instrument or the other Loan Documents; (4) Borrower files a voluntary petition under the Bankruptcy Law; (5) an Affiliate, officer, director, or representative which controls, directly or indirectly, Borrower files, or joins in the filing of, an involuntary petition against Borrower under the Bankruptcy Law, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower from any Person; (6) Borrower files an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it by any other Person under the Bankruptcy Law, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower from any Person; (7) any Affiliate, officer, director, or representative which controls, directly or indirectly, Borrower consents to or acquiesces in or joins in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower or any portion of the Property; (8) Borrower makes an assignment for the benefit of creditors, or admits, in writing or in any action or proceeding, its insolvency or inability to pay its debts as they become due; or (9) if the Ground Lease is amended, modified or terminated without Lender’s prior written consent other than as expressly permitted by this Agreement.

As used in this Section 11.22, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise and the terms “controlled” and “controlling” shall have correlative meanings.

Section 11.23 Prior Agreements.

This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, including, without limitation, the Term Sheet, dated September 24, 2012, between Guarantor and Lender, are superseded by the terms of this Agreement and the other Loan Documents.

Section 11.24 Servicer.

(a) At the option of Lender, the Loan may be serviced by a master servicer, primary servicer, special servicer and/or trustee (any such master servicer, primary servicer, special servicer and trustee, together with its agents, nominees or designees, are collectively referred to herein as “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to Servicer pursuant to a pooling and servicing agreement, servicing agreement, special servicing agreement and/or other agreement providing for the servicing of one (1) or more mortgage loans (collectively, the “Servicing Agreement”) between Lender and Servicer. Borrower shall be responsible for (i) any reasonable set-up fees or any other initial costs and expenses relating to or arising under the Servicing Agreement and (ii) any fees and expenses of Servicer (including, without limitation, attorneys’ fees and disbursements) which are consistent with the fees charged by Servicer in connection with similar loans such Servicer services on behalf of Lender. Without limiting the generality of the foregoing, Servicer shall be entitled to reimbursement of costs and expenses as and to the same extent (but without duplication) as Lender is entitled thereto under this Agreement and the other Loan Documents.

(b) Upon written notice thereof from Lender, Servicer shall have the right to exercise all rights of Lender and enforce all obligations of Borrower and Guarantor pursuant to the provisions of this Agreement and the other Loan Documents.

(c) Provided Borrower shall have been given notice of Servicer’s address by Lender, Borrower shall deliver, or cause to be delivered, to Servicer duplicate originals of all notices and other documents and instruments which Borrower or Guarantor may or shall be required to deliver to Lender pursuant to this Agreement and the other Loan Documents (and no delivery of such notices or other documents and instruments by Borrower or Guarantor shall be of any force or effect unless delivered to Lender and Servicer as provided above).

Section 11.25 Joint and Several Liability.

The parties hereto acknowledge that the defined term “Borrower” has been defined to collectively include each individual Borrower. It is the intent of the parties hereto in determining whether (a) a breach of any representation, warranty or covenant has occurred, (b) a Default or Event of Default has occurred, or (c) an event has occurred which would create recourse obligations under Section 11.22 of this Agreement, that any such breach, occurrence or event with respect to any individual Borrower shall be deemed to be such a breach, occurrence or event with respect to all individual Borrowers and that all individual Borrowers need not have been involved with such breach, occurrence or event in order for the same to be deemed such a breach, occurrence or event with respect to every individual Borrower. The representations, warranties, covenants, obligations and liabilities of each individual Borrower shall be joint and several.

Section 11.26 Creation of Security Interest.

Notwithstanding any other provision set forth in this Agreement, the Note, the Security Instrument or any of the other Loan Documents, Lender may at any time grant a security interest in all or any portion of its rights under this Agreement, the Note, the Security Instrument or any of the other Loan Documents (including, without limitation, the payments owing to it) (a) to any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System or to the central reserve bank or similar authority of any other country to secure any obligation of Lender or its Affiliates to such bank or similar authority or (b) to secure any borrowing by Lender or its Affiliates from any company that purchases or funds financial assets by issuing commercial paper.

Section 11.27 Intentionally Omitted.

Section 11.28 Set-Off.

In addition to any other rights and remedies of Lender provided by the Loan Documents and by law, Lender shall have the right, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Borrower hereunder or under the other Loan Documents (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Lender or any Affiliate of Lender to or for the credit or the account of Borrower. Lender agrees to promptly notify Borrower after any such set-off and application made by Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 11.29 Component Notes.

Without in any way limiting Lender’s other rights under this Agreement or any other Loan Document (including Lender’s rights under Section 9.1 and Section 11.30 hereof), Lender shall have the right, at any time and in its sole and absolute discretion, to require Borrower to execute and deliver new component notes (including senior and junior notes) to replace the original note or modify the original note to reflect multiple components of the Loan, which notes may be paid in such order of priority as may be designated by Lender, provided that (a) the aggregate principal amount of such component notes shall, on the date created, equal the Outstanding Principal Balance immediately prior to the creation of such component notes, (b) the weighted average interest rate of all such component notes shall, on the date created, equal the interest rate which was applicable to the Loan immediately prior to the creation of such component notes, and (c) the scheduled debt service payments on all such component notes shall, on the date created, equal the scheduled debt service payments under the Loan immediately prior to the creation of such component notes. Borrower, at its cost and expense, shall cooperate with all reasonable requests of Lender in order to establish the component notes and shall execute and deliver, and cause to be executed and delivered, such documents as shall reasonably be required by Lender or any Rating Agency in connection therewith, all in form and substance reasonably satisfactory to Lender and, if applicable, satisfactory to such Rating Agency (including, without limitation, the severance of security documents). Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to establish the component notes as described in this Section 11.29, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until ten (10) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Following the Closing Date, Lender shall reimburse Borrower for any reasonable, out-of-pocket costs and expenses actually incurred by Borrower in connection with the creation of the component notes and all requirements relating thereto.

Section 11.30 Mezzanine Loan.

Without in any way limiting Lender’s other rights under this Agreement or any other Loan Document (including Lender’s rights under Section 9.1 and Section 11.29 hereof), Lender shall have the right (the “Mezzanine Option”) at any time, in its sole and absolute discretion, to divide the Loan into two parts: a mortgage loan (the “Mortgage Loan”) and one or more mezzanine loans (each individually, a “Mezzanine Loan”). In effectuating the foregoing, Lender (in its capacity as the lender under the Mezzanine Loans, “Mezzanine Lender”) will make one or more mezzanine loans to single purpose, bankruptcy remote entities that own, directly or indirectly, all of the legal, beneficial and economic interests in Borrower (each individually, a “Mezzanine Borrower”) in the amount of the related Mezzanine Loan; each Mezzanine Borrower will contribute the amount of its Mezzanine Loan and the proceeds of any junior Mezzanine Loan contributed to such Mezzanine Borrower by its immediately junior Mezzanine Borrower to Borrower (Borrower, in its capacity as the borrower under the Mortgage Loan, “Mortgage Borrower”) or to its immediately senior Mezzanine Borrower, as applicable; and Mortgage Borrower will apply the contribution to pay down the Loan to the amount of the Mortgage Loan. In connection with the Mezzanine Option:

(a) Lender shall have the right to establish different interest rates and debt service payments for the Mortgage Loan and the Mezzanine Loans and to require the payment of the Mortgage Loan and the Mezzanine Loans in such order of priority as may be designated by Lender; provided, that (i) the aggregate principal amount of the Mortgage Loan and the Mezzanine Loans shall equal the Outstanding Principal Balance immediately prior to the creation of the Mortgage Loan and the Mezzanine Loans, (ii) the weighted average interest rate of the Mortgage Loan and the Mezzanine Loans shall, on the date created, equal the interest rate which was applicable to the Loan immediately prior to creation of the Mortgage Loan and the Mezzanine Loans and (iii) the scheduled debt service payments on the Mortgage Loan and the Mezzanine Loans shall, on the date created, equal the scheduled debt service payments under the Loan immediately prior to creation of the Mortgage Loan and the Mezzanine Loans.

(b) Each Mezzanine Borrower shall be a single purpose, bankruptcy remote entity under the criteria established by the Rating Agencies and shall own directly one hundred percent (100%) of the legal, beneficial and economic interests in Mortgage Borrower or its immediately senior Mezzanine Borrower, as applicable. The security for any Mezzanine Loan shall include a pledge by the related Mezzanine Borrower of one hundred percent (100%) of the direct ownership interests in Mortgage Borrower or its immediately senior Mezzanine Borrower, as applicable.

(c) Borrower, Mortgage Borrower and Mezzanine Borrowers shall cooperate with all reasonable requests of Lender in order to convert the Loan into the Mortgage Loan and the Mezzanine Loans and shall execute and deliver, and cause to be executed and delivered, such documents as shall reasonably be required by Lender or any Rating Agency in connection therewith, all in form and substance reasonably satisfactory to Lender and, if applicable, satisfactory to such Rating Agency (including, without limitation, the delivery of bankruptcy non-consolidation opinions and the modification of organizational documents and loan documents). Each of Borrower, Mortgage Borrower and Mezzanine Borrowers hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to convert the Loan as described in this Section 11.30, each of Borrower, Mortgage Borrower and Mezzanine Borrowers ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until ten (10) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Following the Closing Date, Lender shall reimburse Borrower for any reasonable, out-of-pocket costs and expenses actually incurred by Borrower in connection with the creation of the Mortgage Loan and the Mezzanine Loans and all requirements relating thereto.

Section 11.31 Approvals; Third Parties; Conditions.

(a) All approval rights retained or exercised by Lender with respect to any Leases, contracts, plans, studies and other matters are solely to facilitate Lender’s credit underwriting, and shall not be deemed or construed as a determination that Lender has passed on the adequacy thereof for any other purpose and may not be relied upon by Borrower or any other Person.

(b) This Agreement and the other Loan Documents are for the sole and exclusive use of Borrower and Lender and may not be enforced, nor relied upon, by any other Person. Nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon any Person other than Borrower and Lender any right to insist upon or to enforce the performance or observance of any of the terms, covenants and conditions contained herein or therein. All conditions to the obligations of Lender hereunder or under the other Loan Documents are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions or be entitled to assume that Lender will refuse to make the Loan (or, if applicable, make any advances) or otherwise perform or satisfy such obligations in the absence of strict compliance with any or all of such conditions and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender at any time in Lender’s sole and absolute discretion.

Section 11.32 Limitation on Liability of Lender’s Officers, Employees, etc.

Any obligation or liability whatsoever of Lender which may arise at any time under this Agreement or any other Loan Document shall be satisfied, if at all, out of Lender’s interest in the Property only. No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, any other asset or property of Lender or the asset or property of any of Lender’s shareholders, directors, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.

Section 11.33 Certain Additional Rights of Lender (VCOC).

Notwithstanding anything to the contrary contained in this Agreement, Lender shall have:

(a) the right to routinely consult with and advise Borrower’s management regarding the significant business activities and business and financial developments of Borrower; provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of Hazardous Substances. Consultation meetings should occur on a regular basis (no less frequently than quarterly) with Lender having the right to call special meetings at any reasonable times upon reasonable notice;

(b) the right, in accordance with the terms of this Agreement, to examine the books and records of Borrower at any reasonable times upon reasonable notice;

(c) the right, in accordance with the terms of this Agreement, including, without limitation, Section 4.1.6 hereof, to receive monthly, quarterly and year end financial reports, including balance sheets, statements of income, shareholder’s equity and cash flow, a management report and schedules of outstanding indebtedness; and

(d) the right, without restricting any other rights of Lender under this Agreement (including any similar right), to approve any acquisition by Borrower of any other significant property (other than personal property required for the day to day operation of the Property).

The rights described above in this Section 11.33 may be exercised by any entity which owns and controls, directly or indirectly, substantially all of the interests in Lender. As used in this Section 11.33, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise and the terms “controlled” and “controlling” shall have correlative meanings.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

LENDER: UBS REAL ESTATE SECURITIES INC., a Delaware corporation

By:	/s/ Maryann Fisher
Name: Maryann Fisher
Title: Director

By:	/s/ Timothy McGuire
Name: Timothy McGuire
Title: Director

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

HENRY HUDSON HOLDINGS LLC,

a Delaware limited liability company

By:	Henry Hudson Senior Mezz, LLC,

a Delaware limited liability company,

its managing member

By:	Morgans Group LLC,

a Delaware limited liability company,

its managing member

By:	Morgans Hotel Group Co.,

a Delaware corporation,

its managing member

By:	/s/ Richard Szymanski

Name: Richard Szymanksi

Title:   Chief Financial Officer

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

HUDSON LEASECO LLC,

a New York limited liability company

By:	Hudson Managing Member LLC,

a Delaware limited liability company,

its managing member

By:	Henry Hudson Holdings LLC,

a Delaware limited liability company,

its managing member

By:	Henry Hudson Senior Mezz LLC,

a Delaware limited liability company,

its managing member

By:	Morgans Group LLC,

a Delaware limited liability company,

its managing member

By:	Morgans Hotel Group Co.,

a Delaware corporation,

its managing member

By:	/s/ Richard Szymanski
Name:	Richard Szymanksi
Title:	Chief Financial Officer

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

58th STREET BAR COMPANY LLC,

a Delaware limited liability company

By:	Hudson Pledgor LLC,

a Delaware limited liability company,

its managing member

By:	Henry Hudson Holdings LLC,

a Delaware limited liability company,

its managing member

By:	Henry Hudson Senior Mezz LLC,

a Delaware limited liability company,

its managing member

By:	Morgans Group LLC,

a Delaware limited liability company,

its managing member

By:	Morgans Hotel Group Co.,

a Delaware corporation,

its managing member

By:	/s/ Richard Szymanski
Name:	Richard Szymanksi
Title:	Chief Financial Officer